Exhibit 10.6

EXECUTION VERSION

LEASE

between

WFP TOWER D CO. L.P.,

as Landlord,

and

OLAPIC, INC.,

as Tenant,

Dated as of October 8, 2015

Premises:

Brookfield Place

250 Vesey Street

New York, New York 10281

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS

A	Description of Land
B	Floor Plan of Premises
C	Rules and Regulations
D	Alterations Rules and Regulations
E	HVAC Specifications
F	Standard Cleaning Specifications
G	Form of Letter of Credit
H	Approved Local Unions
I	Terrace

TERM	SECTION NUMBER

INDEX OF DEFINED TERMS

25% Casualty	22.03(a)

AAA	4.05(c)(ii)
ADA	11.01(b)
Additional Rent	3.02
Affiliate	1.01
Alterations	14.01
Arbiter	4.05(c)(ii)
Assignment Profit	10.12(a)(i)
Available Electric Capacity	5.04

Bankruptcy Code	1.01
Base Lease Year Statement	4.05
Base Operating Amount	1.01
Base PILOT Amount	1.01
Base Rent	3.01
Benefits	32.11
BID Charges	1.01
Building	Preamble
Building Standard Rate	1.01
Building Systems	1.01
Business Days	17.01(a)(i)
Business Hours	17.01(a)(i)

Casualty	22.01
Casualty Restoration Period	22.03(a)
Central Plant	1.01
Commencement Date	2.04
Communications	31.01
Condemnation	23.01
Consumer Price Index	1.01
Contractor	11.03(b)
CPI	1.01
Curing Party	19.01

Decorative Alterations	14.01
Default Interest Charge	3.04
Default Rate	3.04
Deficiency	20.04(e)
Depositary	12.06(b)
Desk Space	10.01(c)(ii)

Electricity Billing Period	5.01(b)

TERM	SECTION NUMBER

Embargoed Person	27.01
Energy Star Rating System	4.01(a)
Estimate Notice	22.03(a)
Estimator	22.03(a)
Event of Default	20.01
Expiration Date	1.01
Extra Personnel	1.01

Fair Market Rent	33.02(c)

GAAP	4.01(a)(xii)
Governmental Authority	1.01
Green CapEx	4.01(a)
Green Globes™-CIEB	4.01(a)
Ground Lease	1.01
Ground Lessor	1.01
Ground Rents	1.01

Hazardous Materials	11.04
Holidays	17.01(a)(i)
HVAC	17.01(a)

Indemnified Parties	26.01
Indemnified Party	26.01
Initial Meeting	33.02(e)(ii)
Insurance Requirements	1.01
Issuing Bank	29.01
Issuing Bank Criteria	29.01

Land	Preamble
Landlord	Preamble
Landlord’s Average Cost Per Kilowatt Hour	1.01
Landlord’s Benefits Cooperation	32.11(a)
Landlord’s Determination	33.02(d)
Landlord’s PILOT Reconciliation Notice	4.06(b)
Landlord’s Restoration Work	22.01
Late Charge	3.04(b)
Lease	Preamble
Lease Year	1.01
Leasehold Improvements	1.01
LEED	4.01(a)
Legal Requirements	11.01(b)
Letter of Credit	29.01
List	27.01

TERM	SECTION NUMBER

Material Alteration	14.01

Net Worth Test	10.01(b)
New Tenant	28.02(a)(ii)
Non-Renewal Notice	29.01

OFAC	27.01(a)
Operating Estimate	4.04
Operating Expenses	4.01
Operating Share Denominator	1.01
Operating Statement	4.05

Partnership Event	10.01(a)
Payment Date	3.01
Permitted License Agreements	10.01(c)(ii)
Permitted Occupants	10.01(c)(i)
Person	1.01
PILOT	1.01
PILOT Charges	1.01
PILOT Share Denominator	1.01
PILOT Statement	4.06(b)
PILOT Year	1.01
Port Authority Easement Agreement	1.01
Premises	1.01
Prime Rate	1.01
Prohibited Person	27.01(b)
Prohibited Uses	6.02
Project	1.01
Project Operating Agreement	1.01
Project Operating Charges	1.01
Property Manager	1.01

Real Property	Preamble
Records	4.05(c)
REIT	32.10
Renewal Notice	33.01(b)
Renewal Option	33.01
Renewal Term	33.01
Rent	3.03
Rent Commencement Date	1.01
Rent Notice	33.02(d)
Rentable Square Feet	1.01
Rentable Square Feet of the Premises	1.01
Rentable Square Foot	1.01
Rentable Square Footage	1.01

TERM	SECTION NUMBER

Restoration Funds	22.06(b)(i)
Revocation Notice	10.01(c)(xii)
Rules and Regulations	13.01

Security Deposit	29.01
Service Provider	32.10
Site Manager	1.01
Specialty Alterations	14.07
Specified Restoration Work	22.01
Subject to CPI Adjustment	1.01
Subleasing Profit	10.12(a)(ii)
Subtenant	10.03
Successor Entity	10.01(b)
Successor Landlord	8.01(a)
Superior Instrument	8.01(e)
Superior Interest	8.01(e)
Superior Lease	8.01(a)
Superior Lessor	8.01(a)
Superior Mortgage	8.01(a)
Superior Mortgagee	8.01(a)
Superior Party	8.01(e)

Tenant	1, 1.01
Tenant Entities	26.04
Tenant’s CPA	4.05(c)(i)
Tenant’s Determination	33.02(d)
Tenant’s Electricity Bill	5.01(b)
Tenant’s Electricity Costs	1.01
Tenant’s Electricity Payment	5.01(b)
Tenant’s Notice	33.02(d)
Tenant’s Offer Notice	10.08
Tenant’s Operating Payment	4.03
Tenant’s Operating Share	1.01
Tenant’s PILOT Payment	4.06
Tenant’s PILOT Share	1.01
Tenant’s Property	15.02
Tenant’s Restoration Work	22.01
Tenant’s Specialty Alterations Notice	14.07
Tenant’s Statement	4.05(c)(ii)
Tenant’s Submeters	1.01
Term	2.02
Terrace	34.01(a)
Transfer Notice	10.09

Unavoidable Delays	1.01
Untenantable	17.03(b)

Zoning Resolution	1.01

x

LEASE (this “Lease”), dated as of October 8, 2015 between WFP TOWER D CO. L.P., a New York limited partnership, having an office c/o Brookfield Financial Properties, L.P., 250 Vesey Street, 15th Floor, New York, New York 10281-1023 (“Landlord”), and OLAPIC, INC., a Delaware corporation, having an office at 151 West 25th Street, New York, New York 10001 (“Tenant”).

TO  W I T N E S S  T H A T:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 250 Vesey Street, New York, New York (which building, together with all additions and replacements thereto, is referred to herein as the “Building”) on the land more particularly described in Exhibit A (which land, together with the exclusive easements appurtenant thereto, is referred to herein as the “Land”; the Land and the Building and the plaza, the esplanade, all entranceways, access and egress points, sidewalks and curbs adjacent thereto or servicing the Land and the Building are collectively called the “Real Property”);

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

TERMS AND DEFINITIONS

Section 1.01 Defined Terms. As used herein, the following terms shall have the respective meanings set forth below:

“Affiliate”, when used with respect to any Person, means a Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of the foregoing definition, “control” (including “controlled by” and “under common control with”), (i) when used with respect to a Person that is a corporation, shall be deemed to exist by reason of ownership of more than 50% in voting points of all classes of authorized and outstanding voting stock of a corporation, and (ii) when used with respect to a Person that is a partnership, limited liability company, tenancy-in-common or other business entity, more than 50% of all of the legal and equitable interests in a partnership, limited liability company, tenancy-in-common or other business entity (determined without regard to cash flow preferences and similar items), or, in each case, having the power to direct or cause the direction of the day-to-day management of such entity.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Base Operating Amount” means the sum of (i) one half of the Operating Expenses for the 2015 calendar year and (ii) one half of the Operating Expenses for the 2016 calendar year.

“Base PILOT Amount” PILOT Charges (excluding amounts described in clauses (ii) and (iii) of the definition of PILOT Charges) for the PILOT Year commencing on July 1, 2015 and ending on June 30, 2016.

“BID Charges” means (i) business improvement district charges and any similar charges imposed on the Building and/or the Land and/or the Project, and (ii) any customary expenses incurred by Landlord in contesting the same, which expenses shall be allocated to the PILOT Year to which such expenses relate. Expenses incurred in contesting BID Charges shall be those customarily incurred by landlords of first class office buildings in downtown Manhattan. BID Charges shall not include any component of Operating Expenses.

“Building Standard Rate” means the rate generally charged by Landlord at the time in question to tenants in the Building for a particular service, as such rate may be increased and/or decreased from time to time by Landlord in its sole and absolute discretion.

“Building Systems” means the systems servicing the Building (excluding distribution thereof within the Premises), including, without limitation, life safety (including Class E and emergency generator serving the Building); base Building HVAC; base Building electric; base Building plumbing and standpipes; base Building management systems; and service elevators and passenger elevators.

“Central Plant” means the central facility for the (i) production and distribution of condenser/chilled water to the Project, and (ii) distribution of steam to the Project.

“Consumer Price Index” or “CPI” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. — Northern N.J.- Long Island, NY-NJ-CT-PA, All Items (1982–84 = 100), or any successor index thereto, appropriately adjusted. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then whenever the determination of a Consumer Price Index figure is called for herein, the Consumer Price Index shall be converted in accordance with the conversion factors published by the United States Department of Labor, Bureau of Labor Statistics, or, if such Bureau shall not publish the same, as the same may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information reasonably satisfactory to Landlord and Tenant. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as the Landlord shall reasonably designate shall be substituted for the Consumer Price Index.

“Expiration Date” means 11:59 p.m. on the day preceding the 10th anniversary of the Rent Commencement Date, as such date may be extended pursuant to the Renewal Option or such earlier date on which this Lease may be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

“Extra Personnel” means operating engineers, elevator operators and mechanics, loading dock guards, master mechanics, maintenance mechanics, teamster foremen, dockmasters, electricians, security personnel and other support personnel in each case contracted for or employed by or on behalf of Landlord.

“Governmental Authority” means the United States of America, the State of New York, New York City and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property, the Premises or any portions thereof.

“Ground Lease” means that certain Agreement of Severance Lease, dated as of June 15, 1983 between Ground Lessor and Olympia & York Battery Park Company, a memorandum of which was recorded in the Office of the Register of New York City, New York County, on June 20, 1983, in Reel 696 at Page 507; which lease was assigned by Olympia & York Battery Park Company to Olympia & York Tower D Company pursuant to that certain Assignment and Assumption of Severance Lease, dated as of October 7, 1983, as such lease may be amended from time to time.

“Ground Lessor” means Battery Park City Authority or its successor under the Ground Lease.

“Ground Rents” means, collectively, (i) the annual sums of base rent payable by Landlord as tenant under Section 3.01 of the Ground Lease, and (ii) the annual sums, if any, of percentage rent, retail rent and other rent payable with respect to the Project by Landlord, as tenant, under, respectively, Sections 3.04 and 3.05 of the Ground Lease.

“Insurance Requirements” means the conditions and requirements of any insurance policy affecting the Real Property or any portion thereof and the rules, regulations, orders and other requirements of the New York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the Premises, whether now or hereafter in force.

“Landlord’s Average Cost Per Kilowatt Hour” means an amount equal to the quotient obtained by dividing (i) the actual total dollar amount billed by the electrical provider(s) servicing the Building for the relevant Electricity Billing Period (including any taxes, fuel rate adjustments, demand charges and surcharges, but excluding any interest and penalties for late payment, and less any credits, rebates, discounts or refunds actually received by Landlord), by (ii) the total kilowatt hours of electricity used at the Building for such billing period determined by reference to the meter or meters measuring the same, carried to 6 decimal places.

“Lease Year” means each calendar year that shall include any part of the Term.

“Leasehold Improvements” means all leasehold improvements, Alterations and fixtures attached to or built into the Premises, including those installed by or on behalf of Tenant in connection with its build-out and all Alterations made by or on behalf of Tenant outside the Premises on the Real Property (including any equipment and cabling placed or installed by or on behalf of Tenant outside the Premises on the Real Property). Notwithstanding anything contained in this definition of “Leasehold Improvements” to the contrary, the term “Leasehold Improvements” shall specifically exclude Tenant’s Property.

“Operating Share Denominator” has the meaning set forth in this Section 1.01 in the definition of “Rentable Square Feet of the Premises”.

“Person” means and includes, (a) with respect to Article 10, an individual, corporation, partnership, limited liability company or limited liability partnership and (b) with respect to all other Sections of this Lease, an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department, authority or agency thereof.

“PILOT Charges” means (i) any and all “Payments in Lieu of Taxes” payable by Landlord to the Ground Lessor under the Ground Lease or the City of New York thereunder, as such term is defined in the Project Operating Agreement (“PILOT”), (ii) any and all BID Charges, and (iii) any out-of-pocket expenses incurred by Landlord in contesting the assessed value of the Real Property (which expenses shall be those customarily incurred by landlords of first class office buildings in downtown Manhattan), which expenses shall be allocated to the PILOT Year to which such expenses relate. PILOT Charges shall not include any interest or penalties payable by Landlord by reason of the failure timely to pay amounts described in clauses (i) and (ii) above.

“PILOT Share Denominator” has the meaning set forth in this Section 1.01 in the definition of “Rentable Square Feet of the Premises”.

“PILOT Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term.

“Port Authority Easement Agreement” means the Port Authority Easement Agreement, dated as of September 1, 1981, among the Port Authority, the Port Authority Trans- Hudson Corporation, BPC Development Corporation and Ground Lessor, recorded on October 27, 1981, in Reel 589, Page 868, in the Office of the Register of New York City (New York County), as amended by Amendment to Easement Agreement dated as of February 8, 1982, Second Amendment to Easement Agreement dated as of January 20, 1984, Third Amendment to Easement Agreement dated as of March 26, 2001, and as the same may be further amended from time to time.

“Premises” means a portion of the rentable area of the 4th floor of the Building, substantially as shown on the floor plans annexed hereto as Exhibit B.

“Prime Rate” means the average, at the time in question, of the rates announced as their respective prime commercial lending rates by Citibank, N.A. and JPMorgan Chase & Co. or their respective successors, and if such prime rates shall cease to be so announced by either or both of such banks, then the term “Prime Rate” means the prime commercial lending rate for large commercial banks reported in The Wall Street Journal. Any interest payable with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated with respect to the actual number of days elapsed on the basis of a 365-day year. If (i) such prime commercial lending rates shall cease to be so announced by either or both of such banks, and (ii) The Wall Street Journal does not report the prime commercial lending rate for large commercial banks, then, the term “Prime Rate” means a rate, reasonably determined by Landlord, from time to time, to be comparable to the rate that had formerly constituted the “Prime Rate” hereunder.

“Project” means the “Brookfield Place” project of which the Building is a part, which comprises, inter alia, 200 Liberty Street, 225 Liberty Street, 200 Vesey Street and 250

Vesey Street, as well as the Winter Garden, any pedestrian bridges and entranceways, access and egress points, sidewalks and curbs, and the plaza and esplanade adjacent to the North Cove, and any and all future additions and replacements thereto.

“Project Operating Agreement” means the Project Operating Agreement dated as of June 15, 1983 among Battery Park City Authority, Olympia & York Battery Park Company and Shearson/American Express, Inc., American Express Company, American Express International Banking Corporation and American Express Travel Related Services Company, Inc., which agreement was recorded in the Office of the Register of the City of New York, New York County on June 20, 1983 in Reel 696, Page 597, as amended and as assigned from time to time.

“Project Operating Charges” means, for any period, the amounts payable for such period by Landlord, as lessee under the Ground Lease, pursuant to the Project Operating Agreement.

“Property Manager” means Brookfield Financial Properties, L.P. or any successor manager of the Building.

“Rent Commencement Date” means the 91st day after the Commencement Date.

“Rentable Square Feet of the Premises” means for all purposes under this Lease 17,895 Rentable Square Feet. Tenant hereby acknowledges that it has independently determined the useable and rentable areas being leased hereunder, that no representation, express or implied, has been or is being made by Landlord with respect to square footage (rentable or otherwise) contained in the Premises and that the term “Rentable Square Footage”, “Rentable Square Foot” or “Rentable Square Feet” is being defined and employed herein only for purposes of making certain Rent calculations in the express manner set forth herein. Landlord and Tenant agree that the Building is conclusively deemed to contain 1,704,961 rentable square feet for the purpose of calculating Tenant’s Operating Share (the “Operating Share Denominator”) and 1,802,160 rentable square feet for the purpose of calculating Tenant’s PILOT Share (the “PILOT Share Denominator”).

“Site Manager” means the manager of those areas for which Landlord or its Affiliates is responsible pursuant to the Project Operating Agreement.

“Subject to CPI Adjustment”, with reference to a specified amount, means the specified amount, multiplied by a fraction, the numerator of which shall be the Consumer Price Index for the calendar month preceding the date on which such amount is to be adjusted under the provision in question, and the denominator of which is the Consumer Price Index in effect on the date of this Lease.

“Tenant” means the Person named as Tenant on the cover page and in the introductory paragraph hereof, and any successor and assign thereof (provided that nothing in this definition shall be construed as permitting any assignment or subletting or any other transfer otherwise prohibited by the terms of this Lease).

“Tenant’s Electricity Costs” means an amount equal to (i) Landlord’s Average Cost Per Kilowatt Hour for any relevant billing period, multiplied by (ii) the total kilowatt hours of electricity used in the Premises during such billing period, as measured by Tenant’s Submeters.

“Tenant’s Operating Share” for the Premises means 1.0496%.

“Tenant’s PILOT Share” for the Premises means 0.9930%.

“Tenant’s Submeters” means the electric submeters currently installed throughout the Premises, if any, for purposes of measuring only the electricity provided to the Premises, which shall be in good working order on the Commencement Date, and any additional electric submeters which may be installed in accordance with Section 5.02(a).

“Unavoidable Delays” means delays incurred by Landlord or Tenant, as applicable, due to strikes, labor troubles, acts of God, enemy action, acts of terrorism, bioterrorism (e.g., the release or threatened release of an airborne agent that may adversely affect the Real Property or any portion thereof including the Building or its occupants), civil commotion, unavailability of materials and supplies, fire or other casualty, or any event or circumstance whatsoever reasonably beyond Landlord’s or Tenant’s control, as applicable, whether similar or dissimilar, including, but not limited to, any governmental preemption in connection with an emergency, any Legal Requirements, Insurance Requirements, or Landlord’s inability to act due to any requirement of a Superior Instrument or due to a Superior Party’s actions despite, in each case, Landlord’s reasonable efforts so to act. Without limiting the foregoing, the following shall be deemed to be reasonably beyond Landlord’s or Tenant’s control, as applicable:

(i) lack of access to the Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(ii) any event or circumstance outside the Building; or

(iii) reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);

An Unavoidable Delay shall not include the insolvency or financial condition of Landlord or Tenant, as applicable.

“Zoning Resolution” means the Zoning Resolution of the City of New York effective December 15, 1961, as amended.

Section 1.02 General Terms. (a) The terms “hereof,” “herein” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole (including the annexed Exhibits), and not to any particular Article, Section, Exhibit or provision, unless expressly so stated.

(b) All words or terms used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender, as the context may require.

(c) Wherever the word “including” appears in this Lease without the word “not” preceding it and without the phrase “but not limited to” or “without limitation” or a phrase having a similar meaning following it, it shall be deemed that the phrase “but not limited to” shall appear immediately following the word “including”. Likewise, wherever the word “include” appears in this Lease, in a similar grammatical context, without the word “not” preceding it and without the phrase “but not limited to” or “without limitation” or a phrase having a similar meaning following it, it shall be deemed to be followed by the phrase “but not be limited to” or “without limitation”.

ARTICLE 2

PREMISES; TERM

Section 2.01 Premises Demised. Landlord hereby demises to Tenant, and Tenant hereby hires and leases from Landlord, the Premises upon and subject to all of the terms, covenants, rentals and conditions provided for herein.

Section 2.02 Term. This Lease shall have a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date.

Section 2.03 Delivery of the Premises. Landlord shall deliver, and Tenant shall accept, possession of the Premises on the Commencement Date vacant, free of tenancies, broom clean and in its then “as is” condition and Landlord shall not be required to perform any work, to pay any allowance or any other amount or to render any services to make the Premises ready for Tenant’s use and occupancy or to provide any abatement of Base Rent or Additional Rent as a condition to the commencement of the Term or otherwise; provided, that, the Building Systems servicing the Premises, including the distribution portions thereof within the Premises, shall be in good working order on the Commencement Date.

Section 2.04 Commencement Date. “Commencement Date” means the date of this Lease. Landlord shall be deemed to have delivered possession of the Premises and Tenant shall be deemed to have accepted possession of the Premises from Landlord on the Commencement Date.

ARTICLE 3

RENT

Section 3.01 Base Rent. (a) Tenant shall pay to Landlord with respect to the Premises, base rent (the “Base Rent”) at the following annual rates in equal monthly installments in advance, commencing on the Rent Commencement Date and thereafter on the first day of each and every month during the Term (a “Payment Date”), except that Tenant shall pay, upon execution and delivery of this Lease by Tenant, the first full monthly installment of Base Rent:

(i) from the Rent Commencement Date to the last day of the month in which the day preceding the 5th anniversary of the Rent Commencement Date occurs, at the rate of $1,055,805.00 per annum, payable in 12 equal monthly installments of $87,983.75; and

(ii) from the 5th anniversary of the Rent Commencement Date to the Expiration Date, at the rate of $1,145,280.00 per annum, payable in 12 equal monthly installments of $95,440.00.

During the Renewal Term, the Base Rent shall be the amount provided therefor in Article 33. If the day on which Base Rent is payable is a Saturday or Sunday, or a Holiday on which the banks in New York City are closed, Base Rent shall be due and payable on the next immediately succeeding day on which such banks are open.

(b) Tenant shall pay all Rent as the same shall become due and payable under this Lease (i) in the case of Base Rent and recurring Additional Rent, by wire transfer of immediately available federal funds or ACH transfer to an account as directed by Landlord, and (ii) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a bank that clears through the Clearing House Payments Company L.L.C., in each case at the times provided herein and except as expressly set forth in this Lease, without notice or demand and, except as expressly set forth in this Lease, without set-off, deduction or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at its office in the United States or such other place in the United States as Landlord may from time to time designate. Tenant shall not be in default of Tenant’s obligation to pay any such Base Rent and Additional Rent if and for so long as Tenant shall timely comply with Landlord’s wire instructions or ACH instructions (which instructions Landlord shall provide to Tenant prior to the date on which the first installment of Base Rent shall be due and payable) in connection with such payments. Accordingly, if Tenant shall have timely complied with Landlord’s instructions pertaining to a wire or ACH transfer, but the funds shall thereafter have been misdirected or not accounted for properly by the recipient bank designated by Landlord, then the same shall not relieve Tenant of its obligation to make the payment so wired or transferred, but shall toll the due date for such payment until the wired or transferred funds shall have been located. Except to the extent specifically otherwise provided, all bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within 90 days after receipt of same, Tenant notifies Landlord that it is disputing the same.

(c) The parties acknowledge that this Lease has been structured so that the Base Rent (and only the Base Rent) is abated during the period commencing on the Commencement Date and ending on the day immediately preceding the Rent Commencement Date.

Section 3.02 Additional Rent. All amounts other than Base Rent required under this Lease to be paid by Tenant, including Tenant’s Operating Payment, PILOT Charges, Tenant’s

Electricity Costs and any fine, penalty or interest that may be imposed for nonpayment or late payment thereof, shall constitute additional rent (“Additional Rent”) and shall be paid when due in accordance with the terms of this Lease, without any abatement or set-off (except as may be specifically provided in this Lease), deduction or counterclaim. Unless another due date or time period is provided in this Lease, Additional Rent shall be paid by Tenant to Landlord within 30 days after a statement from Landlord is delivered to Tenant that such Additional Rent is due. If Tenant shall fail to pay any Additional Rent when the same shall be due and payable in accordance with the terms hereof, Landlord shall have all rights, powers and remedies with respect hereto as are provided herein or by law in the case of nonpayment of any Base Rent.

Section 3.03 Survival of Rent Obligation. Tenant’s obligation to pay Base Rent and Additional Rent (collectively, “Rent”), and Landlord’s obligation to refund any overpayment of Rent, as provided in this Lease, shall survive the expiration or earlier termination of this Lease.

Section 3.04 Default Interest Charge/Late Charge. (a) If any payment of Rent (which term, for purposes of this Section 3.04 only, shall exclude any charges imposed under this Section 3.04) is not paid (a) on the due date specified therefor in this Lease, or (b) if no due date is specified but a number of days is expressly provided within which the item of Rent in question shall be paid, within such number of days, or (c) if no due date or number of days for payment is set forth in this Lease with respect to the item of Rent in question, within 30 days after the date upon which demand therefor is made, then interest (the “Default Interest Charge”) on the sums so overdue at an annual rate (the “Default Rate”) equal to the lesser of (i) the highest rate permitted by law, and (ii) 4% in excess of the Prime Rate, for the period from the day following the date or period referred to in clause (a), (b) or (c) (whichever is applicable) to the date of actual payment, shall become due and payable to Landlord by Tenant after demand. In calculating the Default Interest Charge, the Default Rate shall accrue from the date such item of Rent was due (without regard to any grace period set forth in this Section 3.04), to and including the date of payment.

(b) If Tenant shall fail to make any payment of Rent for a period longer than 5 days after receipt of notice from Landlord that same shall have not been paid when due, then Tenant shall pay to Landlord, in addition to such payment of Rent and in addition to the Default Interest Charge payable by Tenant pursuant to Section 3.04(a), a sum (the “Late Charge”) equal to 3% of the amount unpaid for the administrative costs and expenses incurred by Landlord by reason of Tenant’s failure to make prompt payment.

(c) No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay any Default Interest Charge or Late Charge shall constitute a waiver by Landlord of its right to enforce the provisions of this Section 3.04 in any instance thereafter occurring. The provisions of this Section 3.04 shall not be construed in any way to extend any grace periods or notice periods or limit any remedies of Landlord that may be provided for in Article 20.

Section 3.05 Payment of Lesser Amount. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct amount of any Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law.

Section 3.06 Legal Rent Restrictions. If any portion of the Rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any rent control or similar act or law enacted by a Governmental Authority, Tenant shall enter into such agreements and take such other steps (without any additional expense or liability to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction during the Term, (a) the Rent in question shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to the amount of the Rent in question which would have been paid pursuant to this Lease but was not paid due to such legal rent restriction together with interest on such amount at the Prime Rate from the date the Rent in question would have been paid to the date on which such amount is paid.

ARTICLE 4

OPERATING EXPENSES; PILOT

Section 4.01 Operating Expenses. (a) “Operating Expenses” means, subject to the limitations hereinafter set forth, all costs and expenses (and taxes thereon, if any, provided that such taxes, or any portion thereof, shall not be included within PILOT Charges) paid or incurred by Landlord or on behalf of Landlord, without duplication, in respect of the operation, cleaning, repair, replacement, safety (including fire safety), management, security and maintenance of the Real Property and to the extent set forth below, the Project, and the services provided to occupants of the Building computed using the accrual method of accounting, including, without limitation:

(i) salaries, wages, bonuses and termination payments as required by any union contracts paid to, and the cost of any hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), any pension, retirement or life insurance plans and other benefits or similar expenses relating to, the Building manager, his staff and other employees of Landlord or its Affiliates (including that portion of the salary, benefits and wages of the Site Manager that are properly allocable to the Building);

(ii) social security, unemployment and other payroll taxes, and the cost of providing disability and workers’ compensation coverage imposed by any Legal Requirements, union contract or otherwise with respect to said employees;

(iii) the cost of electricity (other than that furnished to space occupied or available to be occupied by tenants or other occupants of rentable areas in the Building), gas, hot water for heating, steam, water, chilled water, air conditioning and other fuel and utilities furnished to all tenants in reasonably proportionate amounts without express cost to such tenants or other occupants or furnished to the Real Property (or any common area thereof);

(iv) the cost of casualty, rent, liability, fidelity and any other insurance required to be carried by Landlord under the Ground Lease and such other insurance (of a type customary for real property similar to the Real Property) as Landlord carries or hereafter carries with respect to the Real Property, as reasonably allocated to the Real Property by Landlord in accordance with its current practices;

(v) the cost of maintenance and painting common areas of the Building (but not any space occupied by tenants or available for occupancy by tenants);

(vi) the cost or rental of all building and cleaning supplies, tools, materials and equipment;

(vii) the cost of uniforms, work clothes and dry cleaning for Building employees and personnel at and below the grade of Building manager;

(viii) the costs and expenses attributable to window cleaning, concierge, security and fire safety personnel, services or systems;

(ix) charges of independent contractors rendering services or materials to the extent relating to the operations of the Real Property;

(x) telephone and stationery to the extent related to the operation of the Real Property;

(xi) legal, accounting and other professional fees and disbursements (including those incurred in the calculation and collection of Tenant’s Operating Payments, PILOT Charges and electricity payments owed by tenants pursuant to provisions comparable to Article 5 and in the enforcement of the Ground Lease on behalf of tenants generally of the Building); provided, that such fees and disbursements shall not be included to the extent that they are incurred by Landlord in connection with disputes with tenants or other occupants of the Building, including, without limitation, disputes related to the calculation of escalation payments similar in nature to the escalation rent payable hereunder, or the enforcement of leases, licenses or other occupancy agreements;

(xii) (A) Project Operating Charges with respect to the Project (without regard to any of the exclusions set forth in Section 4.01(b) other than clauses (15) and (30) thereof), less any reimbursements received by or credited to Landlord under the terms of the Project Operating Agreement (to the extent the reimbursed or credited amounts were included in Operating Expenses for any Lease Year); provided, that any costs included in Project Operating Charges that are required to be capitalized in accordance with generally accepted accounting principles consistently applied (“GAAP”) may only be included in Operating Expenses if and to the extent that such costs would be includable in Operating Expenses under Section 4.01(a)(xiv) below if such costs had been incurred by Landlord, and (B) any other expenses incurred by Landlord in respect of the Project with the agreement of the Management Committee (as such term is defined in the Project Operating Agreement) or the members thereof;

(xiii) the cost of common area decorations in the Building (except to the extent set forth in Section 4.01(b)(29));

(xiv) the cost of all alterations, repairs, replacements and/or improvements made at any time by or on behalf of Landlord, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if in accordance with GAAP, any of the costs referred to in this clause (xiv) are required to be capitalized, then, except as provided in the last paragraph of this Section 4.01(a) with respect to Green CapEx, such costs shall not be included in Operating Expenses unless they are incurred on or after January 1, 2017, and (I) are required by any Legal Requirements or Insurance Requirements (x) hereafter enacted or hereafter first becoming applicable to the Real Property, or (y) currently in effect or applicable to the Real Property for which periodic or cyclical compliance may continue to be required from and after the date of this Lease or (II) are intended to reduce expenses that would otherwise be included in Operating Expenses, in which event the cost thereof, together with interest thereon at (A) if Landlord did not finance same, the Prime Rate in effect on December 31 of the Lease Year in which such costs were incurred or (B) the actual costs incurred by Landlord to finance such alterations, repairs, replacements and/or improvements shall be amortized and included in Operating Expenses over the useful life of the item in question, as reasonably determined by Landlord in accordance with GAAP. The annual amortized amount so included in Operating Expenses for any year on account of such capital improvements or capital items which are intended to reduce Operating Expenses, as described in clause (II) of this clause (xiv), shall not exceed Landlord’s reasonable calculation of the annual savings in Operating Expenses that such improvements or items were designed to achieve;

(xv) costs and expenses allocated by Landlord to areas in the Project that are used for Building management offices, storage areas, workshops or similar purposes, provided, that such costs are for the purpose of managing the Building and provided further, that such rent shall not exceed the then fair market rental value for any such space (based upon recently completed transactions in the Building) and that the amount of space allocated for the Building management office shall not exceed 4,500 rentable square feet;

(xvi) levies and assessments, fees, dues, and other similar or like charges paid to civic or other real estate organizations;

(xvii) all other costs and expenses properly allocated by Landlord to the operation, cleaning, repair, replacement, safety (including fire safety), management, security and maintenance of the Land and Building and the entranceways, access and egress points, sidewalks, curbs, plazas and other areas forming a part of or adjoining or servicing the Land and the Building, in accordance with the standards applicable to a first-class office building in downtown Manhattan; and

(xviii) management fees; provided, that if Landlord or an Affiliate of Landlord is the Property Manager then the annual management fee shall be equal to 3% of gross revenues derived from the Building.

In addition to the foregoing Operating Expenses, the term “Operating Expenses” shall also include all costs incurred for any of the following: (i) all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Building, the Real Property or any part thereof which is designed, renovated, modified, upgraded and/or built to be sustainable and conform with the U.S. Environmental Protection Agency’s Energy Star ® rating system and/or Design to Earn Energy Star 71 (“Energy Star Rating System”), the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (“Green Globes™-CIEB”) standards, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system, or any similar program or rating system of any successor to any of the foregoing entities or of any federal, state or municipal governmental or quasi-governmental authority; (ii) all costs of applying, reporting and commissioning the Building, the Real Property or any part thereof to seek certification under the Energy Star Rating system, Green Globes™-CIEB, LEED rating system, or other similar rating system; and (iii) all costs of alterations, installations, improvements, replacements, repairs and equipment whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease incurred (x) in connection with any of the foregoing or (y) to contribute to the slowing of global warming, the lowering of the Building’s or the Real Property’s carbon footprint or the saving of energy consumed in the Building and/or the Real Property (whether such saving is of tenant electricity or base Building or Real Property energy) or (z) to comply with any Legal Requirements which are intended to lower the Building’s or the Real Property’s carbon footprint or save energy; provided, that if under GAAP, any of the costs referred to in this clause are incurred after calendar year 2016 and required to be capitalized (“Green CapEx”), then such Green CapEx, together with interest thereon at the Prime Rate in effect as of December 31 of the year in which such expenditure is made, shall be amortized or depreciated, as the case may be, over a period of time which shall be the shorter of: (I) the useful life of the item in question, as reasonably determined by Landlord; or (II) 5 years; provided, that with respect to any Green CapEx capital improvement and/or any machinery or equipment which is made or becomes operational, as the case may be, after calendar year 2016, and which has the effect of reducing the expenses which otherwise would be included in Operating Expenses, the amount included in Operating Expenses in any Lease Year until such Green CapEx has been fully amortized or depreciated, as the case may be, shall be an amount equal to the amortization or depreciation, as the case may be, of such Green CapEx, which is included in Operating Expenses pursuant to the foregoing provisions in this clause.

(b) Notwithstanding anything contained to the contrary in Section 4.01(a), “Operating Expenses” shall exclude or have deducted from them, as applicable:

(1) salaries, wages, compensation and benefits of: (a) any employee (whether paid by Landlord or the Property Manager): (x) above the grade of Building manager or similarly designated on-site individual who has responsibility for the management of the Building (except that that portion of the salary, benefits and wages of the Site Manager which is properly allocable to the Building shall be included in Operating Expenses), or (y) who does not devote substantially all of his or her time to the Building, unless such wages, salaries and benefits of any such employee at or below the grade of Building manager who does not devote substantially all of his/her time to the Building are equitably prorated to reflect a reasonable allocation of time spent on operating, managing or otherwise servicing the Building, (b) any officer, member or partner of Landlord or its affiliates, or (c) clerks, attendants or other persons or entities in commercial concessions, if any, operated by Landlord or any affiliate thereof;

(2) capital expenditures other than those permitted in clause (xiv) of Section 4.01(a);

(3) amounts received by Landlord (or would have been received had Landlord carried the required insurance) through proceeds of insurance or condemnation proceedings to the extent they are compensation for sums otherwise included in Operating Expenses;

(4) costs incurred in performing work for or furnishing services to any tenant or occupant of the Building, including any work or other allowance to any tenant for its installation, whether at such tenant’s or occupant’s or Landlord’s expense, to the extent that such work or services are in excess of any work or services that Landlord is obligated to perform for or furnish to Tenant at no extra cost to Tenant;

(5) depreciation, amortization and other non-cash charges, except as provided above in clause (2) of this Section 4.01(b);

(6) brokerage commissions, advertising and promotional expenses and legal or other fees and expenses incurred in leasing or attempting to lease any portion of the Building or incurred in any sale or attempted sale of the Building or any interest therein or any portion thereof;

(7) the cost of electricity furnished to Tenant pursuant to Article 5 and chilled water furnished to Tenant pursuant to Section 17.01, and the cost of electricity or chilled water furnished to any other tenant or other occupant under its lease or occupancy arrangements, to the extent separately paid for by such tenant or occupant for the operation of its own supplemental system;

(8) refinancing costs (including attorneys’ fees and disbursements), prepayment premiums and principal and interest payments and penalties in respect of any indebtedness, except as otherwise provided in this Section 4.01(b);

(9) any taxes or other amounts included in PILOT Charges;

(10) the cost of any item included in Section 4.01(a) above to the extent that Landlord has been reimbursed or is indemnified for such cost by a tenant or any other party, other than by payment of such tenant’s share under provisions comparable to this Article 4 (regardless of whether or not reimbursement is calculated over a base year);

(11) succession, gains, estate, recording, transfer, inheritance, excise, excess profits, occupancy or rent, gift, stamp, foreign ownership or control, income, franchise, capital, payroll (other than such taxes as are described in Section 4.01(a)(ii)) and doing-business taxes payable by Landlord or any charges and/or taxes which are payable by individual tenants;

(12) legal fees, brokerage commissions and other transaction costs and expenses incurred by Landlord in connection with a sale or transfer of its interest in the Building or the Real Property or in any Person or entity of whatever tier owning an interest therein;

(13) fees to any Affiliate of Landlord to the extent the same are in excess of market rates (subject, however, to Section 4.01(a)(xviii));

(14) costs of any repairs, replacements or modifications to the Building (A) to the extent Landlord is, or is entitled to be, reimbursed or compensated therefor by insurance proceeds or condemnation awards, or (B) for which Landlord would have been compensated by insurance had Landlord carried all the coverages required to be carried by Landlord under the Ground Lease;

(15) negligence payments owed by Landlord under the Project Operating Agreement (unless due to Tenant’s negligence in which event Tenant shall pay to Landlord 100% of such negligence payments); any late charges imposed under the Project Operating Agreement by reason of Landlord’s failure timely to comply with its obligations thereunder; and charges incurred in removing equitable liens properly imposed on the Real Property under Section 4.11(b) of the Project Operating Agreement by reason of Landlord’s failure to pay the amounts described in such Section 4.11(b), to the extent such charges exceed those that would otherwise have been payable absent such failure;

(16) arbitration, auditing and legal fees and expenses unrelated to the repair, replacement, safety, maintenance, management, operation, cleaning or security of the Building and unrelated to the preparation of statements required pursuant to additional rent or lease escalation provisions or required pursuant to the Ground Lease or Project Operating Agreement, including without limitation (for purposes of excluding the same) those related to the leasing of rentable space, tenant disputes, the prosecution or defense of any action involving any tenant at the Building, and the modification or extension of any mortgage or any ground, underlying or superior lease;

(17) Ground Rents and any rent, additional rent or other charge under any lease or sublease assumed, directly or indirectly, by Landlord (other than amounts which constitute a reimbursement to the ground lessor for items which would have been included in Operating Expenses under this Lease if the same were paid directly by Landlord);

(18) the cost of any judgment, settlement or arbitration award resulting from any tort liability, including without limitation, any deductible under any liability insurance policy and all related legal fees and disbursements;

(19) expenditures on account of Landlord’s acquisition or sale of any air rights or development rights, including related legal fees and disbursements;

(20) the cost of installing, operating and maintaining any communications or other dishes or antennas on the roof of the Building which are unrelated to the maintenance, management, operation and security of the Building or any specialty service or amenity such as an observatory, broadcasting facility, or club;

(21) the cost of enforcing any obligations of other tenants or occupants of the Building;

(22) the cost of any work or service performed for any facility other than the Real Property or any portion thereof;

(23) the cost of any expansions to the Building after the date hereof and any costs arising therefrom (including, without limitation, increased PILOT Charges and Operating Expenses, unless the Rentable Square Footage of such expansion is included in computing the denominator for purposes of Tenant’s Operating Share and/or Tenant’s PILOT Share, in which case such PILOT Charges and Operating Expenses shall be included therein;

(24) expenses (including, without limitation, attorneys’ fees and overtime pay) incurred in curing a default by Landlord under this Lease or any other lease of space in the Building, a contract for services at the Building, or under any mortgage or insurance policy affecting the Building to the extent that such expenses are greater than the expenses Landlord would have incurred had Landlord performed such obligation timely;

(25) any off-site general and administrative expenses not associated with the operation of the Real Property;

(26) any bad debt loss or rent loss;

(27) all costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Real Property;

(28) to the extent that any costs that are otherwise includable in Operating Expenses are incurred with respect to both the Real Property and other properties, there shall be excluded from Operating Expenses a fair and reasonable percentage thereof that is properly allocable to such other properties;

(29) costs to acquire works of fine art to the extent that such costs exceed the costs of decorative art work customarily found in first class office buildings in downtown Manhattan (but nothing contained herein shall be deemed to preclude Landlord from including as an Operating Expense the cost to clean, maintain and secure any such works of art);

(30) costs that would not have been incurred but for the gross negligence or willful misconduct of Landlord, Property Manager or either such party’s agents or employees;

(31) reserves of any kind (including reserves for bad debts or rent loss);

(32) any costs incurred in installing or owning any conference facilities, fitness centers, dining facilities or transportation services, unless such improvements are offered for use by tenants of the Building generally without the charge of a specific fee for such use;

(33) costs to comply with any hazardous substances or environmental laws, ordinances or regulations, or otherwise arising from or the presence of hazardous materials or substances in, about or below the Building or the Land, including, without limitation, hazardous substances in the groundwater or soil; other than in each case any such costs with respect to hazardous materials used in compliance with all applicable Legal Requirements in the ordinary course of operating and maintaining the Building, which costs may, subject to the other applicable provisions of this Section 4.01, be included in Operating Expenses;

(34) costs of any awards, judgments or settlements of damage claims paid by Landlord (or by any Person incurring any expenses with respect to the Project which are otherwise includable in Operating Expenses) resulting from any tort and the costs of Landlord in defending itself in any legal action filed against Landlord alleging any such liability including, without limitation, all related legal fees and disbursements under any general commercial liability insurance policy;

(35) costs of Landlord’s charitable or political contributions, except as otherwise permitted pursuant to clause (xvi) of Section 4.01(a);

(36) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar laws;

(37) interest, late fees, costs, fines, penalties, legal fees, or costs of litigation incurred due to the late payment of taxes, utility bills or other costs (including ground rents) incurred by Landlord’s failure to make such payments when due, except to the extent cause by the failure of Tenant to make a payment due hereunder in a timely fashion;

(38) any cost or expense, other than costs relating to the common areas of the Building, separately incurred in connection with the operation or maintenance of the parking garage in the Building or connected thereto, or compensation paid to parking clerks, attendants or similar persons (it being understood that, as reasonably determined by Landlord, (x) the costs of operating and maintaining the common areas adjoining such parking garage may be included in Operating Expenses and (y) costs incurred by Landlord for insurance and other costs which are incurred in connection with the parking garage together with the other portions of the Building (and not separately for such parking garage), shall not be excluded from Operating Expenses pursuant to this clause (38);

(39) expenses of relocating or moving any tenant(s) of the Building; and

(40) any costs, other than costs relating to the common areas of the Building, separately incurred in connection with any space in the Building devoted to retail operations (it being understood that, as reasonably determined by Landlord, (i) the costs of operating and maintaining the common areas adjoining such retail areas may be included in Operating Expenses and (ii) costs incurred by Landlord for insurance and other costs which are incurred in connection with the retail areas together with the other portions of the Building (and not separately for such retail areas), shall not be excluded from Operating Expenses pursuant to this clause (40));

Section 4.02 Adjustments to Operating Expenses. If during any Lease Year (including, without limitation, calendar years 2015 and 2016), (a) any space on or above the 3rd floor of the Building shall be vacant or unoccupied, and/or (b) the tenant or occupant of any space on or above the 3rd floor level of the Building undertook to perform work or services therein in lieu of having Landlord (or Landlord’s Affiliates) perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period shall be increased by an amount equal to the additional Operating Expenses that would reasonably have been incurred if such space had been occupied or if Landlord (or Landlord’s Affiliates) had performed such work or services, as the case may be.

Section 4.03 Operating Payment. For each Lease Year or portion thereof commencing on or after July 1, 2016, Tenant shall pay to Landlord in accordance with Sections 4.04, 4.05 and 4.07 below (“Tenant’s Operating Payment”), Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Lease Year exceed the Base Operating Amount.

Section 4.04 Estimates of Operating Payments. For each Lease Year or portion thereof commencing on or after January 1, 2016, Landlord may furnish to Tenant a written statement setting forth Landlord’s estimate of Tenant’s Operating Payment (an “Operating Estimate”) for such Lease Year. Tenant shall pay to Landlord on each Payment Date during each Lease Year from and after January 1, 2016, an amount equal to 1/12th of the Operating Estimate for such Lease Year. If Landlord has not furnished an Operating Estimate prior to the commencement of any such Lease Year, then (a) assuming an Operating Estimate had been furnished with respect to a previous Lease Year, until the first Payment Date following the month in which a current Operating Estimate is furnished to Tenant, Tenant shall pay to Landlord on each Payment Date an amount equal to the monthly sum payable by Tenant to Landlord under this Section 4.04 in respect of the last month of the preceding Lease Year; and (b) regardless of whether an Operating Statement had been previously furnished, promptly after an Operating Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the aggregate amount of the installments of Tenant’s Operating Payment previously made for such Lease Year (if any) is more or less than the aggregate amount of the installments of Tenant’s Operating Payment to be made for such Lease Year in accordance with such Operating Estimate; and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after delivery of such Operating Estimate, or (ii) if there shall have been an overpayment, Landlord shall either refund to Tenant the amount thereof within 30 days after the delivery of such Operating Estimate or credit Tenant against the next monthly installment of Rent with the amount of such excess; and (iii) on the first Payment Date following the month in which such Operating Estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Lease Year, Tenant shall pay to Landlord an amount equal to 1/12th of Tenant’s Operating Payment shown on such Operating Estimate. Landlord may at any time or from time to time furnish to Tenant a revised Operating Estimate and, in such case, Tenant’s Operating Payment for such Lease Year shall be adjusted and paid or refunded, as applicable, substantially in the same manner as provided in the preceding sentence. The rights and obligations of Landlord and Tenant with respect to any Additional Rent owed or to be refunded under this Section 4.04 shall survive the expiration or earlier termination of this Lease.

Section 4.05 Landlord’s Annual Operating Statement. (a) Within 180 days after the end of each Lease Year following Lease Year 2015, Landlord shall endeavor to furnish to Tenant Landlord’s statement in respect of Operating Expenses for such Lease Year (an “Operating Statement”). Within 180 days after the end of Lease Year 2016, Landlord shall endeavor to furnish to Tenant Landlord’s statement in respect of Operating Expenses for Lease Years 2015 and 2016 (the “Base Lease Year Statement”). If any Operating Statement shall show that the sums paid by Tenant under Section 4.04 exceeded Tenant’s Operating Payment owed for such Lease Year, Landlord shall either refund to Tenant the amount of such excess within 30 days after the delivery of such Operating Statement or credit Tenant against the next monthly installment of Rent with the amount of such excess. If any Operating Statement shall show that the sums so paid by Tenant were less than Tenant’s Operating Payment owed for such Lease Year, Tenant shall pay the amount of such deficiency within 30 days after the delivery of such Operating Statement. The rights and obligations of Landlord and Tenant with respect to any Additional Rent owed or to be refunded under this Section 4.05(a) shall survive the expiration or earlier termination of this Lease.

(b) Landlord’s failure to render an Operating Statement with respect to any Lease Year shall not prejudice Landlord’s right to thereafter render an Operating Statement with respect thereto or with respect to any subsequent Lease Year; provided, that if Landlord shall fail to render an Operating Statement to Tenant with respect to any Lease Year within 2 years after the end of such Lease Year, then (i) Landlord shall be deemed to have waived any further right to collect an underpayment by Tenant of Operating Expenses for such Lease Year (but in no event shall the foregoing relieve Landlord of its obligation to deliver an Operating Statement to Tenant or pay any excess owed to Tenant in accordance with this Section 4.05).

(c) (i) Tenant, upon notice given to Landlord within 180 days after Tenant’s receipt of the Base Lease Year Statement or an Operating Statement, as applicable, may elect to have Tenant’s designated (in such notice) auditor (who may be (x) an employee of Tenant or (y) an independent certified public accounting firm comprised of at least fifteen (15) members who shall be certified public accountants (“Tenant’s CPA”); provided, that Tenant’s CPA shall not be compensated in whole or in part on a contingency basis, and provided further, that Tenant’s CPA (or any of the members of such firm) shall not be, and shall not at any time during the Term have been, an Affiliate of, or an officer, director, principal, or employee of, the Property Manager or of Landlord) examine such of Landlord’s books and records (collectively, the “Records”) as are directly relevant to the Operating Expenses reflected in such Base Lease Year Statement or Operating Statement for a period not to exceed 60 days following the date on which the Records are first made available as provided in this Section 4.05(c)(i). As a condition to Tenant’s right to have the Records examined, Tenant shall pay all sums required to be paid in accordance with the Base Lease Year Statement or Operating Statement in question. If Tenant shall not give such notice within such 180 day period following Tenant’s receipt of the Base Lease Year Statement or Operating Statement, then the Base Lease Year Statement or Operating Statement shall be conclusive and binding upon Tenant. Notwithstanding the foregoing, Tenant may delay its giving of the audit notices and examination of the Records with respect to the Base Operating Amount and Base PILOT Amount and, at Tenant’s election, with respect to the first Lease Year, until after Tenant has received the Base Lease Year Statement and the Operating Statement for calendar year 2017. Tenant and Tenant’s employees, Tenant’s CPA and Tenant’s agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing.

(ii) Tenant, within 60 days after the date on which the Records are first made available as provided above in Section 4.05(c)(i), may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Operating Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Tenant’s Operating Payment Tenant claims is due. If Tenant fails to deliver a Tenant’s Statement within such 60 day period, then such Operating Statement shall be conclusive and binding on Tenant. If Tenant delivers a Tenant Statement within such 60 day period, then Landlord and Tenant shall attempt to resolve such disagreement. If they are unable to do so, then provided that the amount of the Tenant’s Operating Payment Tenant claims is due is substantially different from the amount of the Tenant’s Operating Payment Landlord claims is due, Tenant may notify Landlord, within 90 days after the date on which the Records are made available to Tenant in connection with the disagreement in question, that Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord shall designate, subject to Tenant’s reasonable approval, a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 4.05(c)(ii) shall be binding upon the parties; it being understood that if the amount of the Tenant’s Operating Payment Tenant claims is due is not substantially different from the amount of the Tenant’s Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 90 day period set forth in the preceding sentence, then the Operating Statement to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall (i) be a certified public accountant and a member of an independent certified public accounting firm comprised of at least 15 members who shall be certified public accountants, and (ii) have at least 10 years experience in preparing and/or auditing the financial statements of owners and/or operators of first class office buildings in Manhattan which are similar to the Building. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after notice from Landlord to Tenant requesting agreement as to the designation of the Arbiter, then either party shall have the right to request that the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) designate as the Arbiter a certified public accountant having the qualifications described above in this Section 4.05(c)(ii), and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an Arbiter in accordance with this Section 4.05(c)(ii) shall be conclusive and binding upon the parties. Notwithstanding anything to the contrary set forth herein, the determination of the Arbiter shall not exceed the amount determined to be due in the first instance by the Operating Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination the Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 4.05(c)(ii), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Operating Statement in question. If Tenant shall prevail in such contest, an appropriate refund or credit against the next monthly installment of Rent shall be made by Landlord to Tenant. The term “substantially” as used in this Section 4.05(c)(ii), means a variance of 5% or more of the Tenant’s Operating Payment in question.

(iii) If, as a result of Tenant’s review of Landlord’s books and records or an arbitration described in Section 4.05(e)(ii), it is determined that Landlord overstated total Operating Expenses for the Building for any Lease Year, then Landlord shall reimburse Tenant the amount overpaid by Tenant, and if such overpayment was in an amount exceeding 5% of the Operating Expense for such Lease Year, then such reimbursement shall be made together with interest thereon at the Default Rate from the date paid to the date reimbursed, and if it is determined that Landlord overstated Operating Expenses for the Building such Lease Year by more than 10%, then Landlord shall reimburse Tenant for the actual. out-of-pocket costs paid to Tenant’s Auditor for conducting the audit in question.

Section 4.06 PILOT Payment. (a) If PILOT Charges for any PILOT Year (or portion thereof), including the PILOT Year in which the Commencement Date occurs, shall exceed the Base PILOT Amount, Tenant shall pay to Landlord a sum (“Tenant’s PILOT Payment”) equal to Tenant’s PILOT Share of the amount by which PILOT Charges payable for or allocable to such PILOT Year (the first and last of such payments to be prorated in accordance with Section 4.07(b)) are greater than the Base PILOT Amount.

(b) Landlord may furnish Tenant, prior to the commencement of each PILOT Year, with a written statement (a “PILOT Statement”) setting forth Landlord’s reasonable estimate of Tenant’s PILOT Payment for such PILOT Year. Tenant shall pay to Landlord on each Payment Date during such PILOT Year, commencing no sooner than July 1, 2016, an amount equal to 1/12th of Landlord’s estimate of Tenant’s PILOT Payment for such PILOT Year. If Landlord has not furnished Tenant with a PILOT Statement for a particular PILOT Year or if Landlord shall furnish any such estimate for a PILOT Year subsequent to the commencement thereof, then (i) until the first Payment Date following the date on which a PILOT Statement is furnished for such PILOT Year to Tenant, Tenant shall pay to Landlord on each Payment Date an amount equal to the monthly installment payable by Tenant to Landlord under this Section 4.06 in respect of the last month of the preceding PILOT Year, and (ii) promptly after any PILOT Statement is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the aggregate amount of the installments of Tenant’s PILOT Payment previously made for such PILOT Year (if any) is more or less than the aggregate amount of the installments of Tenant’s PILOT Payment to be made for such PILOT Year in accordance with such PILOT Statement, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall either refund to Tenant the amount thereof within 30 days after the delivery of such notice, or credit Tenant against the next monthly installment of Rent with the amount of the overpayment, and (z) on the first Payment Date following the date on which such PILOT Statement is furnished to Tenant, and on each Payment Date thereafter during the remainder of such PILOT Year, Tenant shall pay to Landlord an amount equal to 1/12th of Tenant’s PILOT Payment shown on such PILOT Statement. Landlord may at any time or from time to time furnish to Tenant a revised PILOT Statement and, in such case, Tenant’s PILOT Payment for such PILOT Year shall be adjusted and paid or refunded (or credited), as the case may be, substantially in the same manner as provided in the preceding sentence. Within a reasonable period following the date on which Landlord becomes aware of the actual required Tenant’s PILOT Payment for a PILOT Year, Landlord shall give notice to Tenant (“Landlord’s PILOT Reconciliation Notice”) stating whether the aggregate amount of the installments of the estimated Tenant’s PILOT Payment previously made for such PILOT Year is more or less than the actual Tenant’s PILOT Payment required to be made for such PILOT Year, and (I) if there shall be a deficiency, Tenant, shall pay the amount thereof within 30 days after demand therefor, or (II) if there shall have been an overpayment, Landlord shall either refund to Tenant the amount thereof, within 30 days after the delivery of such Landlord’s PILOT Reconciliation Notice, or credit Tenant against the next monthly installment of Rent with the amount of the overpayment. The rights and obligations of Landlord and Tenant with respect to any Additional Rent owed or to be refunded under this Section 4.06(b) shall survive the expiration or earlier termination of this Lease. At Tenant’s request, Landlord shall provide copies of the PILOT invoices rendered to Landlord by the Ground Lessor for PILOT Charges for any PILOT Year.

(c) Landlord’s failure to render a PILOT Statement or a Landlord’s PILOT Reconciliation Notice with respect to any PILOT Year at the times contemplated herein shall not prejudice Landlord’s right to thereafter render a PILOT Statement or a Landlord’s PILOT Reconciliation Notice with respect thereto or with respect to any subsequent PILOT Year; provided, that if Landlord shall fail to render a Landlord’s PILOT Reconciliation Notice to Tenant with respect to any PILOT Year within 2 years after the later of (i) end of such PILOT Year and (ii) the date on which PILOT Charges for such PILOT Year is finally determined, then Landlord shall be deemed to have waived any further right to collect an underpayment by Tenant of PILOT Charges for such PILOT Year (but in no event shall the foregoing relieve Landlord of its obligation to deliver a Landlord’s PILOT Reconciliation Notice to Tenant or pay any excess owed to Tenant in accordance with this Section 4.06). Each Landlord’s PILOT Reconciliation Notice shall be conclusive and binding upon Tenant unless within 180 days after receipt thereof Tenant shall notify Landlord that it disputes the correctness of such Landlord’s PILOT Reconciliation Notice, specifying those respects in which it is claimed to be incorrect (it being agreed, however, that Tenant’s right to dispute such Landlord’s PILOT Reconciliation Notice shall be limited to the arithmetic accuracy thereof, and that, without limitation, Tenant shall have no right to dispute or contest the assessed value of the Building), and except as so specified, every Landlord’s PILOT Reconciliation Notice shall be conclusive and binding upon Tenant.

(d) Notwithstanding anything contained herein to the contrary, if the PILOT Charges comprising the Base PILOT Amount are reduced as a result of an appropriate proceeding or otherwise, such PILOT Charges as so reduced shall for all purposes be deemed to be the Base PILOT Amount and Landlord shall notify Tenant of the amount by which the Tenant’s PILOT Payments previously made were less than the Tenant’s PILOT Payments required to be made under this Section 4.06, and Tenant shall pay the deficiency within 30 days after demand therefor.

(e) If Landlord shall receive a refund of PILOT Charges for any PILOT Year, Landlord shall promptly notify Tenant thereof and shall either pay to Tenant, or credit against subsequent Rent payable under this Lease, Tenant’s PILOT Share of the net refund (after deducting from such total refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and attorneys fees and disbursements, to the extent that such costs and expenses were not theretofore collected from Tenant for such PILOT Year); provided, such payment or credit to Tenant shall in no event exceed the PILOT Payment paid by Tenant for such PILOT Year.

(f) If the PILOT Charges for any PILOT Year shall be reduced by reason of a tenant in the Building (other than Tenant) being a not for profit or other tax exempt entity, then there shall be included in PILOT Charges for such PILOT Year the amount of PILOT Charges that would have been payable by Landlord if such tenant were not so exempt, and such PILOT Charges shall be deemed to have been paid by Landlord on the dates on which such PILOT Charges otherwise would have been payable if such tenant were not so exempt (it being the intent of this provision that the benefit of such reduction in PILOT Charges shall inure solely to such tax exempt tenant and not to other tenants of the Building, and that Tenant’s PILOT Payments shall continue to be payable as if such reduction were not in effect).

Section 4.07 Prorations of Tenant’s Operating Payments and Tenant’s PILOT Payments. (a) If the Rent Commencement Date or the Expiration Date shall occur on a date other than January 1 or December 31, any Additional Rent owed under Section 4.03 for the first Lease Year or the last Lease Year, respectively, shall be apportioned in that percentage which the number of days in the period from the Rent Commencement Date to December 31 (with respect to the first Lease Year) or from January 1 to the Expiration Date (with respect to the last Lease Year), both inclusive, shall bear to the total number of days in such Lease Year (assuming a year of twelve 30-day months).

(b) If the Rent Commencement Date or the Expiration Date shall occur on a date other than July 1 or June 30, any Additional Rent owed under Section 4.06 for the first PILOT Year or the last PILOT Year, respectively, shall be apportioned in that percentage which the number of days in the period from the Rent Commencement Date to June 30 (with respect to the first PILOT Year) or from July 1 to the Expiration Date (with respect to the last PILOT Year), both inclusive, shall bear to the total number of days in such PILOT Year (assuming a year of twelve 30-day months).

(c) In the event of the expiration or termination of this Lease, any such Additional Rent owed or to be refunded under this Article 4 shall be paid within 30 days after submission of an Operating Statement or PILOT Statement, as the case may be, and the rights and obligations of Landlord and Tenant under the provisions of this Article 4 with respect to any Additional Rent (including Tenant’s rights under Section 4.05(c) and Section 4.06(c) shall survive the expiration or termination of this Lease).

Section 4.08 General. Landlord and Tenant confirm that the computations under this Article 4 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for PILOT Charges and other costs and expenses incurred by Landlord with respect to the Real Property. If the Building shall be condominiumized, then Tenant’s Operating Payments and PILOT Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the PILOT Charges and Operating Expenses of the Building as Tenant would pay in the absence of such condominimization, but in no event in excess of amounts Tenant would have paid absent such condominimization.

ARTICLE 5

ELECTRICITY

Section 5.01 Tenant’s Electricity Costs. (a) Subject to Section 5.02(a), Landlord or Landlord’s designee shall provide electricity for the Premises on a submetered basis from Landlord or Landlord’s designee on the terms and conditions set forth in this Article 5. Tenant shall pay to Landlord monthly in accordance with Section 5.01(b), 106% of Tenant’s Electricity Costs for electricity used in the Premises.

(b) Landlord shall deliver to Tenant a monthly bill (“Tenant’s Electricity Bill”) for 106% of Tenant’s Electricity Costs for the period commencing with the day following the last day covered in any previous bill (“Electricity Billing Period”) delivered by Landlord under this Section 5.01(b), and Tenant shall pay as Additional Rent the amount set forth in such bill (“Tenant’s Electricity Payment”) within 30 days after such bill is delivered to Tenant. At Tenant’s request, Landlord shall provide to Tenant a summary of the meter readings for each of Tenant’s Submeters and a copy of Landlord’s bill for the entire Building (other than portions of the Building receiving direct electric service) from the applicable utility company for the purpose of permitting Tenant to confirm Landlord’s charges for electricity.

(c) Landlord’s failure to render Tenant’s Electricity Bill with respect to any Electricity Billing Period shall not prejudice Landlord’s right to thereafter render Tenant’s Electricity Bill with respect to such Electricity Billing Period or with respect to any subsequent Electricity Billing Period.

(d) Each Tenant’s Electricity Bill shall be conclusive and binding upon Tenant unless within 180 days after receipt thereof Tenant shall notify Landlord that it disputes the correctness of Tenant’s Electricity Bill, specifying those respects in which it is claimed to be incorrect and, except as so specified, the Tenant’s Electricity Bill shall be conclusive and binding upon Tenant. During such 180 day period, Landlord shall provide Tenant with such information relating to the calculation of Tenant’s Electricity Payment as Tenant may reasonably request. Any dispute as to which Tenant has timely notified Landlord pursuant to the above provisions of this Section 5.01(d) that is not resolved within 90 days after the giving of such Tenant’s Electricity Bill may be submitted for resolution by either Tenant or Landlord by arbitration in accordance with the provisions of Section 4.05(e)(ii), modified as appropriate. If it is determined that Tenant has overpaid or underpaid, then Landlord or Tenant, respectively, shall refund to the other the amount so determined to be due or owed within 30 days after such determination, which obligation shall survive the expiration or termination of this Lease. In lieu of a refund, Landlord may credit Tenant with any amount due it against the next monthly installment of Rent.

(e) Landlord shall have the right, in its sole and absolute discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including the Premises), so long as such providers provide service suitable for a first class office building in downtown Manhattan and do not charge in substantial excess of then current market rates, and Tenant shall not have the right to select the same or participate in the selection of the same, except and to the extent that any Legal Requirements mandate that Tenant shall have any such right(s).

Section 5.02 Maintenance of Submeters. (a) Landlord shall, at Tenant’s sole cost and expense, maintain, repair and replace, as necessary, Tenant’s Submeters.

(b) If at any time during the Term any of Tenant’s Submeters are not in working order, then until the repair of such submeters Tenant shall pay for electrical consumption for such portion of the Premises at a rate based on the average Tenant’s Electricity Costs incurred for the remainder of the Premises, or if not available, based on Tenant’s prior usage and demand, in each case as reasonably estimated by Landlord, payable in equal monthly installments on the first day of each month, and Landlord shall promptly repair such submeters.

(c) If submetering of electricity in the Building is hereafter prohibited by any Legal Requirements hereinafter enacted, by any order or ruling of the Public Service

Commission of the State of New York, or by any judicial decision of any appropriate court, at the request of Landlord, Tenant shall apply within 20 days to the appropriate public utility company servicing the Building for direct electric service and shall bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto. Upon the commencement of such direct service, Landlord and/or the meter company designated by Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Lease. Landlord shall permit the existing wires, conduits and electrical equipment used to provide electricity to the Premises to be used for Tenant’s electric service, such that Tenant shall be provided with at least the same service as it had immediately prior to such change. Any additional riser or risers, feeders or service to supply Tenant’s electrical requirements will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord’s reasonable judgment the same are reasonably feasible to install, necessary to Tenant’s permitted use and operation of the Premises and the installation or use thereof will not cause damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition or interfere with or disturb other tenants or occupants.

Section 5.03 Additional Taxes. If any tax is imposed by any Governmental Authority upon Landlord’s receipt of moneys from the furnishing of electricity to Tenant hereunder, Tenant shall pay such taxes to Landlord within 30 days after Landlord’s demand therefor (provided, that Tenant shall not be obligated under the foregoing to pay any income taxes payable by Landlord to the extent that such income taxes arise from Landlord having profited on the furnishing of electricity to Tenant).

Section 5.04 Usage. (a) Tenant’s use of electricity in the Premises shall not at any time exceed the capacity of the electrical conductors and equipment in or otherwise serving the Premises, which Landlord represents is not less than the Available Electric Capacity, nor shall Tenant connect to the Building’s electricity distribution system electrical equipment capable of drawing more than the Available Electric Capacity. Without limiting the foregoing restrictions on Tenant’s use of electricity, the Premises are served by vertical risers and electrical conductors which are and will continue to be capable of supplying to Tenant the Available Electric Capacity. “Available Electric Capacity” means with respect to the Premises, 6 watts of demand load per useable square foot (exclusive of electric power used for Building HVAC to be supplied to the Premises pursuant to Section 17.01(a) of this Lease).

(b) Except as provided herein, Tenant shall not make or perform, or permit the making or performing of, any Alterations to wiring installations or other electrical facilities in or serving the Premises or add any substantial electrical equipment (other than ordinary and usual office equipment) in the Premises without complying with all of the applicable provisions of this Lease governing Alterations, including the requirement that Tenant obtain Landlord’s prior written approval of the plans and specifications for such work. Should Landlord grant any such approval, all additional risers or other equipment required therefor (including additions to or the rewiring of Tenant’s Submeters) shall be installed by Tenant at Tenant’s sole cost and in accordance with all of the terms, covenants and conditions of this Lease, including the provisions of Article 14.

Section 5.05 Failure or Defect in Supply. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electricity furnished to Tenant by reason of any requirement, act or omission of the public utility or other provider furnishing the Premises with electricity or for any other reason, other than to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents or its employees.

Section 5.06 Replacement of Lamps and Bulbs. Tenant, at Tenant’s expense or, at Tenant’s option, Landlord, at Tenant’s expense, shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts which Tenant shall require in the Premises. Notwithstanding anything to the contrary contained herein, any work or services to be performed or supplied under this Section 5.06 with respect to the replacement of ballasts or wiring may only be performed and supplied by a licensed electrician approved by Landlord (which approval shall not be unreasonably withheld or delayed) or by the lighting contractor designated by Landlord for the Building.

ARTICLE 6

USE OF PREMISES

Section 6.01 Permitted Uses. The Premises shall be used and occupied by Tenant (and its permitted subtenants) solely as general, executive and administrative offices (and, incidental thereto, such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business, such as a pantry, and for no other use or purpose whatsoever); provided, that in no event shall the Premises be used for any of the Prohibited Uses or any other use prohibited under this Lease.

Section 6.02 Prohibited Uses. (a) Tenant shall not use or occupy the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied for any of the following (collectively, the “Prohibited Uses”): (i) a retail banking, trust company, or safe deposit business (for purposes of this Lease, the term “retail” shall refer to a business whose primary patronage are customers visiting the Premises in person), (ii) a retail savings bank, a retail savings and loan association, or a retail loan company, (iii) the retail sale of travelers’ checks and/or foreign exchange, (iv) a retail securities brokerage office or for securities brokerage purposes, (v) a restaurant, bar or for the sale of food or beverages, (vi) photographic reproductions and/or offset printing (except that Tenant may use part of the Premises for photographic reproduction, solely in connection with its own business), (vii) an employment or travel agency, (viii) a school or classroom; provided, that Tenant (and any subtenants and licensees) shall be permitted to conduct training ancillary and incidental to the Primary Office Use, (ix) medical or psychiatric offices, (x) conduct of an auction, (xi) gambling activities, (xii) conduct of obscene, pornographic or similar disreputable activities, (xiii) offices of any stock exchange or for any purpose by any stock exchange, offices of any agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (xiv) offices of any charitable, religious, union or other not-for-profit organization, (xv) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto, (xvi) a barber shop, beauty salon or manicure shop, (xvii) offices of a public utility company, (xviii) as reservation center(s) for airlines or travel agencies, (xix) for clerical support services or offices of public stenographers or public typists, (xx) for any purpose by the Federal Reserve Bank of New York or for a trading floor or headquarter facilities for the New York Stock Exchange, or (xxi) for any purpose that would require a change in the certificate of occupancy for the Building.

(b) The Premises shall not be used for any unlawful business or purpose or in an unlawful manner or for any dangerous or noxious trade or business, or for any purpose which would lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning, repair, maintenance, operation or other servicing of the Building and/or its systems, facilities and equipment, constitute a public or private nuisance, unreasonably interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building, or for any purpose or in any way in violation of the certificates of occupancy for the Building in effect from time to time during the Term or of any Legal Requirements, or of any Superior Instrument, or which may make void or voidable any insurance then in force on the Building. Tenant shall take, immediately upon the discovery of any such prohibited use, all necessary steps, legal and equitable, to compel the discontinuance of such use (including exercising all of its rights and remedies against any subtenants that may be responsible for such use).

(c) Tenant shall not suffer or permit the Premises or any portion thereof to be used by the public without restriction or in such manner as might reasonably tend to impair title to the Building or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Building or any portion thereof.

(d) If any licenses, permits and/or authorizations of any Governmental Authorities shall be required for the proper and lawful conduct in the Premises or any part thereof of the business of Tenant (or any Person claiming by, through or under Tenant), then Tenant, at its expense, shall duly procure and thereafter maintain such licenses, permits and authorizations and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license, permit and authorization. Landlord, at Tenant’s expense, shall reasonably cooperate with any reasonable requests of Tenant in connection with obtaining any such licenses, permits and authorizations. Landlord shall at all times maintain a certificate of occupancy permitting office use in the Premises.

(e) Tenant shall not at any time use or occupy the Premises or the Building, or suffer or permit anyone to use or occupy, the Premises, or do anything in the Premises, Land or the Building, or permit anything to be done in the Premises, in any manner (i) which violates the restrictions as to use and occupancy set forth in this Article 6, (ii) which causes or will cause injury to the Building or any equipment, facilities or systems therein, (iii) which constitutes a violation of any Legal Requirements or Insurance Requirements, or (iv) which violates any of Tenant’s other obligations under this Lease.

Section 6.03 Special Permits. Notwithstanding anything to the contrary in this Article 6 or elsewhere in this Lease, neither the Premises, nor any part thereof, shall be used, without the prior consent of Landlord and the Ground Lessor, for any purpose which would require a “special permit” as such term is defined in the Zoning Resolution.

ARTICLE 7

INTENTIONALLY OMITTED

ARTICLE 8

SUBORDINATION AND CONSENT OF SUPERIOR PARTIES

Section 8.01 Subordination.

(a) This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”), including, without limitation, the Ground Lease, which may now or hereafter affect all or any portion of the Project or any interest therein. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor; provided, that such amendment shall not result in (x) an increase in Tenant’s monetary obligations under this Lease or (y) except to a de minimis extent, an increase in Tenant’s non-monetary obligations under this Lease or a reduction in the benefits available to Tenant under this Lease. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon the election of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall attorn to, or enter into a direct lease on identical terms with such Successor Landlord for the balance of the unexpired term of this Lease; provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall not, without the prior written consent of each Superior Lessor and each Superior Mortgagee, pay Rent for more than one month in advance of the due date therefor.

(c) If the Ground Lease is terminated, upon the request of the Ground Lessor, Tenant shall promptly deliver to Ground Lessor (i) “as built” drawings of any construction, alteration, renovation and/or restoration work performed or caused to be performed by Tenant in the Premises or any part thereof, to the extent in Tenant’s possession or otherwise reasonable obtainable by Tenant, (ii) if any construction, alteration, renovation and/or restoration work by Tenant with respect to the Premises or any part thereof is then proposed or in progress, Tenant’s drawings and specifications, if any, for such work, and (iii) if any construction, alteration, renovation and/or restoration work by Landlord for Tenant with respect to the Premises or any part thereof was performed or is then proposed or in progress, the “as built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such work in Tenant’s possession.

(d) This Lease and Tenant’s rights hereunder shall also be subject and subordinate to (i) the Project Operating Agreement and the Port Authority Easement Agreement as the same hereafter may be modified, amended, extended or renewed from time to time, and the other matters to which the Ground Lease is or shall be subordinate; and (ii) any rights, privileges or easements now or hereafter granted to any utility companies or others pursuant to the Ground Lease or in order to obtain or provide for utilities or services from utility companies or others and/or access or means of ingress and egress to the Land and/or the Building.

(e) Any interest to which this Lease is subject and subordinate is herein called a “Superior Interest”; the instrument creating or evidencing a Superior Interest is herein called a “Superior Instrument”; and the holder of a Superior Interest is herein called a “Superior Party”. Tenant shall not omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default under any Superior Instrument. Landlord represents to Tenant that, as of the date of this Lease, Landlord has not received any written notice of default that remains outstanding beyond applicable notice and cure periods from any Superior Party.

Section 8.02 Notice to Superior Mortgagees. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, to an abatement of Rent, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given notice of such act or omission to Landlord and to each Superior Mortgagee whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee shall have become entitled under such Superior Mortgage to remedy the same (which reasonable period, if required by any Superior Mortgagee, shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy); provided, that such Superior Mortgagee shall, following its receipt of such notice from Tenant, with due diligence (i) give Tenant notice of intention to remedy such act or omission and (ii) commence and continue to remedy such act or omission to the extent it is able to do so without possession of the Building, and if unable to do so without possession, seek possession, directly or through a receiver, and upon obtaining possession of the Building, commence and continue to remedy such act or omission.

Section 8.03 Consent of Others. If, pursuant to the terms of this Lease Tenant must obtain the consent or approval of Landlord, and the matter for which Tenant is seeking such consent or approval requires Landlord to obtain the consent of any Superior Party, then in the event Landlord is contemplating granting such consent or approval or in the event Landlord is obligated under this Lease, in light of the relevant facts and circumstances, to grant such consent or approval, Landlord shall forward a copy of Tenant’s request for such consent or approval, together with any relevant documents Landlord deems appropriate, to such Superior Party, and shall use Landlord’s reasonable efforts to obtain the consent or approval of such Superior Party, provided, that any actual, out-of-pocket cost incurred by Landlord in obtaining or in attempting to obtain such consent (including, without limitation, reasonable attorneys’ fees) shall be paid for by Tenant. If such Superior Party refuses to grant such consent or approval, and, as a result thereof Landlord withholds its consent to Tenant’s request therefor, such withholding by Landlord shall not be deemed to be an unreasonable refusal to grant such consent or approval.

ARTICLE 9

QUIET ENJOYMENT

Section 9.01 Covenant of Quiet Enjoyment. So long as this Lease is in full force and effect, and there shall be no Event of Default hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises, subject nevertheless to the terms and conditions of this Lease. This covenant shall be construed as a covenant running with the Premises, but not, subject to Section 25.02, as a personal covenant of Landlord, except to the extent of Landlord’s interest in this Lease and the Premises and for only so long as such interest shall continue, and thereafter this covenant shall be binding only upon subsequent successors in interest of Landlord’s interest in this Lease and the Premises to the extent of their respective interests, as and when they shall acquire the same and only for so long as they shall retain such interest.

ARTICLE 10

ASSIGNMENT, SUBLETTING AND MORTGAGES

Section 10.01 Consent Required. (a) Subject to the further provisions of this Article 10, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise (nor shall any of Tenant’s duties hereunder be delegated, including the duty to make payments hereunder to Landlord), and neither the Premises, nor any part thereof, shall be subleased, licensed, used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant and/or its direct or any remote parent (however accomplished, including, by way of example only, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant and/or its parent, transfer of stock, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock and including, without limitation, and by way of example only, the transfer of a majority of the outstanding capital stock of a company, which company owns 100% of a second tier company, which in turn owns 51% of the outstanding capital stock of a corporate tenant under this Lease) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any assignment or sublet in violation of this Article 10 shall be void and of no force or effect. Notwithstanding the foregoing, so long as Tenant is a partnership, changes in the partners of Tenant in the ordinary course of Tenant’s business by reason of the death, withdrawal, termination, retirement, resignation, bankruptcy or adjudication of incompetency of one or more partners or the admission of new partners (any of the foregoing being referred to as a “Partnership Event”) shall not be deemed an assignment of this Lease, and shall not require the consent of Landlord, unless such Partnership Event (i) occurs as a result of or in connection with any event described in clauses (i) or (ii) in Section 10.01(b) (in which case the provisions of Section 10.01(b) shall be applicable), or (ii) shall be effected in order to circumvent the prohibition upon the assignment of Tenant’s interest in this Lease without Landlord’s consent as provided in this Article 10. Notwithstanding anything to the contrary contained herein, the transfer of the outstanding equity interests of Tenant by persons or parties though the “over the counter market” or through any recognized securities exchange or pursuant to an initial public offering (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease.

(a) Notwithstanding Section 10.01(a), without the consent of Landlord, and without being subject to Sections 10.08, 10.09, 10.11(b) or 10.12, this Lease may be assigned to (i) an entity (a “Successor Entity”) created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets or any other change in control of Tenant; provided, that in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment within 5 days following such event, (B) the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease (or Tenant has delivered to Landlord evidence, satisfactory to Landlord, that such assumption has occurred by operation of law), (C) such assignment is for an independent valid business purpose not primarily designed to effectuate an assignment of this Lease and not to avoid any obligations under this Lease, and (D) the assignee shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment and proof of such net worth shall be provided to Landlord within 5 days following the effective date of such event (the “Net Worth Test”).

(b) Notwithstanding Section 10.01(a), Tenant shall have the right to permit the use and occupancy of up to 10% of the Rentable Square Feet of the Premises without the consent of Landlord (provided, that Tenant shall give Landlord notice in accordance with Article 31), and provided further, that the use of any Desk Space complies with the following provisions:

(i) the occupants of any Desk Space shall be attorneys engaged in the practice of law, accountants, financial advisors or other users of a type and quality consistent with the existing tenants and occupants of the Building from time to time who have an ongoing business relationship with Tenant or an Affiliate of Tenant (“Permitted Occupants”);

(ii) the occupants of any Desk Space enter into license agreements (the “Permitted License Agreements”) for the use of desk space (“Desk Space”) on an incidental basis;

(iii) any such use or occupancy of any Desk Space shall be without the installation of any separate entrance;

(iv) the use of such Desk Space by the Permitted Occupants shall not create beyond a de minimis extent an increase in traffic in the use of the common areas of the Building over the amount of such traffic that would be generated if Tenant itself occupied such Desk Space;

(v) no Permitted License Agreement shall be for a term ending later than one day prior to the Expiration Date;

(vi) a Permitted Occupant may not assign its rights under its Permitted License Agreement or further sublet or license the space that is the subject of the Permitted License Agreement;

(vii) each Permitted License Agreement shall be subject and subordinate to all of the terms, covenants, conditions and provisions of this Lease;

(viii) neither the Permitted License Agreement nor the Permitted Occupant’s use and occupancy of a portion of the Premises thereunder shall be deemed to create a tenancy or any other interest in the Premises except a revocable license granted by Tenant which shall cease and expire automatically without notice upon the expiration or earlier termination of this Lease;

(ix) all acts, omissions and operations of the Permitted Occupants shall be deemed acts, omissions and operations of Tenant;

(x) no Permitted Occupants shall perform any Alterations to any Desk Space;

(xi) Tenant shall deliver to Landlord a notice prior to any such occupancy advising Landlord of the name of such Permitted Occupant, his relationship to Tenant and the character and nature of the business to be conducted by the Permitted Occupant in the Premises, the location of the area within the Premises to be occupied and the expected duration of the same, and a copy of any executed Permitted License Agreement with the Permitted Occupant with respect to the Premises; and

(xii) Tenant shall, within 10 days after receipt of notice from Landlord, revoke the Permitted License Agreement of any Permitted Occupant in the event that Landlord notifies Tenant that, in Landlord’s reasonable discretion, such Permitted Occupant is not a user of a type and quality consistent with the existing tenants and occupants of the Building or does not meet the requirements of the use provisions of Article 6 of this Lease (any such notice, a “Revocation Notice”); provided, that, Landlord shall provide Tenant with such Revocation Notice within 15 days of receipt of written notice of such Permitted Occupant pursuant to this Section 10.01(c), and, in connection therewith, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by any Permitted Occupant or by any brokers or other persons claiming a commission or similar compensation in connection with such Permitted License Agreement. The foregoing indemnity shall be governed by the provisions of Section 26.01 of this Lease.

Section 10.02 Affiliate Transactions; No Partial Assignments.

(a) Provided no Event of Default shall exist, Tenant shall have the right, upon 10 Business Days’ prior notice to Landlord, but without Landlord’s consent, to assign all of Tenant’s interest in this Lease, or to sublet all or a portion of the Premises to any Affiliate of Tenant (subject, however, to all of the other terms of this Article 10, including Section 10.02(b) and Sections 10.03 and 10.04, but other than Sections 10.8, 10.9 and 10.12); provided, that (i) in the case of an assignment, the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, and (ii) no assignment or transfer of interest in this Lease to an Affiliate shall be permitted where the primary purpose of such assignment or transfer of interest is to transfer the estate hereby granted or to permit occupancy of the Premises to or by a third party in avoidance of the prohibition on assignment, transfer or use and occupancy contained in this Article 10). Notwithstanding the foregoing, if at any time thereafter the assignee or sublessee shall cease to be an Affiliate of Tenant, then Tenant shall be required to obtain Landlord’s consent to the continuation of such assignment or subletting as provided herein.

(b) Notwithstanding anything herein that may be construed to the contrary, (i) no partial assignments of this Lease, or any of Tenant’s rights or options under this Lease, shall be permitted, and (ii) none of Tenant’s rights or options under this Lease may be assigned except to the assignee under an assignment of this Lease permitted hereunder (and then only to the extent the provisions of this Lease do not limit the benefits of, and/or the right to exercise, any such rights or options to the Tenant named in this Lease or its Successor Entity).

(c) For purposes of this Lease, any Affiliate of Tenant may use or occupy the Premises with Tenant without entering into a sublease with Tenant and, in any such event, shall be deemed to be a corporate division or department of Tenant and not a separate entity (provided that (x) Landlord shall be given not less than 10 days prior written notice of such occupancy arrangement accompanied by reasonable evidence of such Affiliate relationship, and (y) the cessation of such Affiliate relationship while such occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 10 shall apply); and accordingly, such Affiliate shall not be entitled to recognition by Landlord as a subtenant. Tenant shall be fully responsible for any defaults or Events of Default caused by or due to any act or omission of such Affiliate.

Section 10.03 No Release. If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, if an Event of Default has occurred and is continuing, collect rent from the subtenant or occupant. In either event, Landlord shall apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Article 10, or the acceptance of the assignee, subtenant or occupant as a subtenant or the tenant hereunder, or a release of Tenant from the performance of its obligations under this Lease. The consent by Landlord to the assignment, subletting or use or occupancy by others of the Premises shall not in any way be considered to relieve Tenant (or any Subtenant) from obtaining the express written consent of Landlord to any other or further assignment, subletting or use or occupancy not expressly permitted by this Article 10. Consent to any assignment and/or further subletting by a subtenant shall be granted or denied by Landlord using the same standards as applicable to a similar request therefor by Tenant hereunder. References in this Lease to use or occupancy by others (that is, by anyone other than Tenant) shall not be construed as limited to use or occupancy by subtenants and those claiming under or through subtenants, but as also including use or occupancy by licensees, concessionaires, operators and others claiming any right of use or occupancy, immediately or remotely, or claiming any other right of possession or occupancy (all such Persons are each herein referred to as a “Subtenant”).

Section 10.04 Assignments, Subleasing and Other Transfers. Except in connection with an assignment to a Successor Entity where Tenant has delivered evidence, satisfactory to Landlord, that such assumption has occurred by operation of law (as set forth in Section 10.01(b)), any assignment, whether made with Landlord’s consent or without Landlord’s consent, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord, whereby the assignee shall unconditionally assume the obligations to be performed by Tenant under this Lease and whereby the assignee shall agree that the provisions in Article 10 shall, notwithstanding such assignment or transfer, continue to be binding upon it including in respect of all future assignments, subleases and other transfers. Notwithstanding any assignment, subletting or other transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, subtenant, transferee, or any other party, and notwithstanding any amendment or modification of this Lease subsequent to the date of any assignment, the original-named Tenant, and each assignee thereof shall remain jointly and severally liable for the payment of all Rent and all other sums due under this Lease and for the other obligations of this Lease on the part of Tenant to be performed or observed throughout the Term.

Section 10.05 Obligations of Tenant Unaffected by Assignment. The liability of Tenant and any immediate or remote assignee or successor in interest of Tenant for the due performance of the obligations of this Lease on Tenant’s part to be performed or observed (a) shall be joint and several, (b) shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease and (c) shall not be impaired or otherwise affected by any event, proceeding, action or failure to act, with or without notice to, or the knowledge or consent of, Tenant or any such immediate or remote assignee or successor in interest of Tenant, including (i) any waiver, consent, indulgence, forbearance, lack of diligence, action or inaction on the part of Landlord in enforcing this Lease; or (ii) any bankruptcy, insolvency, reorganization, arrangement, liquidation, rehabilitation or similar or dissimilar proceeding involving or affecting any immediate or remote (x) successor-in-interest of Tenant, or (y) assignee of Tenant’s interest in this Lease, including any termination or rejection of this Lease in connection with such proceedings (and any limitation on the liability of any assignee in such proceeding shall not diminish or limit the liability of Tenant or any other immediate or remote assignee or successor in interest of Tenant), and in the event any assignee shall become a debtor under the Bankruptcy Code, Tenant shall have no right of subrogation as against such assignee.

Section 10.06 Tenant Liable for Subtenant. Each sublease pursuant to this Article 10 shall expressly be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Tenant shall be fully liable for all acts and omissions of any Subtenant or anyone claiming under or through any Subtenant that shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.

Section 10.07 Listings of No Effect. The listing of any name other than, or in addition to, that of Tenant, whether on the doors of the Premises or the directory for the Building, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment, subletting or other transfer of this Lease or to any sublease of the Premises or any part thereof or to the use or occupancy thereof by others.

Section 10.08 Notice to Landlord. (a) If Tenant desires to assign this Lease or sublet all or part of the Premises (other than an assignment or sublease that does not require Landlord’s consent in accordance with Sections 10.01(b) or 10.02), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location, configuration and size of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent and additional rent which Tenant desires to receive for such proposed subletting (including the manner in which Tenant desires to be reimbursed for Tenant’s Operating Payment, Tenant’s PILOT Payment (including any applicable base years) and electricity), any free rent periods, work contributions and allowances, all other contributions and allowances, and other concessions Tenant is willing to give, and (C) all other economic and financial terms that Tenant proposes be included in the transaction and (iii) the proposed assignment or sublease commencement date.

(b) Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to Landlord (or Landlord’s designee) or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises for all or substantially all of the remainder of the Term), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises for all or substantially all of the remainder of the Term). Such options may be exercised by Landlord by notice to Tenant within 30 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 10.08(a), shall have been given by Tenant to Landlord.

(c) If Landlord exercises its option under Section 10.08(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date, and Landlord and Tenant shall have no further obligation or liability to the other hereunder other than with respect to obligations that expressly survive expiration or termination of this Lease, and liabilities that accrued, or relate to, periods, prior to such termination and Tenant’s obligation to vacate the Premises in accordance with the terms of this Lease.

(d) If Landlord exercises its option under Section 10.08(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord and Tenant, effective on the date that is the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice, and Tenant shall, during the term of such assignment, be relieved of all of Tenant’s obligations relating to the period subsequent to the effective date of such assignment other than any obligations that Tenant has agreed to remain liable for in the applicable Tenant’s Offer Notice, for which Tenant shall continue to be liable. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(e) If Landlord exercises its option under Section 10.08(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the Rentable Square Footage of the Premises remaining bears to the total Rentable Square Feet of the Premises; and (iii) Tenant shall pay to Landlord, after demand, the actual, out-of-pocket costs incurred by Landlord in demising separately such part of the Premises and in complying with any Legal Requirements relating to such demise.

(f) If Landlord exercises its option under Section 10.08(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(i) shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 10.08(f);

(ii) shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, including, without limitation, an indemnity by Landlord or its designee to the same extent as the indemnity by Tenant in Article 26, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 10.08(f);

(iii) shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

(iv) shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease; provided, that (1) such assignee or subtenant, at its expense, shall repair any damage caused by such removal, and (2) if the term of such sublease is less than substantially all of the remaining Term, then any such alterations and installations shall require Tenant’s consent, not to be unreasonably withheld, conditioned or delayed, unless such assignee or subtenant agrees to remove same at the end of the term of such sublease and return the space to substantially its condition before the commencement of the term of such sublease, ordinary wear and tear excepted, in which event no such consent shall be required;

(v) shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of such parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense (unless otherwise provided in Tenant’s Offer Notice), may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Legal Requirements relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition; and

(vi) shall provide that (1) any failure of Landlord (or its designee or subtenant) to comply with the provisions of such sublease, other than with respect to the payment of rental to Tenant, shall not constitute a default on the part of Landlord (or its designee or subtenant) thereunder and shall not constitute a default on the part of Tenant hereunder and (2) if and to the extent that the subtenant under such sublease fails to pay to Tenant any amount that such subtenant is required to pay with respect to such space, then Tenant may credit such amount against Tenant’s Rent obligations under this Lease.

Tenant shall have no responsibility for, or liability to, Landlord or any other person with respect to, any act or omission of the subtenant under such sublease, or any assignee or further subtenant, and no such act or omission shall constitute or give rise to a default under this Lease.

(g) In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a net effective per rentable square foot basis considering all relevant factors) than 92.5 % of the rental (on a net effective per rentable square foot basis considering all relevant factors) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 10.08 (including the giving of a new Tenant’s Offer Notice to Landlord) and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment than 107.5 % of the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, without complying once again with all of the provisions of this Section 10.08 (including the giving of a new Tenant’s Offer Notice to Landlord) and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord. If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises (other than an assignment or sublease that does not require Landlord’s consent in accordance with Sections 10.01(b) or 10.02), and Landlord does not timely exercise any of its options under this Section 10.08, and Tenant thereafter fails to deliver a Transfer Notice within 180 days after the giving of such Tenant’s Offer Notice, then Tenant must comply once again with all of the provisions of this Section 10.08 and re-offer the space to Landlord.

Section 10.09 Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises (other than an assignment or sublease that does not require Landlord’s consent in accordance with Sections 10.01(b) or 10.02), and Landlord does not timely exercise any of its options under Section 10.08, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which Transfer Notice shall contain Tenant’s request for Landlord’s consent to such assignment or subletting and shall be accompanied by (1) a fully executed original counterpart of the proposed assignment or sublease, and of all related agreements, the effective date of which shall be at least 20 days after the giving of the Transfer Notice, (2) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (3) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements (which shall have been audited by a reputable accounting firm reasonably satisfactory to Landlord) and (4) such other information as Landlord may reasonably request, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i) such Transfer Notice shall be delivered to Landlord within 180 days after the delivery to Landlord of the applicable Tenant’s Offer Notice (or simultaneously therewith);

(ii) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business and the Premises will be used in a manner which (1) are in keeping with the standards of a first-class office building in downtown Manhattan, (2) are limited to the uses permitted under Article 6 hereof, and (3) will not violate any restriction as to use contained in this Lease;

(iii) in Landlord’s reasonable judgment, the proposed assignee or subtenant is a reputable Person and has sufficient financial worth to meet its liabilities and obligations under the assignment or sublease, proof of which shall have been furnished to Landlord;

(iv) the fully executed original counterpart of the proposed assignment or sublease accompanying the Transfer Notice (i) is reasonably satisfactory to Landlord, (ii) is consistent, in all material respects, with the information contained in the applicable Tenant’s Offer Notice, including the information concerning economic and financial terms, the location, configuration and size of the space to be sublet, the commencement date of the term of the proposed sublease (and the length of such term), and the effective date of the proposed assignment, and (iii) expressly provides that the assignment or sublease in question is conditioned on, and shall not be effective without, the consent of Landlord and of the Ground Lessor (but, as to the consent of the Ground Lessor, only to the extent such consent of the Ground Lessor is required under the Ground Lease);

(v) such sublease shall provide that no rental or any other payments for use, occupancy or utilization of the premises demised thereunder shall be based in whole or in part on the net income or profits derived by any Person therefrom, and such sublease or assignment shall provide that the proposed assignee or subtenant may not assign its interest in this Lease or such sublease, as applicable, or sublet the premises demised thereunder, except as otherwise provided herein;

(vi) the proposed assignee or subtenant has not committed an act of insolvency or bankruptcy;

(vii) neither the proposed assignee or subtenant nor any of its Affiliates is a tenant, Subtenant or assignee in the Project for whose needs Landlord or its Affiliate shall have a comparable amount of space available in the Project, or for whose needs Landlord or its Affiliate reasonably anticipates a comparable amount of space will become available in the Project within a period of 6 months after such Transfer Notice shall have been given to Landlord;

(viii) neither the proposed assignee or subtenant nor any of its Affiliates is a Person with whom Landlord has still unresolved discussions regarding leasing space in the Project (it being agreed that Landlord shall not be regarded as having “unresolved discussions” if the last substantive contact (i.e., written offer or counter offer or meetings or negotiations) between Landlord and such proposed assignee or subtenant shall have occurred more than 6 months previously);

(ix) there shall not be more than 2 occupants of the Premises (exclusive of Tenant’s Affiliates and Permitted Occupants);

(x) Tenant complies with all of the applicable requirements under this Lease;

(xi) the nature of the use or occupancy of the proposed assignee or subtenant will not cause a materially greater density of employees or traffic or make greater demands on the Building Systems or building services or facilities than made by Tenant;

(xii) the proposed assignee or subtenant will not, in Landlord’s judgment, present a greater security risk to the Project including the Premises;

(xiii) in the case of a proposed sublease, the area to be sublet thereunder and the expiration of the term thereof are each substantially similar to those contained in the applicable Tenant’s Offer Notice; and

(xiv) Tenant shall reimburse Landlord, after demand, for any actual out-of-pocket costs incurred by Landlord in connection with such assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable attorneys’ fees and disbursements incurred in connection with any requested consent, whether or not such transaction shall be consummated.

(b) If Landlord fails to either approve or disapprove Tenant’s request, made in accordance with Section 10.09(a), for Landlord’s consent to an assignment or sublease within 20 days (or 30 days if Tenant gives a Tenant’s Offer Notice concurrently with the Transfer Notice) after Tenant gives to Landlord a Transfer Notice accompanied by all of the documents, statements and information required to accompany the Transfer Notice pursuant to Section 10.09(a), then provided that Tenant sends Landlord a 2nd notice enclosing Tenant’s original request and stating in bold capital letters: “IF LANDLORD FAILS TO RESPOND TO THIS REQUEST FOR CONSENT TO ASSIGNMENT OR SUBLEASE (AS THE CASE MAY BE) WITHIN 10 DAYS OF RECEIPT OF THIS NOTICE, THEN LANDLORD’S CONSENT TO SUCH ASSIGNMENT OR SUBLEASE (AS THE CASE MAY BE) SHALL BE DEEMED GRANTED IN ACCORDANCE WITH SECTION 10.09(b) OF THE LEASE,” and Landlord fails to either approve or disapprove the request after the expiration of such 10 day period, Landlord’s consent to such assignment or sublease shall be deemed given as Tenant’s sole and exclusive remedy for Landlord’s failure to respond to Tenant’s request, made in accordance with Section 10.09(a), for Landlord’s consent to an assignment or sublease.

Section 10.10 Manner of Offering Space. Tenant shall not publicly advertise in any medium the availability of this Lease for assignment or the availability of the Premises or any portion thereof for subleasing without prior notice to and approval by Landlord (which approval shall not be unreasonably withheld). No advertisement shall state the then Rent or the proposed rental or assignment consideration. This Section 10.10 shall not be applicable to listing to brokerage industry online listing services (e.g. Co-Star) or to flyers, brochures or other standard marketing materials or computer databases customarily utilized by real estate brokers in Manhattan that in each case do not state the then Rent or the proposed rental or assignment consideration.

Section 10.11 Additional Assignment and Sublease Requirements. With respect to each and every sublease or assignment authorized or otherwise permitted by Landlord under the provisions of this Lease, regardless of whether Landlord’s express consent is necessary, it is further agreed:

(a) No subletting shall be for a term (including renewal or extension options) ending later than one day prior to the expiration of the Term.

(b) No subtenant or assignee shall take possession of the Premises or any part thereof until an executed counterpart of such sublease or assignment has been delivered to Landlord, and any consent required hereunder shall have been obtained.

(c) Each sublease shall provide (i) that it is subject and subordinate to this Lease, and the matters to which this Lease is or shall be subordinate, (ii) that except as provided in clause (v) of this Section 10.11(c), such sublease shall terminate and be of no further force and effect upon any termination, surrender or cancellation of this Lease (including by reason of any agreed upon termination of this Lease by Landlord and Tenant), (iii) that the subtenant will not pay any rent or other sums under the sublease for more than one month in advance of the due date for any corresponding Rent obligation under this Lease, and (iv) on the termination of this Lease pursuant to Article 20, upon Landlord’s request, the subtenant will promptly deliver to Landlord “as-built” drawings (or comparable redlined shop drawings) of any construction, alteration, renovation and/or restoration work such subtenant performed or caused to be performed in the space demised under such subtenant’s sublease to the extent in subtenant’s possession or reasonably obtainable by subtenant, and (A) if any construction, alteration, renovation and/or restoration work with respect to such space is then proposed or in progress, such subtenant’s drawings and specifications, if any, for such work, and (B) if any construction, alteration, renovation and/or restoration work by Tenant for such subtenant with respect to such space was performed or is then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such work in such subtenant’s possession, and (v) that in the event of any such termination or any surrender or cancellation of this Lease or any re-entry or dispossess by Landlord under this Lease, Landlord may, at its sole option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any credit, offset, claim, counterclaim, demand or defense, which theretofore accrued to such subtenant against Tenant, (3) liable for any security deposited by such subtenant that has not been transferred as such to Landlord, (4) bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one month’s rent, (5) bound by any covenant to undertake or complete any construction of the premises or any portion thereof demised by such sublease, (6) bound by any obligation to make any payment to or on behalf of the subtenant, it being expressly understood that Landlord shall not be bound by any obligation to make payment to or on behalf of a subtenant with respect to construction performed by or on behalf of such subtenant with regard to the premises demised under such sublease, (7) responsible for any monies owing by Landlord to Tenant or (8) required to remove any person occupying the Premises or any part thereof.

(d) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms and provisions of this Article 10.

Section 10.12 Allocation of Assignment Profit and Subleasing Profit. (a) If Landlord’s consent to any assignment of this Lease or to any sublease shall be required hereunder and shall have been given, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:

(i) In the case of any such assignment, an amount equal to 50% of the amount (which amount is herein called the “Assignment Profit”) by which (x) all sums and other consideration paid to Tenant and any of its Affiliates by or on behalf of the assignee for or by reason of such assignment (including sums paid for the sale or rental of Leasehold Improvements, fixtures, equipment, furniture, furnishings or other personal property, and, if such consideration is paid in installments, any interest paid on such installments) exceeds (y) the aggregate of (1) reasonable legal and advertising fees and expenses, transfer taxes, net payments for any leasehold improvements made for the assignee by Tenant and construction costs related thereto (or allowances in lieu thereof paid by Tenant) pursuant to the terms of such assignment and any other concessions made by Tenant pursuant to the terms of such assignment, customary brokerage commissions paid by Tenant in connection with such assignment and amounts paid to Landlord pursuant to Section 10.09(xiv), (2) in the case of a sale of Tenant’s equipment, furniture, furnishings or other personal property to the assignee, the then-unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns. The amounts payable to Landlord under this clause (i) shall be due and payable within 30 days after Tenant’s or any of its Affiliates’ receipt of payment from or on behalf of the assignee (including any amounts received as damages or other sums from such assignee on account of such assignee’s default in connection with said assignment).

(ii) In the case of any such sublease, an amount equal to 50% of the amount (which amount is herein called the “Subleasing Profit”), calculated on a monthly basis, by which (x) any rents, additional charges or other consideration paid to Tenant and any of its Affiliates under or by reason of the sublease (and any related instruments) by or on behalf of the subtenant (including sums paid for the sale or rental of Leasehold Improvements, fixtures, equipment, furniture, furnishings or other personal property) and any sums received by Tenant and any of its Affiliates from or on behalf of the subtenant on account of profits received by such subtenant from an underletting), shall exceed (y) the aggregate of (1) the Rent and all other sums to be paid by Tenant hereunder in respect of the term of the sublease and of the space demised under the sublease (at the rate per Rentable Square Foot payable by Tenant hereunder), (2) in the case of a sale of Tenant’s equipment, furniture, furnishings or other personal property, the then-unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, (3) the reasonable legal and advertising fees and expenses, transfer taxes, customary brokerage commissions and customary and reasonable work allowances paid by Tenant in connection with the subletting, and (4) net payments for any leasehold improvements made for the subtenant by Tenant (or net allowances in lieu thereof paid by Tenant) and any other concessions made by Tenant pursuant to the terms of the sublease; it being agreed that the amounts described in this clause (y) shall be deducted from the first amounts received by Tenant under clause (x) above before payment of any Subleasing Profit to Landlord. The amounts payable to Landlord under this clause (ii) in respect of the Subleasing Profit for a sublease shall be paid in equal monthly installments in arrears over the term of the sublease in question (not later than 30 days after Tenant’s and any of its Affiliates’ receipt of such amount from or on behalf of the subtenant). If, however, the sublease is terminated as a result of a default thereunder by the subtenant, Tenant’s obligation to pay further sums to Landlord shall terminate except with regard to any damages or other sums thereafter received by Tenant from such subtenant to the extent attributable to any rents or other amounts included in the Subleasing Profit calculation, of which Tenant shall pay to Landlord 50% on account of the Subleasing Profit.

(b) Together with any requests for Landlord’s consent to an assignment or sublease or with Tenant’s Transfer Notice to be given to Landlord pursuant to Section 10.08(a), as the case may be, Tenant shall furnish Landlord with such information and documents relating to the estimated calculation of Assignment Profit and Subleasing Profit as shall be reasonably appropriate to enable Landlord to verify the same, and Tenant shall promptly furnish Landlord with such additional information or documents related thereto as Landlord may reasonably request. Any dispute arising under or in connection with any provision of this Section 10.12 shall be determined by arbitration pursuant to Article 21. In the event the arbitration determines that the monthly amount owed by Tenant to Landlord under this Section 10.12 exceeds the monthly amount claimed to be so owed by Tenant, then Tenant shall pay Landlord any such deficiency together with interest thereon at the Prime Rate from the date such amount (or portion thereof) was owed to the date paid. The obligations of Tenant and the remedies of Landlord under this Section 10.12 shall survive the expiration or earlier termination of the Term.

Section 10.13 Tenant’s Enforcement. Tenant shall use commercially reasonable efforts to cause any Subtenant to comply with its obligations under its sublease.

Section 10.14 Responsibility for Subtenants. The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any Subtenant shall not in any respect relieve Tenant of Tenant’s obligations to cure the same.

Section 10.15 Assignment of Sublease Rents. To secure the prompt and full payment by Tenant of the Rent and all other sums due hereunder and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth in this Section 10.15, all of Tenant’s right, title and interest in and to all subleases, and hereby confers upon Landlord, its agents and representatives, a right of entry in, and sufficient possession of, the sublease premises to permit and ensure the collection by Landlord of the rents and other sums payable under the subleases, and further agrees that the exercise of the right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof; provided, that such assignment shall become operative and effective only if (a) an Event of Default shall occur, or (b) this Lease and the Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof, or (c) there occurs repossession under a dispossess warrant or other judgment, order or decree of a court of competent jurisdiction and then only as to such of the subleases that Landlord may elect to take over and assume. Notwithstanding anything contained in this Section 10.15 to the contrary, the provisions of this Section 10.15 shall be subject to the provisions of Section 10.11(c).

Section 10.16 Delivery of Sublease Schedule. Tenant shall deliver to Landlord, at least annually, a schedule of any subleases and occupancy agreements which shall include the name of the Subtenant, the expiration date, a description of any renewal options, rentals and any other information relating to such subleases or occupancy agreements which Landlord may reasonably request.

Section 10.17 Indemnification by Tenant. If Landlord shall, in accordance with the terms of Article 10, decline to give its consent to any proposed assignment, sublease or other use or occupancy agreement for which such consent shall be required, or if Landlord shall exercise any of its options under Section 10.08 of this Lease, Tenant shall indemnify, defend and hold harmless Landlord and its officers, employees and agents against and from any and all loss, liability, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any claims that may be made against any such Persons by the proposed assignee or Subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment, sublease or other use or occupancy agreement.

Section 10.18 Assumption by Assignee in Bankruptcy. Any person or entity to which this Lease may be assigned pursuant to the provisions of Section 365 of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, promptly after demand, execute and deliver to Landlord an instrument confirming such assumption. The provisions of this Section 10.18 shall not in any way be construed as Landlord’s advance consent to any such assignment.

Section 10.19 OFAC Information. In connection with any proposed assignment of this Lease or any sublease, Tenant shall provide to Landlord the names of the persons holding an ownership interest in any proposed assignee or sublessee, as applicable, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001), as amended. The obligation contained in the preceding sentence shall not apply to any wholly-owned subsidiary of Tenant or any publicly owned company.

ARTICLE 11

COMPLIANCE WITH LAWS

Section 11.01 Tenant Compliance Required. (a) Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Legal Requirements with respect to the Premises or the use or occupancy thereof together with a copy of such notice.

(b) Tenant shall, at Tenant’s expense, comply with all federal, state and local laws, orders, ordinances, directions, rules, regulations and requirements of any Governmental Authority, now or hereinafter in force (collectively, “Legal Requirements”), in respect of the Premises, any Alterations made by, or at Tenant’s request, outside of the Premises, or the abatement of any nuisance in, on or about the Premises, provided, that to the extent such Legal Requirements necessitate structural Alterations, then, except as otherwise provided herein, Tenant shall only be required to make such structural Alterations in order to comply therewith if such Legal Requirements (I) require the installation, modification or maintenance of any handicapped facilities, any fire-rated partitions, gas, smoke or fire detector or alarm or any sprinkler or other system to extinguish fires, or (II) impose some other requirement on Landlord or Tenant or any violation, order or duty on Landlord or Tenant, and arise in the case of clause (I) or (II) from (i) the particular manner of use or occupancy of the Premises (as distinguished from the mere use and occupancy of the Premises for general office use), (ii) the alteration or operation of Tenant’s installations, equipment or other property therein, (iii) the use of the Premises for any use other than general office use, (iv) any cause or condition created by or at the instance of Tenant, including any Alterations made in or to the Premises, (v) the use or manner of use by Tenant of any area outside the Premises and/or any Alterations made by or at the instance of Tenant to any area outside the Premises, or (vi) a breach of any of Tenant’s obligations hereunder (including any breach resulting from, arising out of, or in connection with any use or occupancy of the Premises prohibited under this Lease). Notwithstanding the foregoing, (I) Tenant shall comply with all Legal Requirements (even if such compliance requires structural Alterations) including the federal Americans With Disabilities Act of 1990, as amended and the regulations promulgated thereunder (collectively, the “ADA”) with respect to areas in or at the entranceways to or within the Premises, including those relating to any “paths of travel” to the public corridor and the restrooms, as well as compliance with all ADA requirements that may be imposed by reason of or in connection with any Leasehold Improvements, and (II) Tenant shall make (or, as hereinafter provided, cause to be made), at Tenant’s expense, all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, necessary to comply with all Legal Requirements (including Local Law No. 5 of 1973, as then in force), the need for which arises out of (i) the performance or existence of any Leasehold Improvements, (ii) the installation, use or operation of Tenant’s Property in the Premises, (iii) the moving of Tenant’s Property in or out of the Building, or (iv) any act, omission, misuse or neglect of Tenant or any Subtenant or its or their employees, agents, contractors, licensees or invitees. If any compliance required hereunder by Tenant with Legal Requirements would affect in any way any Building Systems or the structure of the Building, such work must be performed exclusively by the contractor designated by Landlord, at Tenant’s expense, provided that such contractor shall charge commercially reasonable rates. Tenant shall pay all costs, expenses, fines, penalties and damages that may be imposed upon Landlord or the holder of any other Superior Interest by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 11.01. Tenant shall pay, after demand therefor as Additional Rent, any fines, penalties or other amounts owed by Landlord or any Superior Party to the Fire Department of New York or to others resulting from alarms or violations or corrections to the fire safety system originating in the Premises, except to the extent incurred because the fire safety system located in the Premises on the Commencement Date is not in compliance with Legal Requirements, in which case, Landlord shall promptly correct same at Landlord’s cost.

(c) Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability, of any Legal Requirements; provided, that (a) neither Landlord nor Ground Lessor shall be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Real Property or any part thereof, be subject to being condemned, forfeited or vacated, nor shall the Real Property, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord or Ground Lessor, as applicable, shall be deemed subject to criminal penalty and prosecution for a crime and subject to a fine or charge if Landlord, Ground Lessor, the Property Manager, the Building manager, or the Site Manager, or any officer, director, member, partner, shareholder or employee of Landlord, Ground Lessor, the Property Manager, or the Building manager, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord, Ground Lessor, the Property Manager, the Building manager, or the Site Manager, or such officer, director, member, partner, shareholder or employee (as the case may be) is required to plead or answer thereto.

Section 11.02 Landlord Compliance Required. Except insofar as Tenant is expressly made responsible under this Lease for compliance with the same Legal Requirements, Landlord will comply with all Legal Requirements affecting the Premises, the public areas of the Building, the base Building structure or the Building Systems, or any portions thereof, to the extent that noncompliance with such Legal Requirements would adversely affect (except to a de minimis extent) Tenant’s use of the Premises as offices. Notwithstanding anything contained herein to the contrary, Landlord shall deliver the Premises to Tenant on the Commencement Date in compliance with Legal Requirements, including, without limitation, the ADA and Local Law No. 5 of 1973, as then in force.

Section 11.03 No Discrimination. (a) Tenant covenants and agrees that in its use, operation or occupancy of the Premises and employment and conditions of employment in connection therewith, or in its subleasing of the Premises or any part thereof or assignment of its interest in this Lease, or in connection with the maintenance, repair or alteration of the Premises (i) it shall not discriminate or permit discrimination against any Person by reason of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status, and (ii) it shall comply with all applicable Legal Requirements prohibiting such discrimination or pertaining to equal employment opportunities.

(b) Tenant shall be bound by and shall include the following paragraphs (i) through (v) of this Section 11.03(b) in all construction agreements, agreements for the purchase of goods and services and any other agreements relating to the operation of the Premises, in such a manner that these provisions shall be binding upon the parties with whom such agreements are entered into (any party being bound by such provisions shall be referred to in this Section 11.03 as “Contractor”):

(i) Contractor shall not discriminate against employees or applicants for employment because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status, shall comply with all applicable federal, state or local laws, ordinances, rules and regulations from time to time in effect prohibiting such discrimination or pertaining to equal employment opportunities and shall undertake programs of affirmative action to ensure that employees and applicants for employment are afforded equal employment opportunities without discrimination. Such action shall be taken with reference to, but not limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff or termination, rates of pay or other forms of compensation, and selection for training or retraining, including apprenticeship and on-the-job training.

(ii) Contractor shall request each employment agency, labor union and authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish it with a written statement that such employment agency, labor union or representative will not discriminate because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status and that such agency, union or representative will cooperate in the implementation of Contractor’s obligations hereunder.

(iii) Contractor shall state in all solicitations or advertisements for employees placed by or on behalf of Contractor that all qualified applicants shall be afforded equal employment opportunities without discrimination because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status.

(iv) Contractor shall comply with all of the provisions of the Civil Rights Law of the State of New York and Sections 291-299 of the Executive Law of the State of New York, shall upon reasonable notice furnish all information and reports deemed necessary by Landlord and shall permit access to its relevant books, records and accounts for the purpose of monitoring compliance with the Civil Rights Law and such sections of the Executive Law.

(v) Contractor shall include in all agreements with subcontractors the foregoing provisions of paragraphs (i) through (iv) in such a manner that such provisions shall be binding upon the subcontractor and enforceable by Contractor, Tenant and Landlord. Contractor shall take such action as may be necessary to enforce the foregoing provisions. Contractor shall promptly notify Tenant and Landlord of any litigation commenced by or against it arising out of the application or enforcement of these provisions, and Tenant and Landlord may intervene in any such litigation.

(c) Notwithstanding the provisions of Article 20, but without limitation of Tenant’s obligations under Article 26, if Tenant fails or refuses to comply with its obligations under this Section 11.03, Landlord’s sole remedy shall be to apply to a court of competent jurisdiction for such equitable relief as may be available to secure the performance thereof by Tenant or to take such other action as may be provided by law. This Section 11.03 will also run to the benefit of Ground Lessor, subject to the limitation of remedies contained in Section 40.03 of the Ground Lease.

(d) If Article 40 of the Ground Lease is modified, then Landlord and Tenant shall amend this Lease to conform this Section 11.03 to such modification; provided, that such modification does not increase Landlord’s or Tenant’s obligations or liabilities hereunder or otherwise adversely affect Landlord or Tenant.

Section 11.04 Hazardous Substances. Tenant shall not install or permit any Hazardous Materials to be used, placed or stored in or about the Premises in violation of any Legal Requirements. Tenant shall indemnify and hold Landlord harmless from and against any claims, demands, losses, liabilities, penalties and damages arising out of, or in any way connected with the installation, placement, storage, use or release of Hazardous Materials installed, placed, stored, used or released by Tenant, Tenant’s employees, contractors or agents in violation of any Legal Requirements. If Tenant or its employees, contractors or agents install, use, release, store or place Hazardous Materials in or about the Premises, Tenant shall be obligated to remove and dispose of such Hazardous Materials in compliance with all Legal Requirements. This covenant shall survive the expiration or earlier termination of this Lease. As used herein, the term “Hazardous Materials” means any petroleum product, asbestos product, or any other material, substance or waste that is now, or hereafter during the Term, recognized as being hazardous or dangerous to health or the environment by any federal, state or local agency having jurisdiction over the Building. Landlord represents that, to Landlord’s knowledge, as of the Commencement Date, there are no Hazardous Materials located in the Premises. If, after the Commencement

Date, Tenant discovers any Hazardous Materials located in the Premises that were not installed, placed, stored, used or released by Tenant, Tenant’s employees, contractors or agents and the existence of which violated applicable Legal Requirements as of the Commencement Date, Tenant shall provide Landlord with written notice of same, and Landlord shall, at Landlord’s sole cost, dispose of or remediate same in accordance with applicable Legal Requirements.

ARTICLE 12

INSURANCE

Section 12.01 Compliance with Requirements. Tenant shall not violate, or permit the violation of, any Insurance Requirements, and shall not do, or permit anything to be done, or keep or permit anything to be kept in, on or about the Premises which would subject Landlord, Ground Lessor or any other Superior Party to any liability or responsibility for personal injury or death or property damage, or which would result in Landlord’s insurers refusing to insure the Real Property in amounts required by this Lease or such greater amounts as may reasonably be desired by Landlord, or which might result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Real Property.

Section 12.02 Obligation to Reimburse. If, by reason of Tenant’s failure to comply with the provisions of Section 12.01, the premiums on Landlord’s insurance on the Real Property or any portion thereof shall be higher than they otherwise would be, or Landlord’s insurers reduce the insurance coverage provided on the Real Property or any portion thereof and Landlord must obtain additional insurance, then Tenant shall reimburse Landlord as Additional Rent within 30 days, after demand, for any such premiums attributable to such failure on the part of Tenant.

Section 12.03 Tenant’s Insurance. Tenant, at its expense, shall maintain at all times during the Term commercial general liability insurance, including a contractual liability endorsement and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord, the Property Manager, Ground Lessor, Superior Mortgagee and any other holder of a Superior Interest whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000.00 per occurrence for bodily injury and property damage. Tenant shall also maintain (a) “all risk” property insurance (including coverage for terrorism) covering all present and future Leasehold Improvements and Tenant’s Property to a limit of not less than the full replacement value thereof, (b) business interruption insurance for a minimum period of 12 months or such greater amount that will reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against in this Section 12.03 or other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as a result of any of such perils, (c) comprehensive equipment breakdown insurance (without exclusion for explosion), covering all mechanical, electrical and other equipment belonging to Tenant against physical damage from all perils insured against in this Section 12.03, (d) workers compensation insurance in accordance with the laws of the State of New York and (e) comprehensive automobile liability insurance coverage with limits of not less than $2,000,000 combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicle. Tenant shall deliver to Landlord and any other additional insured such certificates of insurance, issued by the insurer, in form reasonably satisfactory to Landlord, at least 10 days before the Commencement Date. The “all risk” property insurance policies required to be carried by Tenant, and any certificates evidencing such policies, shall provide that the proceeds under such policies shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be reasonably required to recover any such insurance proceeds. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any other additional insured a certificate thereof issued by the insurer at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State (provided, that if permitted under all applicable Superior Instruments, then it shall not be necessary for an insurer to be licensed in New York State so long as such insurer is permitted by all applicable Legal Requirements to write insurance in New York State), rated by Best’s Insurance Reports or any successor publication of comparable standing at A/VIII or better or the then equivalent of such rating, and shall, if available, contain a provision whereby the same cannot be canceled or modified in a material respect unless the insurer shall endeavor to provide Landlord and any other additional insured at least 30 days prior written notice of such cancellation or modification. The limits of liability required herein may be provided by a single policy of insurance or by a combination of primary and umbrella policies, but in no event shall the total limits of liability available for any one occurrence or accident be less than those required herein. Tenant’s policies of insurance may be maintained under “blanket policies” insuring the Premises and other property or locations of Tenant; provided, that such blanket policies shall (i) set forth the amount of the insurance applicable to the Premises, (ii) otherwise comply with the provisions of this Article 12, and (iii) afford the same protection to Landlord and any other additional insured as would be provided by policies individually applicable to the Premises. All insurance policies required to be maintained pursuant to this Section 12.03 shall not contain any exclusions for acts of terrorism or similar events, to the extent commercially available. In addition to the other requirements set forth in this Lease, the insurance required to be carried by Tenant under this Lease shall be primary insurance for all claims under it and shall provide that any insurance carried by Landlord, the Property Manager, and the holder of any Superior Interest is strictly excess, secondary and non-contributing with any insurance carried by Tenant. Notwithstanding anything to the contrary contained herein, in no event shall any policy of insurance maintained by Tenant pursuant to this Section 12.03 have a deductible greater than $250,000.00.

Section 12.04 Waiver of Subrogation. Each party agrees to have included in each of its insurance policies (insuring the Building and Landlord’s property therein in the case of Landlord and insuring Leasehold Improvements and Tenant’s Property, in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured party waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.

Landlord hereby releases Tenant with respect to any claim (including a claim for negligence) which Landlord might otherwise have against Tenant for loss, damage or destruction with respect to Landlord’s property and the Building occurring during the Term to the extent to which Landlord is insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding provisions of this Section 12.04 (or would be insured if Landlord carried policies meeting the requirements of this Section 12.04, regardless of whether Landlord is so insured). Tenant hereby releases Landlord with respect to any claim (including a claim for negligence) which Tenant might otherwise have against Landlord for loss, damage or destruction with respect to Leasehold Improvements or Tenant’s Property occurring during the Term to the extent to which Tenant would be insured under a policy covering loss or damage to such property in the manner required under Section 12.03 and containing a waiver of subrogation in favor of Landlord or permission to release liability (regardless of whether or not Tenant is so insured). If notwithstanding the recovery of insurance proceeds by either party for loss, damage or destruction of its property, the other party is liable to the first party with respect thereto or is obligated under this Lease to make replacement, repair or restoration or payment therefor, then, provided the first party’s right of full recovery under its insurance policies is not thereby prejudiced or otherwise adversely affected, the amount of the net proceeds of the first party’s insurance against such loss, damage or destruction shall be offset against the second party’s liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair or restoration, as the case may be. Such waiver, agreement or permission obtained by Tenant shall extend to Landlord’s agents and employees, Ground Lessor, Superior Mortgagee or any other Superior Party.

Section 12.05 Increases in Coverage. Landlord may from time to time, but not more frequently than once in any 3 year period, require that the amount of the commercial general liability insurance to be maintained by Tenant under Section 12.03 be increased to amounts then customarily required of tenants of comparable premises by landlords of comparable properties. If Tenant shall claim that Landlord’s requirement is excessive, the dispute shall be determined by arbitration as provided in Article 21. Tenant shall, thereafter, carry the insurance determined by such arbitration to be required, but in no event shall the amount of such commercial general liability insurance be less than the amount specified in Section 12.03.

Section 12.06 Depositary and Proceeds. (a) If required by the Ground Lessor or any Superior Mortgagee, the proceeds under all policies required by any provision of this Lease insuring against damage to Leasehold Improvements by fire or other casualty shall be payable to the Depositary and, if not so required, such proceeds shall be payable directly to Landlord, which shall hold the same pending application to the restoration of the Premises in accordance with Article 22.

(b) As used herein, “Depositary” means the entity designated by Landlord from time to time to act as the Depositary hereunder. Any entity designated to act as Depositary shall be (i) a bank, national banking association, savings and loan association or trust company having offices in the Borough of Manhattan, City of New York, State of New York, with a capital and surplus of not less than $500,000,000.00 throughout the period during which its acts as Depositary or (ii) a merchant bank, investment banking or credit corporation, charitable foundation, insurance company or pension and/or annuity company having net assets of not less than $500,000,000.00 throughout the period during which it acts as Depositary.

Section 12.07 Landlord’s Insurance. The Building is insured by Landlord in accordance with the requirements of the Ground Lease.

ARTICLE 13

RULES AND REGULATIONS

Section 13.01 Compliance with Rules. Tenant shall faithfully observe and comply with, and shall cause its employees, agents, invitees and licensees, to faithfully observe and comply with, the rules and regulations annexed hereto as Exhibit C, and such modifications and additions thereto as Landlord at any time and from time to time may make and communicate to Tenant with reasonable prior notice which in Landlord’s reasonable judgment shall not increase in more than a de minimis respect Tenant’s monetary obligations hereunder or adversely affect in any material manner Tenant’s rights hereunder or unreasonably interfere with Tenant’s use of the Premises, and which, in Landlord’s reasonable judgment, shall be necessary or appropriate for the reputation, protection, safety, care or appearance of the Premises or the Project, or portions thereof, or areas adjacent thereto, or the preservation of good order therein, or the operation or maintenance of the Premises or the Project, or portions thereof, or the equipment and fixtures thereon or servicing the same (such rules and regulations, as modified or added to from time to time, the “Rules and Regulations”); provided, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations hereafter adopted, the provisions of this Lease shall control.

Section 13.02 Enforcement of Rules and Regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against any other tenant or any employee, agent, invitee or licensee of any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or its employees, agents, invitees or licensees. Landlord shall not enforce the Rules and Regulations against Tenant in a manner that is less favorable to Tenant than Landlord’s enforcement generally against the other office tenants of the Building.

ARTICLE 14

ALTERATIONS; DISCHARGE OF LIENS

Section 14.01 Alterations by Tenant. (a) Tenant shall not make, or cause to be made, alterations, additions, improvements, installations or changes (“Alterations”) in or to the Premises or any other portion of the Real Property, except as expressly permitted and allowed pursuant to the provisions hereinafter provided. Provided Tenant is not in default under this Lease beyond the expiration of any applicable notice and grace periods, Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (ii) is structural or affects the strength of the Building or involves core drilling, (iii) affects the usage or the proper functioning of any of the Building Systems, (iv) requires the consent of the Ground Lessor or any Superior Mortgagee or Superior Lessor, (v) requires a change to the Building’s certificate of occupancy, or (vi) violates any Legal Requirements or any Insurance Requirements. Tenant may perform Alterations consisting solely of ordinary painting, carpeting and other floor and wall coverings (“Decorative Alterations”) and Non-Material Alterations (as hereinafter defined) without Landlord’s consent, provided Tenant gives Landlord at least 10 Business Days prior notice of the performance of such Decorative Alterations and all such Decorative Alterations are made and performed in accordance with all of the applicable terms, covenants and conditions of this Lease (including the provisions of this Article 14). “Non-Material Alterations” means Alterations other than Decorative Alterations that do not (1) constitute Material Alterations, (2) require a building or alteration permit from any Governmental Authority or (3) cost in any one instance in excess of $100,000.00, subject to CPI Adjustment on each anniversary of the Commencement Date.

(b) Tenant, in connection with any Alterations, shall comply with the Alterations Rules and Regulations set forth as Exhibit D annexed hereto. Except with respect to Decorative Alterations and Non-Material Alterations, no Alterations shall be undertaken by Tenant, and Landlord shall not be required to consider approving any Alterations, until Tenant has caused to be prepared and delivered to Landlord, for Landlord’s prior written approval, complete, detailed working plans and specifications for such Alterations prepared, dated, signed and stamped by a professional architect and engineer licensed to practice in the State of New York showing, among other things, all architectural, electrical, mechanical, plumbing and other installations required to construct and finish such Alterations, which shall be in sufficient form and content and contain sufficient detail to (i) secure all required governmental permits and approvals, (ii) determine whether all such Alterations comply with all Legal Requirements, (iii) permit a contractor to perform all work shown thereon and covered thereby, and (iv) determine the effect such Alterations shall have on the structural components of the Building, the Building Systems, and the operation and maintenance of the Building. Except with respect to Decorative Alterations and Non-Material Alterations, Tenant shall not proceed with any Alterations unless and until Landlord approves Tenant’s plans and specifications therefor (which approval shall not be unreasonably withheld with respect to any plans and specifications for any Alterations that are not Material Alterations). Landlord shall endeavor to respond to any requests made by Tenant pursuant to this Section 14.01(b) within 10 Business Days after receipt thereof.

(c) Tenant shall pay to Landlord within 30 days after demand, as Additional Rent, Landlord’s reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting the progress of the performance of the Alterations.

(d) Before proceeding with any Alterations that will cost more than $250,000.00, subject to CPI Adjustment on each anniversary of the Commencement Date (exclusive of the costs of Decorative Alterations and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Tenant): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit upon presentation of a sight draft only, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alterations, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alterations in question are completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alterations in accordance with the terms of this Section 14.01 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alterations, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Real Property from all contractors performing said Alterations and (z) all submissions required pursuant to Exhibit D attached hereto, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alterations, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 14.01(d) to the extent Landlord deems necessary in connection with said Alterations, the restoration and/or protection of the Premises or the Real Property and the payment of any costs, damages or expenses resulting therefrom.

(e) During the Term, Tenant shall keep records of Alterations (other than Decorative Alterations and Non-Material Alterations) costing in excess of $50,000, including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(f) All Alterations installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, security interests or other title retention agreements.

(g) Tenant shall pay the cost of all utilities (not covered by Tenant’s Electricity Payment pursuant to Section 5.01) furnished in connection with the performance of Alterations as shown on any meters installed in or about the Premises or as otherwise reasonably allocated to Tenant, any costs of Extra Personnel which are reasonably required by Landlord (as specified by written notice to Tenant), any fees payable to independent security agencies, and any required reimbursements owed to Ground Lessor in connection with such work. All such costs and expenses shall be paid within 30 days after demand therefor from Landlord.

(h) Tenant, at its sole cost and expense, shall obtain and deliver to Landlord all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith and with all applicable Legal Requirements and Insurance Requirements and Landlord, upon Tenant’s request and at Tenant’s sole cost, shall use reasonable efforts to assist Tenant in obtaining such permits and certificates and effecting such compliance. No Alterations shall be commenced or prosecuted until all such permits and certificates have been obtained by Tenant and delivered to Landlord.

(i) Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to those typically found in first class office buildings located in Manhattan. All agreements with respect to Alterations shall conform to Section 15.01(b) and all other applicable provisions of this Lease. Alterations (other than Alterations made to any Building Systems or the structure of the Building which must be performed exclusively by the contractor designated by Landlord who shall charge commercially competitive fees) shall be performed by Tenant’s contractors approved in writing in advance by Landlord (which approval shall not be unreasonably withheld or delayed), and the plans and specifications therefor shall be prepared by engineers or architects first approved by Landlord (which approval shall not be unreasonably withheld or delayed), and Tenant shall use only Landlord’s designated expediter with respect to any filings with, or other submissions to, applicable governmental authorities in connection with any Alterations. Alterations shall be performed only at the times permitted in Exhibit D.

(j) Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause its contractors to carry, (x) workers’ compensation insurance in statutory limits, (y) commercial general liability insurance (with completed operations endorsement) for any occurrence in or about the Premises with coverage of not less than $10,000,000 (Subject to CPI Adjustment on each anniversary of the Commencement Date) for each occurrence and (z) builder’s all risk insurance (on a completed value basis), in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. The commercial general liability insurance referred to in this subparagraph (j) shall name as additional insureds, and the builder’s all risk insurance referred to in this subparagraph (j) shall name as loss payees, as their interest may appear, Landlord, Ground Lessor, and, at Landlord’s request, any Superior Mortgagee and any other holder of a Superior Interest. In addition, the commercial general liability insurance referred to in this subparagraph (j) shall name, as an additional insured, the Property Manager. The insurance required to be carried pursuant to subparagraph (j) shall be primary insurance for all claims under it and shall provide that any insurance carried by Landlord, the Property Manager and the holder of any Superior Interest is strictly excess, secondary and non-contributing with the insurance required to be carried under this subparagraph (j). At or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations, Tenant shall furnish Landlord with certificates of insurance evidencing that such insurance is in effect.

(k) Intentionally omitted.

(l) Landlord’s review of, inspection of, consent to or approval of any Alterations and/or the plans and specifications for any Alterations is solely for Landlord’s benefit and shall not be construed to be, and shall not be, a representation, warranty or agreement by Landlord that the Alterations in question are adequate, correct, efficient, sound, advisable or in compliance with Legal Requirements or Insurance Requirements.

Section 14.02 Discharge of Violations and Liens. Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (by other than Landlord), which shall be issued by the Department of Buildings of the City of New York or any other Governmental Authority having or asserting jurisdiction. Tenant shall defend, indemnify and hold harmless Landlord, Ground Lessor, any Superior Mortgagee and any other holder of a Superior Interest from and against any and all mechanics’ and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or claimed to have been done for or supplied to Tenant, or any person claiming through or under Tenant, including security interests in any materials, fixtures or articles so installed in and constituting part of the Premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.

Section 14.03 No Liens. Except for permitted subleases, Tenant shall not create or cause, or permit or suffer to be created any lien, encumbrance or charge upon Tenant’s leasehold estate in the Premises or any part thereof or upon the income therefrom. Tenant shall not create or cause to be created any lien, encumbrance or charge upon any assets (including, without limitation, any Rent payable hereunder) of, or funds appropriated to, Landlord, or Ground Lessor, or upon the estate, rights or interest in the Premises or any part thereof of Landlord, or the Ground Lessor in the Premises.

Section 14.04 Discharge of Any Liens. If any mechanic’s, laborer’s or materialman’s lien at any time shall be filed against the Premises or any part thereof or any interest therein as a result of any act or omission of Tenant or its Subtenants or their respective officers, employees, agents, suppliers, materialmen, mechanics, contractors, subcontractors or sub-subcontractors, or, if any public improvement lien created or caused to be created by Tenant shall be filed against any assets of, or funds appropriated to, Landlord or Ground Lessor, then Tenant, within 20 days after actual notice of the filing thereof, or such shorter period after actual notice as may be required by a Superior Mortgagee (but not less than 10 days after actual notice), shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged of record within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same of record as aforesaid in any manner permitted by law, or Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amounts so paid by Landlord, including all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord in connection therewith, together with interest thereon at the Default Rate, from the respective dates of Landlord’s making of the payment or incurring of the costs and expenses, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord after demand.

Section 14.05 No Liability of Landlord or Superior Parties. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord or Ground Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of materials that would give rise to the filing of any lien against the Premises or any part thereof or any assets (including, without limitation, any Rent payable hereunder) of, or funds appropriated to, Landlord or Ground Lessor.

Section 14.06 Delivery of Drawings to Landlord. Within 30 days following the completion of an Alteration (other than Decorative and Non-Material Alterations), Tenant shall deliver to Landlord “as-built” drawings and CAD files on diskette and by e-mail in AutoCAD.DWG format, showing the exact nature and location of any Alterations Tenant has performed or caused to be performed, and (i) if any Alterations are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Alterations and (ii) if any Alterations by Landlord for Tenant were performed or are then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such Alterations, in Tenant’s possession. Any files to be delivered to Landlord by e-mail as set forth in the preceding sentence shall be sent to: Tenantplan@brookfield.com.

Section 14.07 Specialty Alterations. Provided Tenant shall have requested such notice from Landlord pursuant to Tenant’s Specialty Alterations Notice given to Landlord with Tenant’s submission to Landlord, for Landlord’s approval, of Tenant’s plans and specifications meeting the requirements set forth in Section 14.01(b), Landlord, by notice given to Tenant at or prior to the time Landlord approves such plans and specifications, shall inform Tenant as to which Specialty Alterations depicted on such plans and specifications Landlord shall require Tenant to remove upon the Expiration Date. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after such termination, shall remove the same from the Premises, shall repair and, if applicable, restore the portion of the Premises from which the same was removed to at least the condition existing prior to installation thereof, reasonable wear and tear excepted, and shall repair any damage to the Premises or to the Building due to such removal. If Tenant shall have failed to so request such notice from Landlord in a Tenant’s Specialty Alterations Notice given to Landlord by Tenant at the time Tenant submitted such plans and specifications in question to Landlord for Landlord’s approval, then Landlord shall be entitled to instruct Tenant at any time prior to the Expiration Date as to which Specialty Alterations must be removed by Tenant upon the Expiration Date, and Tenant shall comply with such instructions. “Tenant’s Specialty Alterations Notice” means a notice given by Tenant to Landlord, accompanying the plans and specifications (meeting the requirements set forth in Section 14.01(b)) submitted by Tenant to Landlord for Landlord’s approval, stating in bold capital letters that such notice is being given pursuant to Section 14.07 of the Lease and that, pursuant to Section 14.07 of the Lease, Landlord is required to inform Tenant at or prior to the time it approves such plans and specifications as to which Specialty Alterations, depicted on such plans and specifications, Landlord shall require Tenant to remove prior to the Expiration Date or within 15 days following any earlier termination of this Lease. “Specialty Alterations” means any and all Alterations located outside of the Premises (other than electrical and telecommunications risers and conduits and lines), and all vaults, cooking kitchens, subflooring structures and raised flooring systems, stone flooring (other than that existing in the Premises on the Commencement Date), structural reinforcements, auditoria, dumbwaiters, conveyors, mainframe computer centers, back-up energy supply systems, generators and fuel tanks, fuel lines and all equipment related to any back-up energy supply system, internal staircases, private lavatories, medical facilities, any structural work not typically undertaken in office space or that is unusually expensive to demolish or remove, including beam cuts, slab restorations and floor openings, and any other Alterations or improvements which are not customary for build-outs of tenants of first class office buildings in downtown Manhattan generally or are unusually expensive to demolish or remove. Notwithstanding anything contained herein to the contrary (including any response or lack of response by Landlord to any Tenant’s Specialty Alterations Notice), the following Alterations must be removed by Tenant prior to the Expiration Date, or, in the case of any earlier termination of this Lease, within 15 days after such termination, and Tenant shall repair and, if applicable, restore the portion of the Premises from which the same were removed to at least the condition existing prior to the installation thereof, reasonable wear and tear excepted, and shall repair any damage to the Premises or the Building due to such removal: (i) internal staircases, (ii) any Alterations located outside of the Premises (other than electrical and telecommunications risers and conduits and lines), (iii) vaults and (iv) stone flooring (other than existing in the Premises on the Commencement Date). Notwithstanding the foregoing, Tenant shall not be required to remove upon the Expiration Date any Specialty Alterations made by Landlord prior to the Commencement Date.

ARTICLE 15

LANDLORD’S AND TENANT’S PROPERTY

Section 15.01 Ground Lessor’s Property. (a) Except as provided in Section 15.02, Tenant acknowledges that the Premises, all of the materials and equipment incorporated therein, and all Leasehold Improvements are the property of Ground Lessor, and Tenant agrees that all materials and equipment to be incorporated into the Premises at any time during the Term shall, upon purchase of same and at all times thereafter, constitute the property of Ground Lessor, and that legal title to the Premises, all Leasehold Improvements and all such materials and equipment shall continue in Ground Lessor; provided, that Landlord and Ground Lessor (i) shall not be liable in any manner for payment or otherwise to any contractor, subcontractor, laborer or supplier in connection with the purchase or furnishing of any such Leasehold Improvements, materials or equipment or the installation thereof, and (ii) shall have no obligation to pay any compensation to Tenant by reason of Ground Lessor’s acquisition of title to such Leasehold Improvements, materials and equipment.

(b) Tenant covenants and agrees that all agreements with respect to Alterations in the Premises shall include the following provision: “[contractor] [subcontractor] [materialman] hereby agrees that immediately upon the purchase by [contractor] [subcontractor] [materialman] of any building materials to be incorporated in the Premises, or of any building materials to be incorporated in improvements made thereto, such materials shall become the sole property of [insert name of Ground Lessor], a public benefit corporation, notwithstanding that such materials have not been incorporated in, or made a part of, the Premises at the time of such purchase; and [contractor] [subcontractor] [materialman] shall look solely to [Tenant] [contractor] [subcontractor] for payment in connection with the purchase of any such materials, it being expressly understood that [insert names of Ground Lessor and Landlord] shall not be liable in any manner for payment or otherwise to [contractor] [subcontractor] [materialman] in connection with the purchase of any such materials, and [insert names of Ground Lessor and

Landlord] shall have no obligation to pay any compensation to [contractor] [subcontractor] [materialman] by reason of such materials becoming the sole property of [insert name of Ground Lessor]; provided, that nothing contained herein shall prejudice any rights which [contractor] [subcontractor] [materialman] may have under the Lien Law of the State of New York.”

(c) Notwithstanding the ownership by Ground Lessor of the Premises and all materials and equipment incorporated therein, to the extent required under the Ground Lease, Tenant shall pay or cause to be paid to the Governmental Authority having jurisdiction over sales and compensating use taxes, amounts equal to the amounts of all sales and compensating use taxes which would be payable but for such ownership, on the materials and equipment purchased for incorporation into or work performed on the Premises in connection with the maintenance of and repairs, restorations, additions, alterations, improvements and replacements (including capital improvements) to the Premises. Such amounts shall be payable at the times such sales and use taxes would be payable but for such ownership.

Section 15.02 Tenant’s Property. Notwithstanding Section 15.01(a), all movable partitions and all business, communications and office equipment, computers and machinery, and all associated wiring, cabling and conduits, and other articles of personal property, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant and can be removed without damage to the Building, and all furniture, furnishings and other articles of movable personal property, owned by Tenant and located in the Premises (collectively, “Tenant’s Property”), shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease.

Section 15.03 Removal of Tenant’s Property. In connection with any intended removal of any of Tenant’s Property, Tenant shall give Landlord 30 days prior notice of any severance of connections to the structural, mechanical, electrical, sanitary, plumbing, HVAC, fire safety or other Building Systems, other than any such removal within 60 days prior to the Expiration Date, in which case Tenant shall give Landlord 10 days’ prior notice. If any of Tenant’s Property is removed, Tenant shall repair or pay, in accordance with the provisions of Section 16.01(b), the cost of repairing any damage to the Premises, the Building Systems or to the Building resulting from the removal thereof. At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant shall, at its expense, remove from the Premises, all of Tenant’s Property and leave the Premises in a broom-clean condition.

Section 15.04 Abandoned Property. After the Expiration Date, or after a period of 15 days following an earlier termination date, any items of Tenant’s Property which shall remain in the Premises shall be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or removed and disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense. Any costs so incurred by Landlord, or incurred in restoring the Premises to the condition required in Section 15.03 shall be paid by Tenant within 30 days after Landlord’s demand therefor and the terms of this Lease shall continue to be in full force and effect with respect to such obligation on the part of Tenant. Landlord shall have no obligation to Tenant with respect to any items of Tenant’s Property remaining in the Premises after the Expiration Date.

Section 15.05 Survival. The provisions of this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16

REPAIRS AND MAINTENANCE

Section 16.01 Repairs by Tenant. (a) Tenant, at Tenant’s expense, throughout the Term, subject to the terms of this Section 16.01, shall maintain in good repair and working order all Leasehold Improvements, Tenant’s Property, the Premises, the fixtures and equipment therein and the appurtenances thereto (including all restrooms on any floor of the Building where all of the rentable area on such floor is part of the Premises and, regardless of what portion of the rentable area of any floor of the Building is part of the Premises, all private restrooms within the Premises), subject to reasonable wear and tear and except for those repairs for which Landlord is responsible pursuant to any of the other express provisions of this Lease. The term “repairs” shall include all alterations, additions, installations, replacements, removals, renewals, restorations and maintenance. All repairs made by Tenant shall be at least equal in quality and class to those typically made in first class office buildings located in Manhattan and shall be made in compliance with all Insurance Requirements and all Legal Requirements.

(b) In furtherance of the foregoing, but not in limitation thereof, Tenant shall be responsible, at Tenant’s expense, for all necessary or appropriate repairs to all Alterations (including the equipment to be installed by Tenant as described in Sections 5.04 and 17.01) and for repairing any scratched, damaged or broken doors, glass and wall and floor coverings within the Premises or at the entrances to the Premises. Notwithstanding the foregoing, except as set forth in the following sentence, Tenant shall not be responsible for repairing the glass in the exterior windows of the Building. In addition, Tenant shall be responsible, at Tenant’s expense, for making all repairs whether within or outside the Premises, to the extent necessitated by (i) the existence of any Leasehold Improvements or the performance of any work or Alterations by or at the instance of Tenant, (ii) the installation, removal, use or operation of Tenant’s Property, (iii) the moving of Tenant’s Property in or out of the Building or (iv) the negligence or willful misconduct of Tenant or any Subtenant or its or their employees, agents, contractors, licensees or invitees. If any such repairs are to be made outside of the Premises, Tenant shall promptly notify Landlord, and, at Landlord’s election, such repairs shall be performed by Landlord at Tenant’s expense. If Landlord elects to perform such repairs, Tenant shall reimburse Landlord, within 30 days after demand, for all actual, out-of-pocket costs and expenses incurred by Landlord in connection therewith.

(c) Any repairs for which Tenant is responsible hereunder shall be done, at Tenant’s expense, by a contractor selected by Tenant and first approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (except for repairs to any Building Systems or structural portions of the Building, which repairs must be performed exclusively by the contractor designated by Landlord, provided such contractor charges commercially reasonable rates) and otherwise subject to all of the other terms of Article 14.

(d) Tenant shall promptly notify Landlord of the need for any other repairs to any mechanical, sanitary, plumbing, HVAC, fire safety, structural, electrical or other Building Systems, or to any fixtures in the Premises. Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste, damage, or injury to the Premises.

Section 16.02 Repairs by Landlord. Landlord, at Landlord’s expense, shall keep and maintain the public portions of the Building (including the structural components and roof) and the Building Systems serving the Premises in good working order, condition and repair and shall make all repairs, structural and otherwise, interior and exterior, as and when needed in or about such portions of the Building and the Premises, except for those repairs for which Tenant is responsible pursuant to any of the other provisions of this Lease; and such repairs by Landlord shall be at least equal in quality and class to those typically made in first class office buildings in Manhattan and made in compliance with all Insurance Requirements and Legal Requirements.

ARTICLE 17

SERVICES; SIGNAGE AND ACCESS

Section 17.01 Services. From and after the Commencement Date, Landlord, at Landlord’s expense (but subject to reimbursement by way of Tenant’s Operating Payment unless otherwise specified herein), shall provide the following services to the Premises:

(a) Landlord shall maintain and operate the Building’s heating, ventilating and air-conditioning (“HVAC”) systems and condenser/chilled water system serving the Premises as follows:

(i) Landlord shall furnish HVAC to the Premises during Business Hours on Business Days in accordance with the specifications attached hereto as Exhibit E. “Business Hours” means between 8:00 a.m. and 6:00 p.m. “Business Days” means all days except Saturdays, Sundays, New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or Operating Engineers contract (collectively, “Holidays”).

(ii) If Tenant shall require HVAC for the Premises at any time other than during Business Hours on Business Days, then Landlord shall furnish such HVAC service to the Premises as Tenant may request by notice given to Landlord by 12:00 noon on any Business Day for any period after Business Hours on such Business Day and by 12:00 noon on the next preceding Business Day for any non-Business Day and Tenant shall pay to Landlord within 30 days after demand, as Additional Rent hereunder, the Building Standard Rate for such HVAC service.

(iii) If Tenant shall install any supplementary air conditioning units in the Premises and connect the same to the condenser/chilled water loop of the Building (or if any of the same shall have been previously installed in the Premises), then (i) all of such work shall be Alterations under Article 14 of this Lease and, accordingly, Tenant shall comply with all of its obligations under Article 14 with respect to such installation and (ii) Tenant shall pay to Landlord, as Additional Rent, commencing on the date on which Tenant shall connect said supplementary unit(s) to the Building condenser/chilled water loop (or, if any such unit previously shall have been installed in the Premises, commencing on the Commencement Date), an amount equal to the Building Standard Rate per ton of condenser/chilled water consumed per hour as measured by meter or meters installed and maintained by Tenant at Tenant’s sole cost and expense (but subject to Landlord’s approval as to the specifications and installation of such meter or meters). Tenant shall pay Landlord for the use of such condenser/chilled water within 30 days after the delivery of an invoice therefor. Within 60 days after the date of this Lease, Tenant shall deliver to Landlord a written notice specifying the amount of condenser/chilled water Tenant will require; provided, that such amount cannot exceed 3 tons. If Tenant fails to deliver such notice, Landlord cannot guaranty the quantity of condenser/chilled water that will be made available to Tenant. If, in the 12 month period following Tenant’s connection to the condenser/chilled water system, Tenant fails to utilize the quantity of condenser/chilled water requested by Tenant and allocated by Landlord, then Landlord shall have the right to reduce the amount of condenser/chilled water allocated for Tenant’s use to the amount necessary to supply Tenant’s requirements as evidenced by Tenant’s condenser/chilled water use for the prior 12 month period. In addition, if Tenant fails to connect to the condenser/chilled water system within 12 months after the Commencement Date, Landlord shall not be required to make available to Tenant any condenser/chilled water.

(iv) If Tenant requires condenser/chilled water for supplemental air-conditioning in excess of that specified in Section 17.01(a)(iii), Landlord shall furnish Tenant additional condenser/chilled water if and to the extent such condenser/chilled water is available as reasonably determined by Landlord from time to time taking into account appropriate reserves to serve all of the current and anticipated future requirements of the buildings served by the Central Plant and the occupants thereof. Tenant shall pay for the cost of any such additional condenser/chilled water supplied to Tenant in the same manner as set forth in Section 17.01(a)(iii) above.

(v) Landlord’s obligations under this Section 17.01(a) are subject to Tenant’s compliance with the conditions of occupancy and the connected electrical load requirement set forth in Exhibit E attached hereto. Use of the Premises, or any part thereof, in a manner contrary to the HVAC design conditions set forth in such Exhibit E (including occupancy and connected electrical load), or rearrangement of partitioning after the Commencement Date which interferes with the normal operation of the HVAC in the Premises, or the use of computer or data processing machines or other machines or equipment in excess of typical office requirements, may require changes in the HVAC systems servicing the Premises, in order to provide comfortable occupancy. Such changes may be made by Landlord, at Tenant’s expense, and Tenant shall reimburse Landlord, within 30 days after demand, for all actual, out-of-pocket costs and expenses incurred by Landlord in connection therewith.

(b) Landlord shall provide reasonably sufficient (in accordance with a first class building) passenger elevator service (on a non-exclusive basis) to each floor of the Building upon which any portion of the Premises is located during Business Hours on Business Days, and at all other times, Landlord shall have at least one passenger elevator subject to call. Landlord shall provide freight elevator service to the Premises on a first come-first served basis (i.e., no advance scheduling) for Tenant’s reasonable use, subject to the reasonable needs of other tenants and occupants of the Building, during Business Hours on Business Days. If Tenant shall require use of the freight elevators at any other time, Landlord shall make the freight elevators available to Tenant subject to scheduled availability, upon not less than 1 Business Day advance notice from Tenant, and Tenant shall pay to Landlord within 30 days after demand as Additional Rent the Building Standard Rate therefor; provided, that, in connection with Tenant’s initial move into the Premises, the first 15 hours of such overtime freight elevator service shall be at no cost to Tenant. As of the date of this Lease, based on current union rules, there is a minimum number of hours for use of the freight elevator or loading dock of 4 hours, except if the reservation is made for a period immediately following the end of Business Hours on Business Days or for a period immediately preceding Business Hours on Business Days. As of the date of this Lease, based on current union rules, the minimum number of hours for such overtime use on Business Days is one (1) hour where the reservation is for a period beginning immediately after Business Hours end or for a period which ends immediately preceding when Business Hours begin; the use of freight elevators shall be on a nonexclusive basis, except with respect to the freight elevator Tenant has reserved during periods other than Business Hours. The use of the elevators shall be subject to the Rules and Regulations. The minimum number of hours of use contained in this Section 17.01(b) are subject to change by Landlord if union rules change. If the Building supplies manually operated elevator service, Landlord may at any time substitute automatic control elevator service, without reducing or otherwise affecting any of Tenant’s obligations hereunder.

(c) Subject to the further provisions of this Section 17.01(c), Landlord shall provide to the Premises the cleaning services set forth in the specifications attached hereto as Exhibit F. Tenant shall pay to Landlord within 30 days after demand as Additional Rent the Building Standard Rate, for (i) extra cleaning work required because of (A) misuse or neglect on the part of Tenant or any Subtenant or its or their employees or visitors, (B) the use of portions of the Premises for other than normal office purposes requiring greater or more difficult cleaning work than office areas, (C) an unusual quantity of interior glass surfaces or glass partitions, or (D) an unusual quantity of non-building standard materials or finishes installed in the Premises, (ii) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy or at times other than Landlord’s standard cleaning times set forth below, and (iii) pest control with respect to the Premises in excess of that ordinarily provided to business office occupants in the Building. If Tenant requires any cleaning services in excess of the services specified in Exhibit F, Tenant, at its expense, shall contract for same directly with Landlord’s cleaning contractor. Landlord, Landlord’s cleaning contractor and their employees shall have access to the Premises after 5:30 p.m. and before 8:00 a.m. (provided, that no cleaning of occupied offices or vacuuming shall be done prior to 6:00 p.m.) and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required under this Section 17.01(c). Notwithstanding the foregoing, Landlord shall not be required to clean any portion of the Premises used for the preparation, serving or consumption of food or beverages, training rooms, LAN rooms, computer rooms, data processing or reproducing operations, pantries or private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and, in such areas, Tenant shall, at Tenant’s expense, retain Landlord’s cleaning contractor to perform such cleaning, provided such contractor charges commercially reasonable rates. If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

(d) Landlord shall furnish to each floor of the Building upon which any portion of the Premises is located reasonable quantities of cold water for drinking and pantry use, and hot and cold water for core lavatory (i.e., not for Tenant’s private bathrooms) and cleaning purposes only. If Tenant requires water for any other purposes, Landlord may, at its election, employ one or more engineers to conduct one or more surveys of the Premises to determine Tenant’s usage of hot and cold water which surveys, at Landlord’s election, may be updated on an annual basis or, more frequently upon Tenant’s changed use of one or more portions of the Premises. The actual out-of-pocket cost of such surveys shall be borne by Tenant. Landlord shall bill Tenant monthly on the basis of such surveys at the Building Standard Rate for such use of water for such other purposes, and Tenant shall pay such amounts as Additional Rent within 30 days thereafter. Alternatively, Landlord may instead install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of hot and cold water including hot water for steam, in lieu of relying upon any such surveys, and Tenant shall pay Landlord as Additional Rent within 30 days after being billed therefor, at the Building Standard Rate for the cost of the quantities of items shown on such meters.

Section 17.02 Window Cleaning. Landlord shall cause the exteriors and interiors of the windows in the Premises to be cleaned as appropriate for a first-class office building in downtown Manhattan, subject, however, to applicable Legal Requirements, labor union requirements and delays caused by inclement weather, but in no event less frequently than 2 times per year. Tenant shall not obstruct access to any operable window or door accessing the exterior of the Building from the Premises. Tenant shall not clean, require or otherwise permit or suffer any window in the Premises to be cleaned from the outside.

Section 17.03 Limitation on Abatement/Liability. (a) Except as otherwise expressly provided in Section 17.03(b) below and Articles 22 and 23, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making or failure to make any repairs or changes which Landlord is required or permitted by this Lease or required by applicable Legal Requirements or in good faith deems necessary to make in or to any portion of the Project, the Real Property, the Building or the Premises, or in or to the fixtures, equipment or appurtenances of the Project, the Real Property, the Building or the Premises, or by reason of an Unavoidable Delay. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop or interrupt or reduce service of any of the HVAC, electric, sanitary, elevator or other Building Systems serving the Premises, or to stop or interrupt or reduce any other services required of Landlord under this Lease (whether or not specified in this Article 17), whenever and for so long as may be necessary, by reason of (i) accidents, emergencies, strikes or the occurrence of any other similar events, (ii) the making of repairs or changes which Landlord is required or is permitted by this Lease or by applicable Legal Requirements to make or in good faith deems necessary, (iii) difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or (iv) any Unavoidable Delay, whether similar or dissimilar. Provided Landlord is reasonably able to do so, Landlord shall give reasonable advance notice to Tenant of any such stoppage or interruption and will with reasonable diligence take such steps as are reasonably available to Landlord to minimize the interference with Tenant’s access to and/or use of the Premises arising from such stoppage or interruption; provided, that Landlord shall have no obligation to take such steps by performing work on an overtime basis unless Tenant pays any excess charges to Landlord for such overtime work. Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable grace or notice and cure period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days (unless Tenant pays for same in advance), and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

(b) If, without having been caused by Tenant or any Persons claiming through or under Tenant, a material portion of the Premises is rendered Untenantable for a period of 7 consecutive Business Days by reason of any stoppage or interruption of (i) any of the services Landlord is required to provide pursuant to Sections 17.01(a) to (d) above or (ii) any electricity to the Premises, due, in any case referred to in the preceding clauses (i) and (ii), to Landlord’s repair or failure to repair any Building facilities and systems or electrical risers that Landlord is required under this Lease to repair, in each case for reasons other than an Unavoidable Delay or an event described in Articles 22 and 23, following the date that Tenant shall have given Landlord notice of such event which rendered a material portion of the Premises Untenantable, then for the period commencing on the 8th consecutive Business Day that such material portion of the Premises is so rendered Untenantable following the date that Tenant shall have given Landlord notice of the same, Base Rent and Additional Rent payable pursuant to Article 4 shall be appropriately abated for so much of the Premises as shall be so Untenantable. The abatement of Base Rent and Additional Rent under this Section 17.03(b) shall be Tenant’s sole and exclusive remedy in the event any portion of the Premises is rendered Untenantable. “Untenantable” means that Tenant shall be unable to occupy, and shall not be occupying, the Premises or the applicable portion thereof. The entry by Tenant to the affected portion of the Premises on a limited basis solely to retrieve files and documents (and not for the conduct of business) or to remove food or clean or inspect food service areas or the existence in the Premises of Tenant’s Property shall not by itself be deemed to be “occupying the Premises” for purpose of this Section 17.03(b). Notwithstanding the foregoing provisions of this Section 17.03(b), Tenant shall not be entitled to any rent abatement for an interruption in or stoppage of any service or in electricity to the Premises arising by reason of any cause emanating from outside the Building (including a failure by the electric service provider to supply electricity to the Building, other than as a result of a failure by Landlord timely to pay bills rendered to Landlord by the electric service provider). For the purposes of this Section 17.03(b), the term “material portion” of the Premises means more than 10% of the rentable square foot area of the

Premises. If Tenant has paid to Landlord any Base Rent and/or Additional Rent with respect to which Tenant is entitled to an abatement pursuant to this Section 17.03(b), Landlord shall (i) credit the amount so paid against the next payment of Base Rent and/or Additional Rent, as applicable, coming due or, (ii) if this Lease shall have terminated, refund the same to Tenant, which such obligation shall survive this Lease.

Section 17.04 Signage.

(a) Tenant shall not be permitted to have any signage on the exterior of the Building or in the Building lobby, and no lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of the Premises, or at any point inside the Premises where the same are visible outside of the Premises, without the prior written approval of Landlord; provided, that (i) Tenant may install identification signage on the entry doors to the Premises, subject to Landlord’s consent, not to be unreasonably withheld, and (ii) Landlord, at Landlord’s expense, shall install Building standard directional signage in the elevator lobby of the floor of the Building upon which the Premises is located. Notwithstanding anything to the contrary contained herein, Tenant shall be listed in the Building directory, if any.

(b) Tenant’s signage rights under this Section 17.04 are non-exclusive.

(c) Tenant shall be responsible for obtaining all necessary permits and approvals from governmental authorities having jurisdiction for the design, installation and maintenance of all Tenant’s signs.

Section 17.05 Building Name. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

Section 17.06 Space Excluded from Premises; Pipes, Ducts and Conduits, Etc. Subject to the provisions of the following sentence, the Premises shall consist solely of the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, and shall specifically exclude all other portions of the Building, including the exterior Building walls, core corridor walls and doors, and any core corridor entrances, terraces or roofs. Notwithstanding the foregoing, the Premises shall exclude any space (whether or not otherwise within the Premises) that is above the hung ceiling or below the floor, or enclosed in columns, which may be used for shafts, stacks, pipes, conduits, fan rooms, ducts, electricity, communications, sinks or other Building facilities or utilities, and the use thereof, and access thereto through the Premises, is reserved exclusively to Landlord; provided, that Tenant may use same to the extent reasonably necessary for cabling and wiring. Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises; provided, that the same are installed adjacent to or concealed behind walls and ceilings within or bounding the Premises and by such methods and at such locations as will not interfere with or impair Tenant’s layout or use of the Premises or any Alterations in more than a de minimis way. In addition to the foregoing, Tenant acknowledges and agrees that Landlord has a film installed on the inside of the windows of the Building and that Landlord shall have access thereto in connection with the installation, maintenance or replacement of such film; provided, that any replacement film shall be of at least substantially similar clarity.

Section 17.07 Storage of Repair Materials. Landlord, Ground Lessor, or any Superior Mortgagee, as the case may be, during the progress of any repair, alteration or work referred to in Section 17.06 or otherwise required or permitted by this Lease or applicable Legal Requirements or deemed reasonably necessary by Landlord, may keep and store in or at the Premises, subject to the reasonable requirements of Tenant and any Subtenant (except in cases of emergency or apparent emergency), reasonable quantities of materials, tools, supplies and equipment reasonably necessary to be so stored, in locations reasonably designated by Tenant. Landlord, Ground Lessor, or any Superior Mortgagee, as the case may be, provided that such party exercises reasonable care, shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant or any Subtenant by reason of making such repairs or the performance of any such alterations, work, or on account of bringing materials, tools, supplies and equipment into the Premises during the course thereof, and the obligations of Tenant under this Lease shall not be affected thereby; provided, that Landlord shall repair any damage caused thereby. To the extent that Landlord, Ground Lessor or any Superior Mortgagee undertakes such repairs, alterations or work and the same shall require interruption of any services to or access of Tenant or a Subtenant or the entry into any space covered by this Lease or a sublease, such work or repairs shall be commenced and completed with reasonable diligence, subject to any Unavoidable Delay, and in such a manner as not to unreasonably interfere with the conduct of business in such space, but such work or repairs need not be performed outside of normal Business Hours on Business Days. Nothing in this Article 17 or elsewhere in this Lease shall imply any duty upon the part of Landlord, Ground Lessor or any Superior Mortgagee to do any work not otherwise required to be done by such parties hereunder, and the performance of any work by Landlord, Ground Lessor or any Superior Mortgagee shall not constitute a waiver of Tenant’s default in failing to perform the same.

Section 17.08 Access by Landlord and Others. Tenant shall permit Landlord, Ground Lessor and any Superior Mortgagee, and their respective agents or representatives, to enter the Premises, at all reasonable times on reasonable notice (except in the case of emergency), which notice may be given orally, and in the presence of Tenant or its representative (except in the case of an emergency, in which event no prior notice is required), if such representative is available and present, but subject to the reasonable requirements of Tenant and of any Subtenant, for the purpose of (a) inspecting the Premises, (b) determining whether or not Tenant or any Subtenant is in compliance with its obligations hereunder, and (c) making any repairs or alterations to the Premises or to the Building and/or performing any work therein or in the Building, if reasonably desired by Landlord or necessitated by any Legal Requirements, Insurance Requirements or other provision of this Lease, or otherwise permitted hereunder.

Section 17.09 Building Access; Changes Therein. Landlord reserves the right, at any time and from time to time, to make, cause to be made or permit changes in or to the Project, including all public entrances, passageways, concourses, doors, doorways, corridors, elevators, escalators, stairways, restrooms, any pedestrian bridges and the plaza and esplanade, including any of the same connecting the Building with any subway or any other building, improved area or public space, and all other parts of the Project (including the Building), all as Landlord may deem necessary or desirable, provided any such change does not deprive Tenant of reasonable access to the Premises and common areas of the Building in a reasonably comparable manner as prior to such changes and does not adversely affect the first-class nature of the Building. Tenant shall not have any easement or other right in or to the use of any public entrances, passageways, concourses, doors, doorways, corridors, elevators, escalators, stairways, restrooms, or any pedestrian bridge, plaza or esplanade, including any of the same connecting the Building with any subway or any other building, improved area or public space, or any other parts of the Project, and the use of any of the foregoing may, without notice to Tenant, be regulated or discontinued at any time by Landlord, subject to the preceding sentence. The exercise by Landlord of any of its rights under this Section 17.09 shall not constitute an actual or constructive eviction, cause Landlord to incur any liability to Tenant or cause Tenant to be entitled to any diminution or abatement of Rent. Provided that Tenant shall observe and comply with the Rules and Regulations, Landlord shall provide access to the Building and the Premises 24 hours per day, 7 days per week.

Section 17.10 Emergency Access. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason of fire or apparent emergency (i.e., a condition presenting or appearing to present imminent danger to the health and safety of persons or to property) Landlord requires access to the Premises, then Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s Property) and without in any manner affecting the obligations and covenants of this Lease. Within a reasonable time after such forced entry, Landlord shall give Tenant notice of the same.

Section 17.11 Showing the Premises. Landlord and Persons authorized by Landlord shall have the right to enter and pass through the Premises at any reasonable time upon reasonable notice to Tenant (which notice may be given orally) to show the Premises to prospective purchasers, mortgagees and lessees of any interest in the Project or any part thereof. During the period of 18 months prior to the end of the Term, Landlord and Persons authorized by Landlord shall have the right at any reasonable time upon reasonable notice to Tenant to exhibit the Premises to prospective tenants of the Premises. Each Person entering the Premises pursuant to this Section 17.11 may be accompanied by a representative of Tenant if such representative is available and present.

Section 17.12 Premises Access; Changes Therein. Tenant shall have the right to install and change additional locks or other security devices in or to the Premises, provided, that Tenant shall have provided Landlord with copies of any keys, codes or combinations prior to such installation.

Section 17.13 Telecommunication Risers. Landlord shall permit the cable television company serving the area in which the Building is located to provide (at Tenant’s expense) cable television service to all floors of the Building upon which any portion of the Premises is located. All Tenant’s communication equipment, switches, etc. (as opposed to the suppliers’ equipment, switches, etc.) shall be located in the Premises.

Section 17.14 Security. Landlord shall provide security for the Building utilizing personnel, equipment, systems and procedures, either individually or in combination, consistent with and comparable to other first-class office buildings in downtown Manhattan. Tenant, at Tenant’s expense and subject to obtaining the necessary approvals required under this Lease

(including those approvals required pursuant to Article 14), may install or implement a security system within the Premises, and may, at Tenant’s expense, integrate such security system with Landlord’s security system; provided, that Landlord’s access to the Premises shall not be impeded in any way and at any time.

Section 17.15 Other Services. Except as expressly set forth in this Article 17, Landlord shall have no obligation to provide any services to the Premises.

ARTICLE 18

BROKERS

Section 18.01 Designated Brokers. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, finder or consultant in connection with this Lease other than Cushman & Wakefield, Inc. and Jones Lang LaSalle Brokerage, Inc. (“JLL”), each representing Tenant, and JLL, representing Landlord (collectively, the “Brokers”). Landlord shall be responsible for any commission, fee or other compensation payable to the Brokers in connection with this Lease, pursuant to separate agreement.

Section 18.02 Indemnification. Landlord and Tenant shall each indemnify and hold harmless the other party from and against any and all claims, damages and costs (including reasonable attorneys’ fees and disbursements) incurred by such other party in connection with a breach or alleged breach of the indemnifying party’s representation and warranty contained in Section 18.01.

Section 18.03 Survival. The provisions of this Article 18 shall survive the termination or expiration of this Lease.

ARTICLE 19

RIGHT TO PERFORM TENANT’S COVENANTS

Section 19.01 Right to Perform Tenant’s Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the operation of the Building or may result in a violation of any Legal Requirements or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace, notice or cure period.

Section 19.02 Reimbursement by Tenant. All reasonable, out-of-pocket sums paid by a Curing Party and all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by a Curing Party in connection with its actions pursuant to Section 19.01, together with interest thereon at the Default Rate from the respective dates that such Curing Party makes each such payment until the date of actual repayment to such Curing Party, shall be paid by Tenant to Landlord within 30 days after demand as Additional Rent. Any payment or performance by a Curing Party pursuant to the foregoing provisions of this Article 19 shall not be nor be deemed to be a waiver or release of any breach or default of Tenant with respect thereto or of the right of Landlord to terminate this Lease, institute summary proceedings and/or take such other action as may be permissible hereunder if an Event of Default shall exist. In the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep insurance in force, Landlord shall not be limited to the amount of the insurance premium not paid, but Landlord also shall be entitled to recover, as damages for such breach, the uninsured amount of any loss and damage and the costs and expenses of suit actually incurred by Landlord, including reasonable attorneys’ fees and disbursements, suffered or incurred, which loss and damage and costs and expenses, was required to be insured against hereunder.

ARTICLE 20

EVENTS OF DEFAULT; REMEDIES

Section 20.01 Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:

(a) If Tenant shall fail to pay any installment of any Base Rent or any installment of Additional Rent, or any part thereof, when the same shall be due and payable, and such failure shall continue for a period of 5 Business Days after notice from Landlord to Tenant of such default;

(b) If a default of the kind set forth in Section 20.01(c) below shall occur and have been cured, and if a similar material, non-monetary default shall occur more than twice within the next 365 days, whether or not such similar material, non-monetary defaults are cured within the applicable cure period;

(c) If Tenant shall fail to observe or perform one or more of the other terms, conditions, covenants or agreements of this Lease (other than a default of the character referred to in Section 20.01(a), (b) or (d) through (m)) and such failure shall continue for a period of 20 days after the giving of written notice thereof by Landlord to Tenant and specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot, either by their nature or by reason of Unavoidable Delays, reasonably be performed, done or removed, as the case may be, within such 20 day period, in which case no Event of Default shall be deemed to exist by reason of such failure as long as Tenant shall have commenced curing the same within such 20 day period and shall prosecute the same to completion with reasonable diligence);

(d) If Tenant shall admit, in writing, that it is unable to pay its debts as such debts become due;

(e) If Tenant shall make a general assignment for the benefit of creditors;

(f) If Tenant shall file a voluntary petition under Title 11 of the United States Code or if Tenant shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant or of any substantial part of its properties or of the Premises or any interest therein of Tenant, or if Tenant shall take any corporate or other action in furtherance of any action described in Section 20.01(e), this Section 20.01(f) or Section 20.01(g);

(g) If a petition under Title 11 of the United States Code is filed against Tenant and an order for relief is granted, or, if, within 45 days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within 45 days after the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, without the consent or acquiescence of Tenant, or of any substantial part of its properties or of the Premises or any interest therein of Tenant, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within 45 days after the expiration of any such stay, such appointment shall not have been vacated;

(h) If this Lease or the estate of Tenant hereunder shall be assigned or transferred, or the Premises (or any part thereof) shall be subleased or used and occupied by persons or entities other than Tenant, in violation of or without compliance with the provisions of this Lease applicable thereto and such violation or noncompliance shall continue for a period of 15 days after the giving of notice thereof by Landlord to Tenant specifying such violation or noncompliance;

(i) If a levy under execution or attachment shall be made against Tenant or its interest in the Premises or any part thereof and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of 20 days after Tenant becoming aware of same;

(j) If this Lease or the estate of Tenant hereunder shall be mortgaged or encumbered, unless fully discharged (of record, if recorded) within 5 days after notice thereof from Landlord to Tenant or, in the case of any mechanics’ or similar lien, 20 days after Tenant becoming aware of same;

(k) Intentionally omitted;

(l) If Tenant rejects this Lease in connection with any action or proceeding under the Bankruptcy Code; and/or

(m) If Tenant shall abandon the Premises with no intent to return (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises) and fail to secure the Premises.

Section 20.02 Right to Enforce. If an Event of Default shall occur, Landlord may elect to proceed by appropriate judicial proceedings, either at law or in equity, to enforce the performance or observance by Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.

Section 20.03 Remedies. (a) If any Event of Default described in Section 20.01(d), (e), (f), (g) or (l) shall occur, then to the extent permitted by law, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate on the date on which such Event of Default occurs, as if such date were the date herein definitely fixed for the expiration of the Term, and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable for damages as hereinafter provided. If any Event of Default described in Section 20.01(a), (b), (c), (h), (i), (j) or (m) shall occur and Landlord, at any time thereafter during the continuance of such Event of Default, at its option, gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall be not less than 5 days after the giving of such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate on the date specified in such notice as if such date were the date herein definitely fixed for the expiration of the Term, and upon any such expiration and termination, Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable for damages as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 20.01(f) or (g), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within 120 days after entry of the order for relief or as may be allowed by the court, or if such trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 20.13, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on 5 days notice to Tenant, Tenant as debtor-in-possession or such trustee and upon the expiration of such 5 day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession and/or said trustee shall immediately quit and surrender the Premises as aforesaid, but Tenant shall remain liable for damages as hereinafter provided. Nothing contained herein shall be deemed a waiver of Landlord’s rights and remedies under Section 365(d) of the Bankruptcy Code, and all such rights and remedies are hereby expressly reserved.

(b) If an Event of Default described in Section 20.01(a) for default in the payment of Rent shall occur, or if this Lease shall be terminated as provided in Section 20.03(a), Landlord, without notice, may dispossess Tenant by summary proceedings or by any suitable action or proceeding at law or by force or otherwise.

Section 20.04 Removal of Tenant. If this Lease shall be terminated as provided in Section 20.03(a) or Tenant shall be dispossessed as provided in Section 20.03(b), then

(a) Landlord or Landlord’s agents or servants, may immediately or at any time thereafter lawfully re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any Subtenant and other Persons holding or claiming by, through or under Tenant, and all or any of its or their property, without being liable for indictment, prosecution or damages therefor, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto;

(b) All of the right, title, estate and interest of Tenant in and to (i) the Premises, all changes, additions and alterations therein, and all renewals and replacements thereof and (ii) all rents, issues and profits of the Premises, or any part thereof, whether then accrued or to accrue, shall automatically pass to, vest in and belong to Landlord, without further action on the part of either party, free of any claim thereto by Tenant, or any party claiming by, through or under Tenant;

(c) Tenant shall pay to Landlord all Rent payable by Tenant under this Lease to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(d) Landlord may repair and alter the Premises in such manner as Landlord may deem necessary or advisable without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the Premises or any parts thereof alone or, at Landlord’s option, together with other space in the Building, for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as agent of Tenant, and out of any rent or other sums collected or received as a result of such reletting of the Premises Landlord shall: (i) first, pay to itself the cost and expense of terminating this Lease, re-entering, retaking, repossessing, completing construction of and repairing and/or altering the Premises, or any part thereof, and the cost and expense of removing all persons and property therefrom, including in such costs brokerage commissions, legal expenses and attorneys’ fees and disbursements, (ii) second, pay to itself the cost and expense sustained in securing any new tenants and other occupants, including in such costs brokerage commissions, legal expenses and attorneys’ fees and disbursements and other expenses of preparing the Premises for reletting, and, if Landlord shall maintain and operate the Premises, the cost and expense of such operation and maintenance, and (iii) third, pay to itself any balance remaining on account of the liability of Tenant to Landlord. Landlord in no way shall be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due on any such reletting, and no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability; and in no event shall Tenant be entitled to receive any excess of such annual rents over the sums payable by Tenant to Landlord hereunder;

(e) Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (“Deficiency”) between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated pursuant to Section 20.03(a) and the net amount, if any, of rents collected under any reletting of the Premises effected pursuant to the provisions of Section 20.04(d) for any part of such period (which net amount shall be determined after deducting from the rents collected under any such reletting of the Premises all of the payments to Landlord described in Section 20.04(d)); any such Deficiency shall be paid in installments by Tenant on the days specified in this Lease for payment of installments of Rent, and Landlord shall be entitled to recover from Tenant each Deficiency installment as the same shall arise, and no suit to collect the amount of the Deficiency for any installment period shall prejudice Landlord’s right to collect the Deficiency for any subsequent installment period by a similar proceeding; and

(f) Whether or not Landlord shall have collected any Deficiency installments as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, after demand, in lieu of any further Deficiency installments, as and for liquidated and agreed final damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damage), a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated pursuant to Section 20.03(a) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the rate of 3% per annum less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 20.04(e) for the same period; it being agreed that before presentation of proof of such liquidated damages to any court, commission or tribunal, if the Premises, or any substantial part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated pursuant to Section 20.03(a), or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

Section 20.05 Tenant’s Obligation Unaffected. No termination of this Lease pursuant to Section 20.03(a) or (b), and no taking possession of and/or reletting of the Premises, or any part thereof, pursuant to Section 20.03(b) and Section 20.04(a) or (b), shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting except as otherwise specifically provided.

Section 20.06 Waiver of Jury Trial. To the extent not prohibited by law, Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage.

Section 20.07 Suits by Landlord. One or more suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any Deficiencies or other sums payable by Tenant to Landlord pursuant to this Article 20, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon the Term would have expired had there been no Event of Default by Tenant and termination.

Section 20.08 Recovery Not Limited. Nothing contained in this Article 20 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding provisions of this Article 20.

Section 20.09 Receipt of Money Not a Waiver. No receipt of moneys by Landlord from Tenant after the termination of this Lease or after the giving of any notice of the termination of this Lease shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as herein otherwise expressly provided, it being agreed that after the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupancy of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.

Section 20.10 Waiver of Other Notices and Right of Redemption. Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or in the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry”, as used in this Lease are not restricted to their technical legal meaning.

Section 20.11 Waiver Only in Writing. (a) No failure by Landlord to insist upon the strict performance by Tenant of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof by either party, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver by either party of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

(b) No failure by Tenant to insist upon the strict performance by Landlord of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such covenant, agreement, term or condition.

Section 20.12 Other Remedies; Right to Injunction. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to receive any funds or proceeds being held, under or pursuant to this

Lease. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

Section 20.13 Bankruptcy. (a) Subject to Article 25, if an order for relief is entered or if a stay of proceeding or other act becomes effective in favor of Landlord or Landlord’s interest in this Lease in any proceeding which is commenced by or against Landlord under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law, Tenant shall be entitled to invoke any and all rights and remedies available to it under law or this Lease.

(b) If an order for relief is entered or if a stay of proceeding or other act becomes effective in favor of Tenant or Tenant’s interest in this Lease, in any proceeding which is commenced by or against Tenant, under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such laws or this Lease, including such rights and remedies as may be necessary to adequately protect Landlord’s right, title and interest in and to the Premises or any part thereof and/or adequately ensure the complete and continuous future performance of Tenant’s obligations under this Lease. Adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, may include the following requirements:

(i) That Tenant shall comply with all of its obligations under this Lease;

(ii) That Tenant shall pay to Landlord, on the 25th day of each month commencing with the entry of such order or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during such monthly period, but, in no event, an amount which is less than the aggregate Rent payable for such monthly period;

(iii) That Tenant shall continue to use the Premises in the manner provided by this Lease;

(iv) That Landlord shall be permitted to supervise the performance of Tenant’s obligations under this Lease;

(v) That Tenant shall hire, at its sole cost and expense, such security personnel as may be necessary to insure the adequate protection and security of the Premises;

(vi) That Tenant shall pay to Landlord within 30 days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, a security deposit in an amount reasonably acceptable to Landlord, but in no event less than the annual Rent payable hereunder for the then current Lease Year;

(vii) That Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;

(viii) That Landlord be granted a security interest acceptable to Landlord in property of Tenant to secure the performance of Tenant’s obligations under this Lease; and

(ix) That if Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Bankruptcy Code § 365) to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such assignment, setting forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such Person’s future performance under the Lease, including the assurances referred to in Bankruptcy Code § 365(b)(3), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than 15 days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than 7 days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in-possession given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which may be payable out of the consideration to be paid by such Person for the assignment of this Lease.

(c) If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within 90 days after such disaffirmance, rejection or termination shall enter into a new lease as lessee with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date at the same Base Rent and Additional Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all

Additional Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due after the effective date of such disaffirmance, rejection or termination with respect to any prior period. If such assignor or any of its predecessors in interest under this Lease, as the case may be, shall fail or refuse to enter into the new lease within 10 days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against such assignor or any of its predecessors in interest under this Lease, as the case may be, as if such assignor or any of its predecessors in interest under this Lease, as the case may be, had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

Section 20.14 Reimbursement for Tenant’s Default. If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit in connection with the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, after demand, reimburse Landlord for Landlord’s attorneys’ fees and disbursements and court costs relating in any way to such enforcement, suit, bankruptcy or insolvency, whether or not (in the case of a bankruptcy involving Tenant) such attorneys’ fees and disbursements or costs arose prior to or after the filing of the bankruptcy petition.

Section 20.15 Attorneys Fees. Subject to Section 20.14, the prevailing party in any action or proceeding between Tenant and Landlord shall be reimbursed by the losing party, within 30 days after demand, for its reasonable, out-of-pocket attorneys’ fees and disbursements and court costs.

ARTICLE 21

ARBITRATION

Section 21.01 Selection and Conduct. (a) In such cases where this Lease expressly provides for the settlement of a dispute or question by arbitration, and only in such cases, the party desiring arbitration shall appoint an arbitrator on its behalf and give notice thereof to the other party who shall, within 20 days thereafter, appoint a second arbitrator on its behalf and give written notice thereof to the first party. The two arbitrators thus appointed shall together appoint a disinterested person as a third arbitrator within 20 days after the appointment of the second arbitrator, and the three arbitrators shall as promptly as possible determine the matter which is the subject of the arbitration. The decision of the majority of them shall be conclusive and binding on all parties, and judgment upon the award or decision may be entered in any court having jurisdiction.

(b) If any party who shall have a right pursuant to Section 21.01(a) to appoint an arbitrator shall fail or neglect to do so within the time permitted, then the other party (or if the two arbitrators appointed by the parties shall fail to appoint a third arbitrator when required hereunder, then either party) may apply to the American Arbitration Association to appoint such arbitrator.

(c) Arbitration shall be conducted in the City and County of New York and, to the extent applicable and consistent with this Article 21, shall be in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association or any successor body of similar function. The expenses of arbitration and the fees and disbursements of the third arbitrator shall be shared equally by Landlord and Tenant but each party shall be responsible for the fees and disbursements of the arbitrator it appoints and its own attorneys and the expenses of its own proof.

(d) Landlord and Tenant agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.

(e) No arbitrator shall have any power to vary or modify any of the provisions of this Lease and their jurisdiction is hereby limited accordingly.

(f) The two arbitrators to be selected by the parties and the third arbitrator to be selected by such two arbitrators shall be licensed engineers, registered architects, licensed commercial real estate brokers, certified public accountants or other professionals, each having at least 10 years experience in first class commercial real estate in Manhattan in the subject matter of the arbitration, and the third shall be independent.

(g) Any dispute relating to Landlord’s reasonableness (where Landlord agreed to be reasonable) in denying its consent to a proposed assignment or sublease pursuant to Section 10.09 or in denying its consent to any Alterations may be determined, at Tenant’s option, under the expedited procedure provisions of the Commercial Dispute Regulation Procedures of the American Arbitration Association (presently rules E-1 through E-10).

(h) Landlord and Tenant each: (i) consent to the entry of judgment in any court upon any award or decision rendered in any arbitration held pursuant to this Article 21; and (ii) acknowledge that any award or decision rendered in any arbitration held pursuant to this Article 21, whether or not such award or decision has been entered for judgment, shall be final and binding upon Landlord and Tenant.

(i) Notwithstanding anything contained in this Article 21 to the contrary, in the event of any conflict or inconsistency between the arbitration provisions set forth in (i) Article 33 with respect to the determination of Fair Market Rent, and (ii) this Article 21, the arbitration provisions of Article 33, shall govern and control.

ARTICLE 22

CASUALTY

Section 22.01 Restoration of the Premises. Tenant shall notify Landlord promptly of any Casualty in the Premises. If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (a) Landlord shall repair and restore the Building and the Premises (but excluding Leasehold Improvements and Tenant’s Property) (“Landlord’s Restoration Work”) to

a condition substantially similar to the condition existing before such Casualty with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (b) Tenant shall repair and restore all Leasehold Improvements and Tenant’s Property (“Tenant’s Restoration Work”) to a condition substantially similar to the condition existing before such Casualty with reasonable dispatch after the Casualty. The performance by Tenant of Tenant’s Restoration Work shall be subject to all of the applicable terms, covenants and conditions of this Lease governing Alterations (including the provisions of Article 14). Notwithstanding anything to the contrary contained herein, if in Landlord’s judgment, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (i) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the “Specified Restoration Work”), (ii) Landlord shall perform the Specified Restoration Work and (iii) Tenant shall pay to Landlord, or authorize the Depositary to pay to Landlord (as the case may be), within 30 days following the giving of Landlord’s written demand therefor, the actual, out-of-pocket reasonable cost of such Specified Restoration Work (unless Landlord shall then be holding the insurance proceeds, in which event, Landlord shall retain from such proceeds the cost of such Specified Restoration Work).

Section 22.02 Abatement of Rent. If all or part of the Premises shall be rendered Untenantable by reason of a Casualty, the Base Rent and the Additional Rent under Article 4 shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earliest of (a) the date Landlord shall have substantially completed Landlord’s Restoration Work to the Premises (provided, that if Landlord would have substantially completed Landlord’s Restoration Work to the Premises at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such repairs or restoration or collecting insurance proceeds, then Landlord’s Restoration Work to the Premises shall be deemed to have been substantially completed on such earlier date and the abatement shall cease) or (b) the date Tenant or any Subtenant reoccupies a portion of the Premises for the conduct of business (in which case the Base Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy) or (c) the date the Premises is made tenantable for the conduct of business (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease). Notwithstanding any provision contained in this Lease to the contrary, (i) there shall be no abatement of Rent with respect to any portion of the Premises which has not been rendered Untenantable by reason of a Casualty and which is accessible and useable for the conduct of business, whether or not other portions of the Premises are Untenantable, and (ii) any abatement of Rent applicable to any portion of the Premises which was rendered Untenantable by reason of a Casualty shall cease on the earliest of the dates referred to in clauses (a), (b) or (c) of the preceding sentence; provided, that such portion is accessible, whether or not other portions of the Premises remain Untenantable. Such determination shall be made by Landlord acting reasonably in a written notice to Tenant. Landlord’s determination of the date Landlord’s Restoration Work to the Premises shall have been substantially completed or the date the Premises is made tenantable shall be controlling unless Tenant disputes same by notice to Landlord given within 10 days after notice of such determination by Landlord is given to Tenant, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Nothing contained in this Article 22 shall relieve Tenant from any liability that may exist as a result of any Casualty.

Section 22.03 Termination. (a) If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, or (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 30% of the full insurable value of the Building (which, for purposes of this Section 22.03, means replacement cost less the cost of footings, foundations and other structures below the ground floor of the Building) immediately prior to the Casualty (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 120 days after the Casualty; provided, that Landlord concurrently terminates leases for no less than 50% of the office space in the Building then leased to tenants (including Tenant).

(b) If a Casualty renders 25% or more of the Premises Untenantable Premises (a “25% Casualty”), Landlord shall, within 90 days after such Casualty (which 90-day period shall be subject to extension by reason of any Unavoidable Delay), give a notice to Tenant stating the length of time following the Casualty that a reputable licensed architect, engineer or contractor (the “Estimator”) has determined that Landlord’s Restoration Work to the Premises will reasonably require (the “Estimate Notice”). If the Estimator shall determine that such Landlord’s Restoration Work to the Premises will take longer than 12 months, then, in such event, Tenant shall have the option to terminate this Lease by notice given to Landlord within 30 days following the giving of the Estimate Notice to Tenant (time being of the essence with respect to the giving by Tenant of such notice of termination within such 30 day period). If a 25% Casualty has occurred and Landlord shall not have substantially completed Landlord’s Restoration Work to the Premises within the Casualty Restoration Period then, in such event, Tenant shall have the option to terminate this Lease by notice given to Landlord within 30 days following the expiration of the Casualty Restoration Period (time being of the essence with respect to the giving by Tenant of such notice of termination within such 30 day period). The term “Casualty Restoration Period” means the greater of (i) the length of time following the Casualty that the Estimator determined Landlord’s Restoration Work to the Premises would reasonably require, and (ii) the 12 month period following the Casualty plus, in the case of both clause (i) and (ii) of this sentence, a period equal to the length of any delays encountered by Landlord in performing its repair and restoration of the Premises by reason of any Unavoidable Delay. If Tenant exercises either of its options under this Section 22.03 to terminate this Lease as a result of a Casualty, this Lease shall end and expire 30 days following the date notice of such termination is given by Tenant; provided, that if Landlord substantially completes Landlord’s Restoration Work to the Premises within such 30 day period, then such notice of termination by Tenant shall be null and void ab initio and this Lease shall remain in full force and effect. If this Lease is terminated as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Leasehold Improvements.

Section 22.04 Removal of Tenant’s Property. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable, whether or not Landlord shall have notified Tenant to remove the same, but in no event later than 10 Business Days after receiving a notice from Landlord, remove any and all of Tenant’s Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord after demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Property by Tenant or Landlord, as provided in this Section 22.04, or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work and, if applicable, the Specified Restoration Work.

Section 22.05 No Liability for Interruption. Except as expressly provided in Section 22.03, Tenant shall not be entitled to terminate this Lease, and no damages, compensation or claim shall be payable by Landlord, because of any inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 22.

Section 22.06 Tenant’s Insurance Proceeds. (a) Tenant acknowledges and agrees that Landlord will not carry insurance of any kind on any Leasehold Improvements or Tenant’s Property, and Tenant shall be required to repair and restore Tenant’s Property to the extent necessary to resume its operations and shall be required to repair and restore the Leasehold Improvements, even if the insurance proceeds for Tenant’s Property or the Leasehold Improvements are insufficient to pay the entire cost of such repair or restoration. All proceeds of Tenant’s insurance covering Leasehold Improvements shall be paid as provided in Section 12.06 and this Section 22.06.

(b) In the event this Lease has not terminated as a result of a Casualty:

(i) Depositary or Landlord, as applicable, shall pay over to Tenant from time to time, upon the following terms, any monies (“Restoration Funds”) which may have been received by Depositary or Landlord, as applicable, from insurance obtained or maintained by or for the benefit of Tenant, provided, that Depositary or Landlord, as applicable, before paying such monies over to Tenant shall be entitled to reimburse itself therefrom to the extent, if any, of the necessary, reasonable and proper expenses (including reasonable attorneys’ fees) paid or incurred by Depositary or Landlord, as the case may be, in the collection of such monies.

(ii) The Restoration Funds shall be paid to Tenant in installments as the restoration progresses, less retainage in an amount, if any, customary for fee-based services of professionals such as architects and engineers and in the case of other trades, the retainage shall be determined on a contract-by-contract basis, and shall be not less than 10% of each payment due to the contractor until completion of 50% of the work required to be performed pursuant to such contractor’s contract and not less than 5% of each payment thereafter until completion of the work required to be performed pursuant to such contractor’s contract, upon application to be submitted by Tenant to Depositary or Landlord, or the case may be, documenting the cost of labor and materials (x) purchased and delivered to the Premises (or off-site where the applicable contract provides for off-site delivery) for incorporation in the restoration and that such materials have been insured by Tenant (including insurance against vandalism, theft, malicious mischief and the like) for 100% of the cost thereof, less reasonable deductibles, and stored at a reasonably secure and safe location, or (y) incorporated in the Premises since the last previous application, and due and payable or paid by Tenant. The entire balance of retainage applicable to any particular trade contract shall be released upon the final completion of the “punch list” work under such contract; provided, that in no event (other than at Tenant’s request) may the retainage held for any particular contract upon substantial completion of the relevant work be more than twice the amount of the reasonably estimated cost and expense of completing any “punch list” items and all retainage held upon such substantial completion in excess of such amount shall be released upon substantial completion of the relevant work. Any materials stored outside the Premises shall be segregated and stored with the contractor fabricating same or in a bonded warehouse in accordance with such requirements as Landlord may reasonably impose. If any vendor’s, mechanic’s, laborer’s or materialman’s lien is filed against the Premises or any part thereof or against Landlord or any assets of Landlord, Tenant shall not be entitled to receive any further installment of Restoration Funds until such lien is satisfied or discharged (by bonding or otherwise). Notwithstanding the foregoing, the existence of any such lien shall not preclude Tenant from receiving any installment of Restoration Funds; provided, that such lien shall be discharged or bonded with funds from such installment. If Tenant shall have failed to commence the performance of, or, in the event Tenant has commenced to perform, to diligently continue the performance of, the required repairs and restoration hereunder within 20 days after notice from Landlord of the same, Landlord shall have the right to perform such repairs and restoration at Tenant’s expense.

(c) Upon receipt by Depositary or Landlord, as the case may be, of evidence reasonably satisfactory to it that the Restoration has been completed and paid for in full and that there are no liens on the Premises as a result thereof, and after a copy of such evidence has been delivered to Landlord, the balance of the Restoration Funds shall be paid over to Tenant.

(d) In the event of a dispute over the amount or distribution of Restoration Funds, if Landlord and Tenant are unable to resolve such dispute within 15 days after notice of such dispute, the matter shall be submitted to arbitration in accordance with Article 21.

Section 22.07 Express Agreement to the Contrary. This Article 22 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLE 23

CONDEMNATION

Section 23.01 Taking. If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the Term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Base Rent and Additional Rent under Article 4 shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the Term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 25% of the Premises) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the Term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the Term and estate granted hereby shall terminate as of the date of such notice and all Base Rent and Additional Rent under Article 4 shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (a) the Term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Base Rent and Additional Rent under Article 4 shall be appropriately abated for the period from such date to the Expiration Date and (b) Landlord shall perform the work required to be performed by Landlord pursuant to Section 23.04 of this Lease. “Condemnation” means a total or partial taking in condemnation or by right of eminent domain.

Section 23.02 Condemnation Awards. In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from making a separate claim in any such condemnation proceeding to receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property and moving expenses, provided such compensation does not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and does not reduce the amount available to Landlord or materially delay the payment thereof.

Section 23.03 Temporary Taking. If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

Section 23.04 Restoration. In the event of any taking which does not result in termination of this Lease, (a) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property and Leasehold Improvements) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (b) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property and Leasehold Improvements, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

ARTICLE 24

REPRESENTATIONS BY LANDLORD

Section 24.01 Absence of Representations and Reliance. Except as expressly set forth in this Lease, Tenant agrees that no representations, statements, or warranties, express or implied, have been made by or on behalf of Landlord in respect of the Premises or the physical condition thereof or the Building or any of the mechanical, structural, electrical or other systems therein, the space or square footage therein, the laws, regulations, rules and orders applicable thereto or any other matter applicable to this Lease, that Tenant has relied on no such representations, statements or warranties and that neither Landlord nor Ground Lessor, nor any of their respective agents, shall in any event whatsoever be liable by reason of any claim of representation or misrepresentation or breach of warranty with respect thereto (except with respect to any representation expressly set forth herein).

ARTICLE 25

LIMITATION ON LIABILITY; CONSEQUENTIAL DAMAGES

Section 25.01 No Liability. (a) Neither Landlord, the Property Manager, Ground Lessor nor any Superior Party shall in any event whatsoever (unless, subject to Section 12.04, caused by such Person’s own negligence or willful misconduct) be liable for any injury, damage or loss to Tenant, or any Person claiming by, through or under Tenant, or any other Person claiming, happening on, in or about the Premises nor for any injury or damage to the Premises or to any property belonging to Tenant, or any Person claiming by, through or under Tenant, or any other Person, which may be caused by or result from (i) any fire or other casualty, (ii) any action of wind, water, lightning or any other of the elements, (iii) any use, misuse or abuse of the Real Property (including, but not limited to, any of the common areas within the Real Property, equipment, elevators, hatches, openings, installations, stairways, hallways, or other common facilities) by, or any other acts or negligence of, Tenant or any Subtenant, licensee, invitee or contractor of Tenant, any Subtenant or any other Person happening on, in or about the Premises, (iv) the condition of the Premises during the Term or any defect in the Land, the Building, any equipment, machinery, wiring, apparatus or appliances whatsoever now or hereafter situate in, at, upon or about the Premises, or any leakage, bursting or breaking up of the same, (v) theft or the other acts of third parties (including other tenants of the Building) or (vi) any failure or defect of water, heat, gas, chilled water, steam, electric light or power supply, or of any apparatus, machinery or appliance in connection therewith.

(b) Any dispute with respect to the granting of any consent or approval requested by Tenant of Landlord hereunder (where such consent or approval is expressly subject to a reasonableness requirement) shall be resolved by arbitration pursuant to Article 21. Tenant’s sole and exclusive remedy in the event it is ultimately determined in such arbitration that Landlord unreasonably denied or delayed such consent or approval shall be that such consent or approval by Landlord shall be deemed to have been given and, in no event, shall Tenant be entitled to any money damages or compensation of any kind for unreasonably denying or delaying any consent or approval.

Section 25.02 No Personal Liability of Landlord. (a) Notwithstanding anything to the contrary contained herein, none of the agreements, covenants, obligations or undertakings of the Landlord set forth in this Lease shall be binding personally, upon any direct or indirect, disclosed or undisclosed, officer, director, trustee, beneficiary, partner, member, principal, agent, attorney or shareholder of Landlord or of Landlord’s successors and assigns, but shall be deemed as covenants running with the Land, and Tenant agrees that, in the event it pursues any remedies available to it under this Lease, Tenant shall not have any recourse against any officer, director, trustee, beneficiary, partner, member, principal, agent, attorney or shareholder of Landlord or of Landlord’s successors and assigns, for any loss or claim for monetary damages resulting therefrom, it being agreed that Tenant’s sole recourse shall be to enforce any claims it may have against the interest of the Landlord in the Real Property and the net sale proceeds therefrom.

(b) Tenant shall look solely to Landlord’s interest in the Real Property and the net sale proceeds therefrom for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s officers, directors, trustees, beneficiaries, partners, members, principals, agents, attorneys or shareholders, direct or indirect, disclosed or undisclosed, or of Landlord’s successors or assigns, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

(c) If Landlord pursues any remedies available to Landlord under this Lease, Landlord shall not have any recourse against any officer, director, trustee, beneficiary, partner, member, principal, agent, attorney or shareholder of Tenant or of Tenant’s successors and assigns, for any loss or claim for monetary damages resulting therefrom.

Section 25.03 Consequential Damages. Except as provided in Section 28.02, neither Tenant nor Landlord shall be liable to the other for consequential damages in connection with any claims arising under this Lease.

ARTICLE 26

INDEMNIFICATION

Section 26.01 Indemnification by Tenant. Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord, the Property Manager, Ground Lessor or any Superior Mortgagee or any of their respective officers, directors, members, partners, or agents (collectively, “Indemnified Parties”, individually an “Indemnified Party”) to any liability or responsibility for injury or damage to persons or property, or to any liability by reason of any violation of any Legal Requirements, and Tenant shall exercise such control over the Premises so as to fully protect all Indemnified Parties against any such liability. Subject to the provisions of Section 12.04, Tenant shall indemnify and save all Indemnified Parties harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including reasonable engineers’, architects’ and attorneys’ fees and disbursements, which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of any of the following, except to the extent caused by the negligence or willful misconduct of such Indemnified Party:

(a) any work or thing done in, on or about the Premises or any part thereof by Tenant or any Subtenant, or any of their respective officers, agents, employees, contractors, invitees or licensees;

(b) the use of the Premises or any alteration, repair, condition, operation, maintenance or management, of the Premises or any part thereof by Tenant or any Subtenant, or any of their respective officers, agents, employees, contractors, invitees or licensees;

(c) any willful act, failure to act or negligence on the part of Tenant or any Subtenant or any of its or their respective officers, agents, employees, contractors, invitees or licensees;

(d) any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in or on the Premises or any part thereof during the

Term or at any time prior to the commencement of the Term or subsequent to the Expiration Date or sooner termination of the Term that Tenant or any Affiliate of Tenant, or their respective officers, agents, employees, contractors, invitees or licensees has been in or on the Premises;

(e) any failure on the part of Tenant to pay Rent or to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on Tenant’s part to be performed or complied with, and the proper exercise by Landlord of any remedy provided in this Lease or at law or in equity or otherwise with respect thereto;

(f) any lien or claim which may be alleged to have arisen against or on the Premises arising from any act or omission of Tenant or any Subtenant or their respective officers, employees, agents, suppliers, materialmen, mechanics, contractors, subcontractors or sub-subcontractors; and

(g) any failure on the part of Tenant to keep, observe or perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in any construction agreements, subleases or other contracts and agreements affecting the Premises, on Tenant’s part to be kept, observed or performed.

Section 26.02 No Effect of Insurance. Subject to Section 12.04, the obligations of Landlord and Tenant under this Article 26 shall not be affected in any way by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Premises.

Section 26.03 Tenant Indemnification Procedures. If any claim, action or proceeding is made or brought against any Indemnified Party against which such Indemnified Party is indemnified pursuant to Section 26.01, or any other provision of this Lease, then, (i) after demand by such Indemnified Party, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in such Indemnified Party’s name, if necessary, by the attorneys for Tenant’s insurance carrier (if such claim, action or proceeding is covered by insurance) or otherwise by such attorneys as Tenant shall select, subject to the approval of such Indemnified Party (not to be unreasonably withheld or delayed), and the approval of Ground Lessor (if required under the Ground Lease), respectively, (ii) Landlord shall reasonably cooperate (and shall cause the Indemnified Party to reasonably cooperate) at Tenant’s expense in the defense of such claim, and (iii) Tenant shall have the right to settle such claim without the consent of Landlord only if such settlement involves no admission of guilt or liability by any Indemnified Party and each Indemnified Party and their respective insurance carriers would be relieved of all liability in connection therewith. The foregoing notwithstanding, each Indemnified Party may engage its own attorneys to defend it or to assist in its defense provided, that in such Indemnified Party’s reasonable opinion, a conflict of interest would exist, with respect to such Indemnified Party, for the attorneys for Tenant’s insurance company or for such other attorneys as were selected by Tenant, in which event Tenant shall be required to pay the reasonable fees and disbursements of the attorneys of such Indemnified Party within 30 days after demand. In addition, and notwithstanding anything contained herein to the contrary, to the extent any Indemnified Party is a Superior Mortgagee and Landlord is required by the terms of the applicable Superior Mortgage to reimburse such Superior Mortgagee for or pay the attorneys’ fees or disbursements incurred by such Superior Mortgagee in connection with any such claim, action or proceeding, Tenant shall pay Landlord the same within 30 days after demand.

Section 26.04 Landlord Indemnification. Subject to the provisions of Section 12.04, Landlord shall indemnify and hold Tenant and its officers, directors, members, partners, beneficial owners and agents (collectively, the “Tenant Entities”) harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) suffered or asserted by third parties and incurred by reason of (a) any negligence or willful misconduct of Landlord or any Indemnified Party occurring at the Real Property, (b) the conduct or management of the common areas of the Building or of any business therein, or any work or thing done, or any condition created, in or about the common areas of the Building and (c) any default by Landlord in the performance of Landlord’s obligations under this Lease; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of any Tenant Entities.

Section 26.05 Landlord Indemnification Procedures. If any claim, action or proceeding is made or brought against any Tenant Entity against which such Tenant Entity is indemnified pursuant to Section 26.04, or any other provision of this Lease, then, (i) after demand by such Tenant Entity, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in such Tenant Entity’s name, if necessary, by the attorneys for Landlord’s insurance carrier (if such claim, action or proceeding is covered by insurance) or otherwise by such attorneys as Landlord shall select, subject to the approval of such Tenant Entity (not to be unreasonably withheld or delayed), (ii) Tenant shall reasonably cooperate (and shall cause the Tenant Entity to reasonably cooperate) at Landlord’s expense in the defense of such claim, and (iii) Landlord shall have the right to settle such claim without the consent of Tenant only if such settlement involves no admission of guilt or liability by any Tenant Entity and each Tenant Entity and their respective insurance carriers would be relieved of all liability in connection therewith. The foregoing notwithstanding, each Tenant Entity may engage its own attorneys to defend it or to assist in its defense provided, that in such Tenant Entity’s reasonable opinion, a conflict of interest would exist, with respect to such Tenant Entity, for the attorneys for Landlord’s insurance company or for such other attorneys as were selected by Landlord, in which event Landlord shall be required to pay the reasonable fees and disbursements of the attorneys of such Tenant Entity within 30 days after demand.

Section 26.06 Survival of this Article. The provisions of this Article 26 shall survive the Expiration Date or earlier termination of this Lease with respect to any liability, suit, obligation, fine, damage, penalty, claim, cost, charge or expense arising out of or in connection with any action or failure to take action or any other matter occurring during the Term of this Lease.

ARTICLE 27

OFAC PROVISIONS

Section 27.01 Tenant OFAC Provisions. (a) Tenant represents and warrants that to its actual knowledge (x) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (y) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (z) Tenant has implemented procedures, and will consistently apply those procedures, to ensure that the foregoing representations and warranties remain true and correct at all times following the execution and delivery of this Lease and throughout the Term. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant shall (i) comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 27.01(b) or the preceding Section 27.01(a) are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease, and (iv) at the request of Landlord, provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a default of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a default of this Lease.

(d) In connection with this Lease or any proposed assignment of this Lease or sublease, Tenant shall provide to Landlord the names of the persons holding an ownership interest in Tenant or any proposed assignee or sublessee, as applicable, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001), as amended.

Section 27.02 Landlord OFAC Provisions. (a) Landlord represents and warrants that to its actual knowledge (x) Landlord and each person or entity owning an interest in Landlord is (i) not currently identified on the List and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (y) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that this Lease is in violation of law and (z) Landlord has implemented procedures, and will consistently apply those procedures, to ensure that the foregoing representations and warranties remain true and correct at all times following the execution and delivery of this Lease and throughout the Term.

(b) Landlord covenants and agrees (i) to comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Tenant in writing if any of the representations, warranties or covenants set forth in this Section 27.02(b) or the preceding Section 27.02(a) are no longer true or have been breached or if Landlord has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any Prohibited Person (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Tenant under this Lease, and (iv) at the request of Tenant, to provide such information as may be requested by Tenant to determine Landlord’s compliance with the terms hereof.

(c) Landlord hereby acknowledges and agrees that Landlord’s inclusion on the List at any time during the Term shall be a material default of this Lease.

(d) In connection with this Lease or any proposed assignment of this Lease, Landlord shall provide to Tenant the names of the persons holding an ownership interest in Landlord or any proposed assignee, as applicable, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001), as amended.

ARTICLE 28

SURRENDER OF PREMISES AND HOLDOVER

Section 28.01 Surrender. Upon the expiration or sooner termination of this Lease with respect to all or part of the Premises, or upon re-entry by Landlord upon the Premises pursuant to Article 20 hereof, Tenant, at Tenant’s expense, shall quit and surrender the Premises to Landlord in good order, condition and repair, ordinary wear and tear, Casualty and Condemnation and other damage for which Tenant is not responsible hereunder excepted, and with all Tenant’s Property removed, and all Specialty Alterations required to be removed pursuant to Section 14.07 removed, and any damage repaired, and Tenant shall deliver the Premises to Landlord free and clear of all lettings, occupancies, liens and encumbrances other than those, if any, existing at the date hereof, created by Landlord. Tenant hereby waives any notice now or hereafter required by law with respect to vacating the Premises on any such expiration or termination date.

Section 28.02 Holding-Over. (a) In the event of any holding-over by Tenant after the expiration or termination of this Lease without the consent of Landlord, such holdover tenancy shall be upon all of the terms of this Lease as applied during the Term except that Landlord shall not be required to perform any work, furnish any materials or make any repairs (other than maintenance and base Building cleaning as is required under this Lease) within the Premises during the holdover tenancy and except that Tenant shall:

(i) pay as Base Rent for each month of the holdover tenancy (which shall be in addition to all Additional Rent including the Additional Rent payable under Article 4 and Tenant’s Electricity Payment) an amount equal to 150% for the initial 60 days and thereafter 200%, of the greater of (x) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) and (y) the Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and

(ii) if such holdover extends for more than 60 days, be liable to Landlord for (x) any payment or rent concession which Landlord may be required to make or give to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant or otherwise as a result of such holding-over by Tenant and (y) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant.

No holding-over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding-over following the expiration or earlier termination of this Lease without the consent of Landlord for more than 60 days, Tenant shall indemnify and hold harmless Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises effective at any time during Tenant’s holding-over. Anything in this Article 28 to the contrary notwithstanding, the acceptance of any rent paid by Tenant pursuant to this Section 28.02 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 223- C of the Real Property Law of the State of New York and any successor law of like import. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any similar successor law of the same import then in force in connection with any holdover proceedings which Landlord may institute to enforce the provisions of this Article 28 or the provisions of Article 15. The provisions of this Article 28 shall survive the expiration or earlier termination of this Lease.

ARTICLE 29

SECURITY DEPOSIT

Section 29.01 Letter of Credit. Tenant has delivered to Landlord as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank reasonably approved by Landlord (the “Issuing Bank”), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form attached to this Lease as Exhibit G or in such other form reasonably acceptable to Landlord, (iii) be for the account of Landlord, (iv) be in the amount of $527,902.50 (the “Security Deposit”), (v) except as otherwise provided in this Section 29.01, conform and be subject to Uniform Customs and Practice for Documentary Credits, International Chamber of

Commerce, Publication No. 590, (vi) be fully transferable by Landlord without any fees or charges therefor, (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation of a sight draft only to an office of the Issuing Bank in the Borough of Manhattan (or outside the Borough of Manhattan in the Continental United States if the Letter of Credit permits such drafts to be presented and the Letter of Credit to be drawn on via nationally recognized overnight courier or facsimile transmission), (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year thereafter during the Term of this Lease, unless the Issuing Bank shall send written notice (the “Non-Renewal Notice”) to Landlord (a) by registered or certified mail, return receipt requested, or (b) by nationally recognized overnight courier service (such as Federal Express) with verification of delivery requested, in either case, not less than 45 days preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on an office of the Issuing Bank in the Borough of Manhattan (or outside the Borough of Manhattan in the Continental United States if the Letter of Credit permits such drafts to be presented and the Letter of Credit to be drawn on via nationally recognized overnight courier or facsimile transmission), to receive the monies represented by the then existing Letter of Credit, and to hold such proceeds in a cash security deposit in accordance with this Article 29, and (ix) with respect to the Letter of Credit applicable to the last year of the Term, shall have an expiration date of not earlier than 60 days after the Expiration Date. The Issuing Bank shall have combined capital, surplus and undivided profits of at least $1 billion, a financial strength rating of at least “B”, and a long-term bank deposit rating of at least “Aa”, as published by Moody’s Investors Services, Inc., or its successor (collectively, the “Issuing Bank Criteria”). If at any time during the term, the Issuing Bank does not maintain the Issuing Bank Criteria, then Landlord may so notify Tenant and, unless Tenant delivers a replacement Letter of Credit from another commercial bank approved by Landlord meeting the Issuing Bank Criteria within 45 days after receipt of such notice, Landlord may draw the full amount of the Letter of Credit and hold the proceeds in a cash security deposit in accordance with this Article 29. If, at any time, Landlord is holding proceeds of the Letter of Credit as a cash security deposit Tenant shall, within 30 days after demand by Landlord, replace such cash security deposit with a Letter of Credit (it being understood and agreed that Landlord shall, at all times, be entitled to be holding a Letter of Credit in the full amount of the Security Deposit issued by a Bank satisfying the Issuing Bank Criteria).

Section 29.02 Draws. If Tenant defaults in the full and prompt payment and performance of any of Tenant’s covenants and obligations under this Lease beyond applicable notice and grace periods, including, but not limited to, the payment of Base Rent and Additional Rent, Landlord may, but shall not be required to, draw the entire amount or any portion of the Letter of Credit and use, apply or retain the whole or any part of such proceeds or the whole or any part of any cash security deposit Landlord is holding to the extent required for the payment of any Base Rent and Additional Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the re-letting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord applies or retains any portion or all of the proceeds of the Letter of Credit, Tenant shall within 5 days after demand restore the amount so applied or retained by delivering an additional or new Letter of Credit so that, at all times, the amount of the Security Deposit shall be not less than the amount set forth in Section 29.01 hereof, failing which Landlord shall have the same rights and remedies as for an Event of Default. Provided there is no uncured default, any balance of the proceeds of the Letter of Credit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter(s) of Credit, shall be returned to Tenant after the Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Lease.

Section 29.03 Transfer. In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall have the right to transfer the Letter(s) of Credit or any portion(s) thereof to the vendee, transferee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the new landlord for the return or payment of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successor in the Building, whether in whole or in part, pay over any unapplied part of such security to any vendee, transferee or lessee of the Building and shall thereupon be relieved of all liability with respect thereto. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the Letter(s) of Credit deposited herein as security or any interest therein to which Tenant is entitled, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit, or the remaining balance thereof, Landlord may return the Letter(s) of Credit to the original Tenant regardless of one or more assignments of this Lease.

Section 29.04 Bankruptcy. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, or any Guarantor of Tenant hereunder, the Letter(s) of Credit shall be deemed to be applicable to the payment of the Base Rent and Additional Rent due to Landlord for periods prior to the institution of such proceedings, and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord’s damages, including any unpaid Base Rent and Additional Rent due to Landlord accruing after the institution of such proceedings and any other amounts owing to Landlord arising after the institution of such proceedings.

ARTICLE 30

INTEGRATION; CONFLICT WITH EXHIBITS

Section 30.01 Integration. All understandings and agreements heretofore had between the parties hereto with respect to the matters covered by this Lease are merged in this Lease (including the Exhibits annexed hereto).

Section 30.02 Conflict with Exhibits. If there shall be any conflict between an Article of this Lease (or any provision in an Article) and an Exhibit annexed to this Lease (or any provision in an Exhibit), the Article (or the provision therein) shall prevail.

ARTICLE 31

NOTICES

Section 31.01 Notices. (a) Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable Legal Requirements (collectively, “Communications”) shall be in writing (whether or not so stated elsewhere in this Lease), except in instances where the provisions of this Lease may expressly permit an oral Communication, and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, postage prepaid and return receipt requested, posted in a United States post office station or letter box in the continental United States, (ii) nationally recognized overnight courier (e.g. Federal Express) with verification of delivery requested or (iii) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

(i) If to Landlord:

WFP Tower D Co. L.P.

c/o Brookfield Financial Properties, L.P.

250 Vesey Street, 15th Floor

New York, New York 10281-1023

Attention: Senior Vice President - Director of Leasing

with copy to:

WFP Tower D Co. L.P.

c/o Brookfield Financial Properties, L.P.

250 Vesey Street, 15th Floor

New York, New York 10281-1023

Attention: General Counsel

with copy to:

Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Meyer Last, Esq.

(ii) If to Tenant

Olapic, Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281

Attention: Office Manager

with copy to:

Olapic, Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281

Attention: General Counsel

and an additional copy to:

Mintz & Gold LLP

600 Third Avenue, 25th Floor

New York, New York 10017

Attention: Alan Katz, Esq.

(b) All Communications shall be deemed to have been duly given, rendered or made (x) if mailed, on the third Business Day following the day so mailed, unless mailed to a location outside the State of New York, in which case it shall be deemed to have been given, rendered or made on the fourth Business Day after the day so mailed, (y) if sent by nationally recognized overnight courier, on the first Business Day following the day sent or (z) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable). Either party may, by written notice given as aforesaid, designate a different address or addresses for Communications intended for it. Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be hand delivered to Tenant at the Premises; provided, that the same notice is also sent in the manner set forth above. During a postal strike, Communications shall not be sent by mail.

(c) Notices hereunder from Landlord may be given by the Property Manager, or by Landlord’s attorney. Notices hereunder from Tenant may be given by Tenant’s attorney.

(d) In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in this Section.

(e) Notwithstanding the provisions of this Section 31.01, bills and statements may be rendered by delivering them to Tenant at the Premises without the necessity of a receipt and without providing a copy to any other Person or address.

ARTICLE 32

MISCELLANEOUS

Section 32.01 Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. Wherever in this Lease it is provided for any action to be taken at Tenant’s or Landlord’s cost or expense, such action shall be taken at Tenant’s or Landlord’s sole cost and expense, as applicable. The words “herein”, “hereof”, “hereunder” and “hereto” when used in this Lease refer to this Lease in its entirety and not solely to any specific Article, Section, subsection, sentence, paragraph or other portion of this Lease.

Section 32.02 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

Section 32.03 Successors and Assigns. Except as otherwise expressly provided in this Lease, the provisions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, that (i) no violation of the provisions of Article 10 shall operate to vest any rights in any successor or assignee of Tenant, and (ii) the provisions of this Section 32.03 shall not be construed to be a consent by Landlord to an assignment of this Lease by Tenant.

Section 32.04 No Third-Party Rights. The provisions of this Lease are intended to be for the sole benefit of the parties hereto and their respective successors and permitted assigns, and none of the provisions of this Lease are intended to be, nor shall they be construed to be, for the benefit of any third party.

Section 32.05 No Recording. Neither party shall record this Lease without the prior consent of the other party, unless the recording of this Lease shall be required by a Superior Party.

Section 32.06 Withholding and Delaying Consents, Etc. In any instance in this Lease where a consent or approval is not to be unreasonably withheld, then it shall also not be unreasonably delayed or conditioned. Except as otherwise expressly set forth in this Lease to the contrary, wherever in this Lease (i) the consent or approval of Landlord is required, such consent or approval may be given or withheld by Landlord in its sole and absolute discretion, and (ii) provision is made for Landlord to exercise its judgment or discretion or to determine whether any matter is satisfactory to Landlord, such judgment and discretion may be exercised, and such determination may be made, in Landlord’s sole and absolute discretion.

Section 32.07 Estoppel Certificates. (a) Tenant agrees at any time and from time to time upon not less than 10 Business Days prior notice by Landlord to execute, acknowledge and deliver to Landlord or any other party specified by Landlord a statement in writing certifying that, as of the date of such statement, this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), the Commencement Date, the Rent Commencement Date, the Expiration Date, and the date to which each obligation constituting the Rent has been paid, stating whether or not to the actual then current knowledge of Tenant (i) there is a continuing default by Landlord in the performance or observance of any covenant, agreement or condition contained in this Lease to be performed or observed by Landlord, or (ii) there shall exist any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which Tenant may have knowledge. Tenant also shall include or confirm in any such statement such other information concerning this Lease as Landlord may reasonably request. Such statement shall be binding upon Tenant and may be relied upon by (x) any then-existing or prospective mortgagee or other lender, assignee or purchaser of all or a portion of Landlord’s interest in this Lease or of all or a portion of any Person directly or indirectly owning an interest in Landlord and (y) the then Ground Lessor, and any prospective successor to Ground Lessor, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed.

(b) Landlord agrees at any time and from time to time upon not less than 10 Business Days prior notice by Tenant to execute, acknowledge and deliver to Tenant or any other party specified by Tenant a statement in writing certifying that, as of the date of such statement, this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting the Rent has been paid, and stating whether or not to the actual then current knowledge of Landlord (i) there are any continuing Events of Default or (ii) there shall exist any event which, with the giving of notice or the passage of time or both, would become an Event of Default, and, if so, specifying each such Event of Default or event of which Landlord may have knowledge. Such statement shall be binding upon Landlord but may be relied upon only by Tenant and by any prospective permitted Subtenant or assignee of Tenant’s interest in this Lease.

Section 32.08 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be reasonably requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 32.08 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution) in the Project.

Section 32.09 Labor Harmony. Tenant agrees that (a) it will not cause or contribute to (by the performance of any Alteration or otherwise) any labor dispute in or about the Building and that no Person, material or equipment used by Tenant, its employees or agents in or about the Premises, the Building or the Project will be such as, in Landlord’s reasonable judgment, will disturb harmony with any Person or trade engaged in performing any work, labor or services in or about the Premises, the Building or the Project or cause or contribute to any work stoppage, labor disruption or labor dispute (including any picketing or other demonstrations), and (b) that any Person employed or retained by Tenant shall promptly inform Landlord of any labor or other dispute which could interfere with the performance of any labor, work or service in or about the Premises, the Building or the Project and shall cooperate with Landlord in disposing of any such dispute. In furtherance of the foregoing, but not in limitation thereof, Tenant shall immediately stop the performance of any Alterations if Landlord notifies Tenant that continuing such Alterations would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building or Project. Without limiting the foregoing provisions of this Section 32.09, Tenant agrees that it shall employ only contractors and subcontractors affiliated with the local unions listed on Exhibit H annexed hereto and made a part hereof for any and all construction work, including, without limitation, all Alterations performed by or on behalf of Tenant in the Building.

Section 32.10 Certain Tax Matters. If Landlord or any Affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (a) Landlord shall credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (b) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provisions of such service

Section 32.11 Benefits. (a) Landlord hereby agrees to provide Tenant with such cooperation (herein called “Landlord’s Benefits Cooperation”) as may reasonably be requested by Tenant to assist Tenant in obtaining any tax or utility benefits or other municipal incentives (herein collectively called “Benefits”) as may be available to Tenant from any governmental or quasi-governmental agency or any public utility or alternate provider, upon reasonable prior notice from Tenant (and otherwise in accordance with the time periods established by such agency, utility or provider). Landlord shall provide Landlord’s Benefits Cooperation to Tenant regardless of whether Tenant may be entitled to such Benefits “as of right”; provided, that the receipt by Tenant of such Benefits would not reduce or otherwise adversely affect the eligibility of Landlord to receive any incentives, subsidies, refunds or payments (other than Benefits previously disclosed by Tenant in writing to Landlord). Landlord’s Benefits Cooperation shall be provided subject to the indemnity to be provided by Tenant pursuant to Section 26.01. Nothing contained herein shall require Landlord to cooperate with Tenant with respect to any Benefits to the detriment of any other tenant in the Building; provided, that with respect to Landlord’s cooperation with tenants related to Benefits, Landlord’s cooperation shall be provided on a first-come first-served basis. Landlord shall pass through to Tenant the amount of any such benefit, incentive or entitlement for which Tenant qualifies to the extent the same is received by Landlord.

(b) Nothing contained in this Section 32.11 shall be deemed in any event to require Landlord, in order to establish Tenant’s eligibility for any Benefits, to (i) effect any change in the ownership of the Building or the Project, (ii) convert all or a portion of the Building or the Project to a condominium unit, (iii) agree to a change in the structure of this Lease, (iv) perform or incur any costs for any alterations or improvements to the Premises or the Building or the Project, except to the extent specifically required pursuant to the terms of this Lease, (v) change the manner in which Landlord operates the Building or the Project or performs alterations or improvements therein, or (vi) require Landlord to take any action which in Landlord’s reasonable judgment is likely to adversely impact Landlord’s or any Affiliate of Landlord’s ability to qualify for any benefit for the Building, the Real Property or the Project or otherwise have an adverse effect on Landlord or such Affiliate).

(c) Any Benefits obtained pursuant to this Section 32.11 shall be for the benefit of Tenant.

(d) Notwithstanding anything contained in this Section 32.11, Landlord makes no representation or warranty as to the amount of any Benefits that may be received by Landlord or Tenant. In the event that Landlord shall default in the performance or observance of any of the covenants, terms, provisions or conditions on its part to be performed or observed under this Section 32.11, this Lease shall remain unaffected thereby and shall continue in full force and effect, and Landlord’s liability for such default, if any, shall be limited to the payment of damages which shall in no event exceed the aggregate amount of the Benefits to which Tenant would have been entitled, together with interest at the Interest Rate, but for such default and any attorneys’ fees and disbursements Tenant would be entitled to pursuant to Section 32.11.

(e) Tenant shall pay to Landlord, as Additional Rent hereunder, within 30 days after rendition of a statement therefor, the amount of any out-of-pocket costs reasonably incurred by Landlord in connection with any Landlord’s Benefits Cooperation requested by Tenant, including, without limitation, the amount of any administrative charges or fees imposed by the New York City Department of Finance or any other governmental agency or any public utility or alternate provider in connection with such Landlord’s Benefits Cooperation. Landlord shall not hire any third-party consultants to assist Landlord in Landlord’s Benefits Cooperation without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Tenant shall cooperate with Landlord in all reasonable respects (including, without limitation, joining in and promptly executing any applications or other documentation to an applicable governmental entity in connection with seeking to obtain benefits, incentives or entitlements under a particular program; provided, that applicable program requires such party to join in any such application or documentation) with efforts to obtain any available governmental benefits, incentives or entitlements.

Section 32.12 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

Section 32.13 Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent.

Section 32.14 Confidentiality. Tenant and Landlord shall keep the economic and other material provisions of this Lease, and all negotiations with respect hereto, confidential. Without the prior written consent of Landlord or Tenant, neither party, nor any of its partners, officers, shareholders, directors, members, employees or representatives, shall disclose, divulge, communicate or otherwise reveal to any person, the economic or other material provisions of this Lease, and all negotiations with respect hereto, except (a) to the extent legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such provisions, (b) as to the disclosure, divulgence, communication or other revelation to attorneys, accountants or other professional consultants or advisors of Landlord or Tenant or subtenants or assignees pursuant to Article 10 hereof with respect to which such disclosure shall be necessary and (c) to the extent required by securities laws or compliance with other laws or the compliance provisions of any legal authority, or any securities, bond or commodities exchange. The provisions of this Section 32.14 shall survive the termination of this Lease.

Section 32.15 Floor Plans. Tenant acknowledges that it has been informed by Landlord that the floor plans attached to this Lease as Exhibit B are solely for the purpose of identifying the Premises. Landlord has made no representation as to the exact dimensions of and/or the Rentable Square Feet contained in the Premises.

Section 32.16 No Oral Modification. This Lease may not be modified or amended orally but only by way of a written instrument executed and delivered by each of the parties hereto.

Section 32.17 Counterparts; Electronic Signatures. This Lease may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart of this Lease may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart of this Lease identical thereto except having an additional signature page executed by the other party to this Lease attached thereto. Any counterpart of this Lease may be delivered via facsimile, email or other electronic transmission, and shall be legally binding upon the parties hereto to the same extent as originals.

Section 32.18 No Obligation to Litigate. Wherever in this Lease Landlord has agreed to use, or is required to use, Landlord’s reasonable efforts, in no event shall the same require or be construed or interpreted to require Landlord to commence, prosecute or otherwise participate in any legal or other proceedings except to the extent otherwise expressly provided in this Lease to the contrary.

Section 32.19 No Memorandum of Lease. Tenant shall not record this Lease nor any short form or memorandum of lease, nor any amendment or modification of this Lease.

ARTICLE 33

RENEWAL OPTION

Section 33.01 Renewal Option. (a) Subject to the provisions of Section 33.01(b) of this Lease, provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, and (ii) no Event of Default shall exist, and (iii) Tenant (together with its Affiliates and Permitted Occupants) shall be physically occupying at least 75% of the Premises, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for 1 period of 5 years (the “Renewal Term”). If Tenant shall exercise the Renewal Option, the term thereof shall commence on the day immediately following the Expiration Date and end on (x) the day preceding the 5th (5th) anniversary of the commencement date of the Renewal Term.

(b) The Renewal Option shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) on or before the date that is 18 months prior to the then current Expiration Date. Time is of the essence with respect to the giving of the Renewal Notice by such date. If Tenant shall fail to duly exercise the Renewal Option pursuant to this Section 33.01(b), this Article 33 shall have no force or effect and shall be deemed deleted from this Lease.

Section 33.02 Renewal Rent and Other Terms. (a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Base Rent shall be as determined pursuant to the further provisions of this Section 33.03; (ii) Tenant shall accept the Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work, to pay any work allowance, contribution or any other amount or to render any services to make the Premises ready for Tenant’s use and occupancy or to provide any abatement of Base Rent or Additional Rent, in each case with respect to the Renewal Term; (iii) the Base PILOT Amount for the Renewal Term shall be the PILOT for the PILOT Year ending immediately before the commencement date of the Renewal Term, (iv) the Base Operating Amount for the Renewal Term shall be the Operating Expenses for the Lease Year ending immediately before the commencement of the Renewal Term, and (v) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term.

(b) The annual Base Rent for the Premises for the Renewal Term shall be the Fair Market Rent for the Renewal Term.

(c) “Fair Market Rent” means the base or fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all then relevant factors.

(d) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”), at least 120 days before the Expiration Date of Landlord’s determination of the Fair Market Rent (“Landlord’s Determination”) for the Renewal Term. Tenant shall notify Landlord (“Tenant’s Notice”), within 30 days after Tenant’s receipt of the

Rent Notice, whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent (“Tenant’s Determination”). If Tenant fails to give Tenant’s Notice within such 30 day period, or if Tenant gives Tenant’s Notice within such 30 day period but fails to set forth therein Tenant’s Determination, then Tenant shall be deemed to have accepted Landlord’s Determination.

(e) (i) If Tenant timely disputes Landlord’s Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by arbitration in the City of New York by a panel of 3 arbitrators, as set forth in this Section 33.03(e), each of whom shall be licensed real estate brokers having the qualifications described in Sections 21.01(f) and 33.03(e)(iv) and the third arbitrator shall be independent. Tenant shall initiate the arbitration process by giving notice to that effect to Landlord within 30 days after the giving of Tenant’s Notice, which notice shall include the name and address of Tenant’s designated arbitrator. If Tenant fails to give such notice within such 30 day period, then Tenant shall be deemed to have accepted Landlord’s Determination. Within 30 days after the designation of Tenant’s arbitrator, Landlord shall give notice to Tenant of the name and address of Landlord’s designated arbitrator. If Landlord shall fail timely to appoint an arbitrator, then Tenant may request the AAA to appoint an arbitrator on Landlord’s behalf. Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial. If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period. If no such third arbitrator shall have been appointed within such 30 day period, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

(ii) Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration. The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the Initial Meeting.

(iii) There shall be no discovery in the arbitration. Thirty days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements which shall include Landlord’s Determination and Tenant’s Determination. Opening written pre-hearing statements shall not exceed 20 pages in length. Two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements. Rebuttal written pre-hearing statements shall not exceed 10 pages in length. Ten days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony. One week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing. Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings. Closing arguments shall be heard immediately following conclusion of all testimony. The proceedings shall be recorded by stenographic means. Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination.

The arbitrators shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrators shall not extend the hearing beyond two days. Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(iv) The determination of the Fair Market Rent by the third arbitrator shall be either the amount set forth in Landlord’s Determination or the amount set forth in Tenant’s Determination, whichever one more closely represents the Fair Market Rent of the Premises. The third arbitrator may not select any other amount as the Fair Market Rent. The fees and expenses of any arbitration pursuant to this Section 33.03(e) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. Each arbitrator shall be a licensed real estate broker having at least 10 years experience in leasing space in first class office buildings in Manhattan which are similar to the Building. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent. Landlord and Tenant hereby (A) agree that any decision rendered in any arbitration held pursuant to this Section 33.03(e) shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court, and (B) consent to the entry of any such order of judgment.

(f) If Tenant disputes Landlord’s Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Base Rent for the Renewal Term, an amount equal to Landlord’s Determination. If the resolution of such dispute shall be in favor of Tenant, then within 30 days after the final determination of Fair Market Rent, Landlord shall refund to Tenant any over payment or credit Tenant against Rent next coming due, at Landlord’s option.

(g) It is an express condition of the Renewal Option granted to Tenant pursuant to the terms of this Article 33 that time is of the essence with respect to Tenant’s exercise of such Renewal Option by the date, and the giving of Tenant’s Notice pursuant to Section 33.03(d) of this Lease within the time period, specified in this Article 33.

(h) The rights granted to Tenant under this Article 33 are personal to the Tenant named in this Lease (or its Successor Entity) and may not be exercised by any other Tenant.

(i) The termination of this Lease during the initial Term shall also terminate and render void any unexercised option or right granted on Tenant’s part to extend the Term of this Lease pursuant to this Article 33. Nothing contained in this Article 33 shall prevent Landlord from exercising any right granted to or reserved by Landlord in this Lease to terminate this Lease. None of Tenant’s options set forth in this Article 33 may be severed from this Lease or separately sold, assigned or transferred.

ARTICLE 34

TERRACE

Section 34.01 Terrace. (a) Tenant shall have the right to exclusively use in accordance with applicable Legal Requirements the setback located on the 4th floor of the Building and shown on Exhibit I annexed hereto (the “Terrace”). There shall be no charge to Tenant (other than as set forth in this Section 34.01) for the rights granted under this Article 34. Tenant, at Tenant’s expense, may construct a roof deck on the Terrace and make such other Alterations thereto as Tenant may desire, including, without limitation, adding an additional entry point, subject to the approval of Ground Lessor (to the extent required under the Ground Lease) and Landlord’s approval in accordance with Article 14 above and the other applicable provisions of this Lease. The air intake and exhaust ducts on the Terrace shall not be relocated in connection with the construction of such roof deck and Tenant’s use of the Terrace in accordance with the provisions of this Article 34 and Tenant’s installations on, and use of, the Terrace shall not interfere with the air flow requirements of such ducts.

(b) Use of the Terrace shall be subject to the reasonable rules and regulations promulgated by Landlord from time to time in accordance with the provisions of Article 13 above.

(c) All furniture, furnishings, or related installations on the Terrace shall be subject to the approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed (it being agreed that Landlord may, among other things, consider the height of such furniture, furnishings or related installations in determining whether to grant such approval) (and the approval of Ground Lessor, to the extent required under the Ground Lease). All such furniture, furnishings, or related installations shall be installed in such a manner so that they are securely affixed to the Terrace to the extent required by any applicable Legal Requirements or insurance requirements and such manner of installation shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

(d) Smoking is prohibited at all times throughout the Terrace.

(e) Alcoholic beverages may be served or consumed in the Terrace; provided, that (i) such use of alcoholic beverages shall not violate any certificate of occupancy for the Building, (ii) such use of alcoholic beverages shall not interfere with or disturb other tenants or occupants of the Building beyond a de minimis extent, (iii) such use of alcoholic beverages is in accordance with all applicable Legal Requirements and Tenant shall have obtained one or more liquor licenses with respect thereto to the extent required by applicable Legal Requirements, and (iv) Landlord shall have no liability in connection therewith, except to the extent deriving from the negligence or willful misconduct of a Landlord Party.

(f) Tenant may only use the Terrace for uses incidental to Tenant’s or any permitted subtenant’s ordinary conduct of business in the Premises as permitted by this Lease and in all events for purposes and in a manner consistent with the character of the Building as a first class office building in downtown Manhattan and comparable terrace space in first class office buildings in downtown Manhattan with due regard to the fact that activities conducted thereon will be visible to other tenants in the Building.

(g) Tenant shall indemnify Landlord and maintain insurance with respect to Tenant’s usage of the Terrace in accordance with Tenant’s obligations under Articles 12 and 26 of this Lease as if the Terrace were part of the Premises during the period of Tenant’s usage thereof.

(h) Tenant shall be responsible for all Persons (other than Landlord and Landlord’s agents, employees and contractors) using the Terrace by, through or under Tenant.

(i) Use of the Terrace by any Tenant Party shall in no way interfere with or disturb the operation or maintenance of the Building or the other tenants and occupants of the Building or their use and occupancy thereof, in each case beyond a de minimis extent;

(j) Tenant shall take all necessary steps to minimize noise emanating from the Terrace to portions of the Building that are not leased by Tenant, and in no event shall Tenant permit music (live or recorded) or other amplified sounds to be played, performed or made on or from the Terrace that interferes with other tenants or occupants of the Building;

(k) Landlord, at Tenant’s expense, shall promptly repair all damage to the (i) Terrace and other portions of the Building in either case caused by Tenant’s or any other Tenant Party’s use of the Terrace, including, without limitation, moving and removing materials, supplies and other property to and from the Terrace and (ii) the roof membrane of the Terrace, provided that in each case, Landlord’s charges to Tenant therefor are commercially reasonable. Tenant shall pay to Landlord, within 30 days after delivery by Landlord to Tenant of an invoice therefor (together with reasonable supporting documentation for the charges set forth therein, if available) all costs and expenses reasonably incurred by Landlord in connection with such repair.

(l) Tenant, at Tenant’s expense, shall clean and maintain the Terrace in a manner consistent with the character of the Building as a first class office building in downtown Manhattan.

Landlord makes no representations or warranties whatsoever as to the permissibility of the use of the Terrace under applicable Legal Requirements or the suitability of the Terrace for any particular use thereof other than that, as of the date of this Lease, the use of the Terrace as contemplated in this Article 34 is permitted in accordance with applicable Legal Requirements.

Section 34.02 Tenant Events. If Tenant is hosting an event at the Premises or on the Terrace and at which Tenant reasonably expects to have at least 15 invitees, Tenant shall give to Landlord at least 5 Business Days prior notice of such event. If Landlord reasonably believes that additional personnel in the lobby of the Building are required in order to facilitate the entrance and check in of such invitees into the Building, then at Landlord’s option, Landlord shall either supply such additional personnel at Tenant’s expense (and the cost therefor shall be paid by Tenant to Landlord within 30 days after delivery by Landlord to Tenant of an invoice therefor (together with reasonable supporting documentation for the charges set forth therein, if available), or require Tenant, at Tenant’s expense, to supply such personnel.

IN WITNESS WHEREOF, the parties hereto have set their hands hereunto as of the date first hereinabove set forth.

LANDLORD:

WFP TOWER D CO. L.P.

By: WFP Tower D Co. G.P. Corp., its general partner

By:	/s/ Jeremiah B. Larkin
	Name:	Jeremiah B. Larkin
	Title:	Executive Vice President Director of Leasing

TENANT:

OLAPIC, INC.

By:	/s/ Pau Sabria
	Name:	Pau Sabria
	Title:	President and Chief Executive Officer

Tenant’s Federal Identification Number: 27-0684696